UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

ELI LILLY AND COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2008 Annual Meeting and Proxy Statement
March 10, 2008
Dear Shareholder:
You are cordially invited to attend our annual meeting of shareholders on Monday, April 21, 2008, at the Lilly Center Auditorium, Lilly Corporate Center, Indianapolis, Indiana, at 11:00 a.m. EDT.
     The notice of meeting and proxy statement that follow describe the business we will consider at the meeting. Your vote is very important. I urge you to vote by mail, by telephone, or on the Internet in order to be certain your shares are represented at the meeting, even if you plan to attend.
     Please note our procedures for admission to the meeting described on page 5.
     I look forward to seeing you at the meeting.
Sidney Taurel
Chairman of the Board and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held April 21, 2008.
The annual report and proxy statement are available at http://www.lilly.com/investor/annual_report/lillyar2007.pdf

Notice of Annual Meeting of Shareholders
April 21, 2008
The annual meeting of shareholders of Eli Lilly and Company will be held at the Lilly Center Auditorium, Lilly Corporate Center, Indianapolis, Indiana, on Monday, April 21, 2008, at 11:00 a.m. EDT for the following purposes:
•	to elect four directors of the company to serve three-year terms

•	to ratify the appointment by the audit committee of Ernst & Young LLP as principal independent auditors for the year 2008

•	to approve amendments to the articles of incorporation to provide for the declassification of the board of directors

•	to approve amendments to the articles of incorporation to provide for election of directors by majority vote

•	to amend the company’s 2002 Lilly Stock Plan

•	to consider and vote on a shareholder proposal regarding the international outsourcing of animal research

•	to consider and vote on a shareholder proposal requesting that the company amend its articles of incorporation to allow shareholders to amend the company’s bylaws by majority vote

•	to consider and vote on a shareholder proposal requesting that the board of directors adopt a simple majority vote standard for certain matters other than the election of directors

•	to consider and vote on a shareholder proposal requesting that the company prepare a semiannual report on its political contributions.
     Shareholders of record at the close of business on February 15, 2008, will be entitled to vote at the meeting and at any adjournment of the meeting.
     Attendance at the meeting will be limited to shareholders, those holding proxies from shareholders, and invited guests from the media and financial community. A page at the back of this proxy statement contains an admission ticket. If you plan to attend the meeting, please bring this ticket with you.
     This combined proxy statement and annual report to shareholders and the proxy are being mailed on or about March 10, 2008.
By order of the board of directors,
James B. Lootens
Secretary
March 10, 2008
Indianapolis, Indiana

General Information
Why did I receive this proxy statement?
The board of directors of Eli Lilly and Company is soliciting proxies to be voted at the annual meeting of shareholders (the annual meeting) to be held on Monday, April 21, 2008, and at any adjournment of the annual meeting. When the company asks for your proxy, we must provide you with a proxy statement that contains certain information specified by law.
What will the shareholders vote on at the annual meeting?
Nine items:
•	election of directors

•	ratification of the appointment of principal independent auditors

•	amending the company’s articles of incorporation to provide for declassification of the board

•	amending the company’s articles of incorporation to provide for election of directors by majority vote

•	amending the company’s stock plan

•	a shareholder proposal on international outsourcing of animal research

•	a shareholder proposal on allowing shareholders to amend the company’s bylaws

•	a shareholder proposal on adopting a simple majority vote standard for matters other than election of directors

•	a shareholder proposal requesting a semiannual report on the company’s political contributions.
Will there be any other items of business on the agenda?
We do not expect any other items of business because the deadline for shareholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.
Who is entitled to vote?
Shareholders as of the close of business on February 15, 2008 (the record date) may vote at the annual meeting. You have one vote for each share of common stock you held on the record date, including shares:
•	held directly in your name as the shareholder of record

•	held for you in an account with a broker, bank, or other nominee

•	attributed to your account in the Lilly Employee 401(k) Plan (the 401(k) plan).
What constitutes a quorum?
A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the annual meeting. As of the record date, 1,136,985,018 shares of company common stock were issued and outstanding.
How many votes are required for the approval of each item?
There are differing vote requirements for the various proposals.
•	The four nominees for director receiving the most votes will be elected. Abstentions and instructions to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as votes against a nominee.

•	The following items of business will be approved if the votes cast for the proposal exceed those cast against the proposal:
•	the appointment of principal independent auditors

•	the management proposal to amend the articles of incorporation to provide for election of directors by majority vote

•	the management proposal to amend the company’s stock plan

•	the shareholder proposals.
Abstentions will not be counted either for or against these proposals.
•	The management proposal to amend the articles of incorporation to declassify the board requires the vote of 80 percent of the outstanding shares. For this item, abstentions and broker nonvotes have the same effect as a vote against the proposal.
Broker nonvotes. If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the election of directors and the ratification of auditors, the broker may vote your shares in its discretion. For all other proposals, the broker may not vote your shares at all. When that happens, it is called a “broker nonvote.”
How do I vote by proxy?
If you are a shareholder of record, you may vote your proxy by any one of the following methods.
By mail. Sign and date each proxy card you receive and return it in the prepaid envelope. Sign your name exactly as it appears on the proxy. If you are signing in a representative capacity (for example, as an attorney-in-fact, executor, administrator, guardian, trustee, or the officer or agent of a corporation or partnership), please indicate your name and your title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign, not the minor. If the stock is held in joint ownership, one owner may sign on behalf of all owners. If you return your signed proxy but do not indicate your voting preferences, we will vote on your behalf for the election of the nominees for director listed below, for the ratification of the appointment of the independent auditors, for the management proposals on amending the articles of incorporation and amending the company’s stock plan, and against the shareholder proposals.
     Note that if you previously elected to receive these materials electronically, you did not receive a proxy card. If you wish to vote by mail, rather than by telephone or on the Internet as discussed below, you may request paper copies of these materials, including a proxy card, by calling 317-433-5112. Please make sure you give us the control number from the e-mail message that you received notifying you of the electronic availability of these materials, along with your name and mailing address.
By telephone. Shareholders in the United States, Puerto Rico, and Canada may vote by telephone by following the instructions on the enclosed proxy card or, if you received these materials electronically, by following the instructions in the e-mail message that notified you of their availability. Voting by telephone has the same effect as voting by mail. If you vote by telephone, do not return your proxy card. Telephone voting will be available until 11:59 p.m. EDT, April 20, 2008.
On the Internet. You may vote online at www.proxyvote.com. Follow the instructions on the enclosed proxy card or, if you received these materials electronically, follow the instructions in the e-mail message that notified you of their availability. Voting on the Internet has the same effect as voting by mail. If you vote on the Internet, do not return your proxy card. Internet voting will be available until 11:59 p.m. EDT, April 20, 2008.
     You have the right to revoke your proxy at any time before the meeting by (1) notifying the company’s secretary in writing or (2) delivering a later-dated proxy by telephone, on the Internet, or by mail. If you are a shareholder of record, you may also revoke your proxy by voting in person at the meeting.
How do I vote shares that are held by my broker?
If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following instructions that the broker or nominee provides for you. Most brokers offer voting by mail, telephone, and on the Internet.
How do I vote in person?
If you are a shareholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by mail, by telephone, or on the Internet even if you plan to attend the meeting.
How do I vote my shares in the 401(k) plan?
You may instruct the plan trustee on how to vote your shares in the 401(k) plan by mail, by telephone, or on the Internet as described above, except that, if you vote by mail, the card that you use will be a voting instruction card rather than a proxy card.
How many shares in the 401(k) plan can I vote?
You may vote all the shares allocated to your account on the record date. In addition, unless you decline, your vote will also apply to a proportionate number of other shares held in the 401(k) plan for which voting directions are not received. These undirected shares include:
•	shares credited to the accounts of participants who do not return their voting instructions (except for a small number of shares from a prior stock ownership plan, which can be voted only on the directions of the participants to whose accounts the shares are credited)

•	shares held in the plan that are not yet credited to individual participants’ accounts.
     All participants are named fiduciaries under the terms of the 401(k) plan and under the Employee Retirement Income Security Act (ERISA) for the limited purpose of voting shares credited to their accounts and the portion of undirected shares to which their vote applies. Under ERISA, fiduciaries are required to act prudently in making voting decisions.
     If you do not want to have your vote applied to the undirected shares, you should check the box marked “I decline.” Otherwise, the trustee will automatically apply your voting preferences to the undirected shares proportionally with all other participants who elected to have their votes applied in this manner.
What happens if I do not vote my 401(k) plan shares?
Your shares will be voted by other plan participants who have elected to have their voting preferences applied proportionally to all shares for which voting instructions are not otherwise received.
What does it mean if I receive more than one proxy card?
It means that you hold shares in more than one account. To ensure that all your shares are voted, sign and return each card. Alternatively, if you vote by telephone or on the Internet, you will need to vote once for each proxy card and voting instruction card you receive.
Who tabulates the votes?
The votes are tabulated by an independent inspector of election, IVS Associates, Inc.
What should I do if I want to attend the annual meeting?
All shareholders as of the record date may attend by presenting the admission ticket that appears at the end of this proxy statement. Please fill it out and bring it with you to the meeting. The meeting will be held at the Lilly Center Auditorium. Please use the Lilly Center entrance to the south of the fountain at the intersection of Delaware and McCarty streets. You will need to pass through security, including a metal detector. Present your ticket to the usher at the meeting.
     Parking will be available on a first-come, first-served basis in the garage indicated on the map on page 66.
     If you have questions about admittance or parking, you may call 317-433-5112.
How do I contact the board of directors?
You may send written communications to one or more members of the board, addressed to:
Presiding Director, Board of Directors
Eli Lilly and Company
c/o Corporate Secretary
Lilly Corporate Center
Indianapolis, Indiana 46285
     All such communications will be forwarded to the relevant director(s), except for solicitations or other matters unrelated to the company.
How do I submit a shareholder proposal for the 2009 annual meeting?
The company’s 2009 annual meeting is scheduled for April 20, 2009. If a shareholder wishes to have a proposal considered for inclusion in next year’s proxy statement, he or she must submit the proposal in writing so that we receive it by November 10, 2008. Proposals should be addressed to the company’s corporate secretary, Lilly Corporate Center, Indianapolis, Indiana 46285. In addition, the company’s bylaws provide that any shareholder wishing to propose any other business at the annual meeting must give the company written notice by November 10, 2008. That notice must provide certain other information as described in the bylaws. Copies of the bylaws are available online at http://investor.lilly.com/bylaws.cfm.
Does the company offer an opportunity to receive future proxy materials electronically?
Yes. If you are a shareholder of record or a member of the 401(k) plan, you may, if you wish, receive future proxy statements and annual reports online. If you elect this feature, you will receive an e-mail message notifying you when the materials are available, along with a web address for viewing the materials and instructions for voting by telephone or on the Internet. If you have more than one account, you may receive separate e-mail notifications for each account.
     You may sign up for electronic delivery in two ways:
     •     If you vote online as described above, you may sign up for electronic delivery at that time.
     •     You may sign up at any time by visiting http://proxyonline.lilly.com.
     If you received these materials electronically, you do not need to do anything to continue receiving materials electronically in the future.
     If you hold your shares in a brokerage account, you may also have the opportunity to receive proxy materials electronically. Please follow the instructions of your broker.
What are the benefits of electronic delivery?
Electronic delivery reduces the company’s printing and mailing costs. It is also a convenient way for you to receive your proxy materials and makes it easy to vote your shares online. If you have shares in more than one account, it is an easy way to avoid receiving duplicate copies of proxy materials.
What are the costs of electronic delivery?
The company charges nothing for electronic delivery. You may, of course, incur the usual expenses associated with Internet access, such as telephone charges or charges from your Internet service provider.
Can I change my mind later?
Yes. You may discontinue electronic delivery at any time. For more information, call 317-433-5112.
What is “householding”?
We have adopted “householding,” a procedure under which shareholders of record who have the same address and last name and do not receive proxy materials electronically will receive only one copy of our annual report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure saves printing and postage costs by reducing duplicative mailings.
     Shareholders who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend check mailings.
     Beneficial shareholders can request information about householding from their banks, brokers, or other holders of record.
What if I want to receive a separate copy of the annual report and proxy statement?
If you participate in householding and wish to receive a separate copy of the 2007 annual report and 2008 proxy statement, or if you wish to receive separate copies of future annual reports and proxy statements, please call 1-800-542-1061 or write to: Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will deliver the requested documents to you promptly upon your request.

Board of Directors
Directors’ Biographies
Class of 2008
The following five directors’ terms will expire at this year’s annual meeting. Mr. Fisher will retire from the board at the end of his current term. Each of the other directors in this class has been nominated and is standing for election to serve a term that will expire in 2011. See page 44 of this proxy statement for more information.

Michael L. Eskew	Age 58	Director since 2008
Former Chairman and Chief Executive Officer, United Parcel Service, Inc.
Mr. Eskew served as chairman and chief executive officer of United Parcel Service, Inc., from January 2002 until December 2007. He continues to serve on the UPS board of directors. Mr. Eskew began his UPS career in 1972 as an industrial engineering manager and held various positions of increasing responsibility, including time with UPS’s operations in Germany and with UPS Airlines. In 1993, Mr. Eskew was named corporate vice president for industrial engineering. Two years later he became group vice president for engineering. In 1998, he was elected to the UPS board of directors. In 1999, Mr. Eskew was named executive vice president and a year later was given the additional title of vice chairman. Mr. Eskew serves as a trustee of the UPS Foundation and as chairman of the board of trustees of the Annie E. Casey Foundation. He also serves on the boards of 3M Corporation and IBM Corporation. He has been serving under interim election since February 2008.

George M.C. Fisher	Age 67	Director since 2000
Former Chairman of the Board and Chief Executive Officer, Motorola, Inc. and Eastman Kodak Company
Mr. Fisher served as chairman of the board of Eastman Kodak Company from 1993 to December 2000. He also served as chief executive officer from 1993 to January 2000 and as president from 1993 to 1996. Prior to joining Kodak, he was an executive officer of Motorola, Inc., serving as chairman and chief executive officer from 1990 to October 1993, and president and chief executive officer from 1988 to 1990. Mr. Fisher is a senior advisor for Kohlberg Kravis Roberts & Company, presiding director of General Motors Corporation, and a director of Visant Corporation. He is a former chairman of PanAmSat Corporation and was chairman of the National Academy of Engineering from 2000 to 2004.

Alfred G. Gilman, M.D., Ph.D.	Age 66	Director since 1995
Executive Vice President for Academic Affairs and Provost, The University of Texas Southwestern Medical Center at Dallas; Dean, Southwestern Medical School; and Regental Professor of Pharmacology and Director of the Cecil and Ida Green Center for Molecular, Computational, and Systems Biology, The University of Texas Southwestern Medical Center
Dr. Gilman has served as executive vice president for academic affairs and provost of The University of Texas Southwestern Medical Center at Dallas and dean of The University of Texas Southwestern Medical School since 2005 and professor of pharmacology at The University of Texas Southwestern Medical Center since 1981. He holds the Raymond and Ellen Willie Distinguished Chair of Molecular Neuropharmacology, the Nadine and Tom Craddick Distinguished Chair in Medical Science, and the Atticus James Gill, M.D., Chair in Medical Science at the university and was named a regental professor in 1995. Dr. Gilman was on the faculty of the University of Virginia School of Medicine from 1971 to 1981 and was named a professor of pharmacology there in 1977. He is a director of Regeneron Pharmaceuticals, Inc. Dr. Gilman was a recipient of the Nobel Prize in Physiology or Medicine in 1994.

Karen N. Horn, Ph.D.	Age 64	Director since 1987
Retired President, Private Client Services, and Managing Director, Marsh, Inc.
Ms. Horn served as president of Private Client Services and managing director of Marsh, Inc., a subsidiary of MMC, from 1999 until her retirement in 2003. Prior to joining Marsh, she was senior managing director and head of international private banking at Bankers Trust Company; chair and chief executive officer of Bank One, Cleveland, N.A.; president of the Federal Reserve Bank of Cleveland; treasurer of Bell Telephone Company of Pennsylvania; and vice president of First National Bank of Boston. Ms. Horn serves as director of T. Rowe Price Mutual Funds; The U.S. Russia Investment Fund, a presidential appointment; Simon Property Group, Inc.; Norfolk Southern Corporation; and Fannie Mae. Ms. Horn has been senior managing director of Brock Capital Group since 2004.

John C. Lechleiter, Ph.D.	Age 54	Director since 2005
President and Chief Operating Officer
Dr. Lechleiter was named president and chief operating officer of the company in 2005, and on April 1, 2008, he will become president and chief executive officer. He joined Lilly in 1979 as a senior organic chemist and has held management positions in England and the U.S. He was named vice president of pharmaceutical product development in 1993 and vice president of regulatory affairs in 1994. In 1996, he was named vice president for development and regulatory affairs. Dr. Lechleiter became senior vice president of pharmaceutical products in 1998, and executive vice president of pharmaceutical products and corporate development in 2001. He was named executive vice president of pharmaceutical operations, in 2004. He is a member of the American Chemical Society. In 2004, Dr. Lechleiter was appointed to the Visiting Committee of Harvard Business School and to the Health Policy and Management Executive Council of the Harvard School of Public Health. He also serves as a member of the board of trustees of Xavier University (Cincinnati, Ohio). In addition, he serves as a distinguished advisor to The Children’s Museum of Indianapolis, a member of the board of directors and executive committee of Fairbanks Institute, and a member of the United Way of Central Indiana board of directors. He also serves on the board of Indianapolis Downtown, Inc.
Class of 2009
The following four directors will continue in office until 2009, except for Mr. Taurel, who will resign from the board effective December 31, 2008.

Martin S. Feldstein, Ph.D.	Age 68	Director since 2002
President and Chief Executive Officer, National Bureau of Economic Research, and George F. Baker Professor of Economics, Harvard University
Dr. Feldstein is president and chief executive officer of the National Bureau of Economic Research and the George F. Baker Professor of Economics at Harvard University. He became an assistant professor at Harvard in 1967, an associate professor in 1968, and a professor in 1969. From 1982 through 1984, he served as chairman of the Council of Economic Advisers and President Ronald Reagan’s chief economic adviser. He is a member of the American Philosophical Society, a corresponding fellow of the British Academy, a fellow of the Econometric Society, and a fellow of the National Association for Business Economics. Dr. Feldstein is a member of the executive committee of the Trilateral Commission and a director of American International Group, Inc.; the Council on Foreign Relations; and Economic Studies, Inc. He is a member of the American Academy of Arts and Sciences and past president of the American Economic Association.

J. Erik Fyrwald	Age 48	Director since 2005
Group Vice President, DuPont Agriculture & Nutrition
Mr. Fyrwald has been group vice president of DuPont Agriculture & Nutrition since 2003. He was previously vice president and general manager of DuPont’s nutrition and health businesses, which included The Solae Company, DuPont Qualicon, and Liqui-Box. Mr. Fyrwald joined DuPont in 1981 as a production engineer, and held a variety of sales and management positions in a number of areas. In 1990, he became the leader of the DuPont Engineering Polymers and DuPont Butacite businesses for the Asia Pacific region, a position he held until 1994. He was named leader of the DuPont Nylon Plastics business for the Americas until 1996, when he became head of global sales and marketing for Engineering Polymers. In 1998, he was appointed vice president of Corporate Plans and Business Development. Mr. Fyrwald serves on the boards of CropLife International, the Des Moines Art Center, and United Way of Iowa.

Ellen R. Marram	Age 61	Director since 2002
President, The Barnegat Group LLC
Ms. Marram is president of The Barnegat Group LLC, a firm that provides business advisory services. She was a managing director at North Castle Partners, LLC from 2000 to 2005 and is currently an advisor to the firm. Prior to joining North Castle, she served as the chief executive officer of a start-up B2B exchange for the food and beverage industry. From 1993 through 1998, Ms. Marram was president and chief executive officer of Tropicana and the Tropicana Beverage Group. From 1988 to 1993, she was president and chief executive officer of the Nabisco Biscuit Company, the largest operating unit of Nabisco, Inc.; from 1987 to 1988, she was president of Nabisco’s Grocery Division; and from 1970 to 1986, she held a series of marketing positions at Nabisco/Standard Brands, Johnson & Johnson, and Lever Brothers. Ms. Marram is a member of the board of directors of Ford Motor Company, The New York Times Company, and Cadbury Schweppes plc as well as several private companies. She serves on the boards of The New York-Presbyterian Hospital, Lincoln Center Theater, Families and Work Institute, and Citymeals-on-Wheels.

Sidney Taurel	Age 59	Director since 1991
Chairman of the Board and Chief Executive Officer
Mr. Taurel has been the company’s chief executive officer since July 1998, and will retire effective March 31, 2008. He has served as chairman of the board since January 1999, and will retire as chairman and member of the board effective December 31, 2008. He served as president and chief operating officer from February 1996 through September 2005. He joined the company in 1971 and has held management positions in the company’s international operations based in São Paulo, Vienna, Paris, and London. Mr. Taurel served as president of Eli Lilly International Corporation from 1986 to 1991, executive vice president of the pharmaceutical division from 1991 to 1993, and executive vice president of the company from 1993 to 1996. He is a member of the boards of IBM Corporation and The McGraw-Hill Companies, Inc. He is also a member of the executive committee of the board of directors of Pharmaceutical Research and Manufacturers of America (PhRMA), a member of the board of overseers of the Columbia Business School, a trustee at the Indianapolis Museum of Art, a director of the Indianapolis Tennis Championships, and a member of The Business Council and The Business Roundtable. In 2007, he was appointed to the President’s Advisory Committee for Trade Policy and Negotiations. He is an officer of the French Legion of Honor.

Class of 2010
The following four directors will continue in office until 2010.

Sir Winfried Bischoff	Age 66	Director since 2000
Chairman, Citigroup Inc.
Sir Winfried Bischoff is chairman of Citigroup Inc. He served as chairman of Citigroup Europe from 2000 to 2007 and as interim chief executive officer of Citigroup for a portion of 2007. From 1995 to 2000, he was chairman of Schroders plc. He joined the Schroder Group in 1966 and held a number of positions there, including chairman of J. Henry Schroder & Co. and group chief executive of Schroders plc. He is a non-executive director of The McGraw-Hill Companies, Inc.; Land Securities plc; and Prudential plc.

J. Michael Cook	Age 65	Director since 2005
Retired Chairman and Chief Executive Officer, Deloitte & Touche LLP
Mr. Cook served as chairman and chief executive officer of Deloitte & Touche LLP from 1989 until his retirement in 1999. He joined Deloitte, Haskins & Sells in 1964 and served as chairman and chief executive from 1986 through 1989. Mr. Cook is a member of the Advisory Council of the Public Company Accounting Oversight Board and is a trustee of The Scripps Research Institute. He serves on the boards of Comcast Corporation and International Flavors & Fragrances Inc. He is chairman of the Accountability Advisory Council to the Comptroller General of the United States. He was a member of the National Association of Corporate Directors Blue Ribbon Panel on Corporate Governance and was named the 62nd member of the Accounting Hall of Fame in 1999. He is past president of the Institute of Outstanding Directors.

Franklyn G. Prendergast, M.D., Ph.D.	Age 62	Director since 1995
Edmond and Marion Guggenheim Professor of Biochemistry and Molecular Biology and Professor of Molecular Pharmacology and Experimental Therapeutics, Mayo Medical School; Director, Mayo Clinic Center for Individualized Medicine; and Director Emeritus, Mayo Clinic Cancer Center
Dr. Prendergast is the Edmond and Marion Guggenheim Professor of Biochemistry and Molecular Biology and Professor of Molecular Pharmacology and Experimental Therapeutics at Mayo Medical School and the director of the Center for Individualized Medicine. He has held several other teaching positions at the Mayo Medical School since 1975. Dr. Prendergast serves on the board of trustees of the Mayo Foundation and the Mayo Clinic Board of Governors.

Kathi P. Seifert	Age 58	Director since 1995
Retired Executive Vice President, Kimberly-Clark Corporation
Ms. Seifert served as executive vice president for Kimberly-Clark Corporation until June 2004. She joined Kimberly-Clark in 1978 and served in several capacities in connection with both the domestic and international consumer products businesses. Prior to joining Kimberly-Clark, Ms. Seifert held management positions at Procter & Gamble, Beatrice Foods, and Fort Howard Paper Company. She is chairman of Pinnacle Perspectives, LLC. Ms. Seifert serves on the boards of Supervalu Inc.; Revlon Consumer Products Corporation; Lexmark International, Inc.; Appleton Papers Inc.; the U.S. Fund for UNICEF; ThedaCare; and the Fox Cities Performing Arts Center.

Highlights of the Company’s Corporate Governance Guidelines
The board of directors has established guidelines that it follows in matters of corporate governance. The following summary provides highlights of those guidelines. A complete copy of the guidelines is available online at http://investor.lilly.com/guidelines.cfm or in paper form upon request to the company’s corporate secretary.
I. Role of the Board
The directors are elected by the shareholders to oversee the actions and results of the company’s management.
Their responsibilities include:
•	providing general oversight of the business

•	approving corporate strategy

•	approving major management initiatives

•	providing oversight of legal and ethical conduct

•	overseeing the company’s management of significant business risks

•	selecting, compensating, and evaluating directors

•	evaluating board processes and performance

•	selecting, compensating, evaluating, and, when necessary, replacing the chief executive officer, and compensating other executive officers

•	ensuring that a succession plan is in place for all senior executives.
II. Composition of the Board
Mix of Independent Directors and Officer-Directors
There should always be a substantial majority (75 percent or more) of independent directors. The chief executive officer should be a board member. Other officers may, from time to time, be board members, but no officer other than the chief executive officer should expect to be elected to the board by virtue of his or her office.
Selection of Director Candidates
The board is responsible for selecting candidates for board membership and for establishing the criteria to be used in identifying potential candidates. The board delegates the screening process to the directors and corporate governance committee. For more information on the director nomination process, including the current selection criteria, see Directors and Corporate Governance Committee Matters on pages 19-20.
Independence Determinations
The board annually determines the independence of directors based on a review by the directors and corporate governance committee. No director is considered independent unless the board has determined that he or she has no material relationship with the company, either directly or as a partner, shareholder, or officer of an organization that has a material relationship with the company. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others. To evaluate the materiality of any such relationship, the board has adopted categorical independence standards consistent with the New York Stock Exchange listing guidelines.
     Specifically, a director is not considered independent if (i) the director or an immediate family member is a current partner of Lilly’s independent auditor (currently Ernst & Young LLP); (ii) the director is a current employee of such firm; (iii) the director has an immediate family member who is a current employee of such firm and who participates in the firm’s audit, assurance, or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on the listed company’s audit within that time.
     In addition, a director is not considered independent if any of the following relationships existed within the previous three years:
•	a director who is an employee of Lilly, or whose immediate family member is an executive officer of Lilly. Temporary service by an independent director as interim chairman or chief executive officer will not disqualify the director from being independent following completion of that service.

•	a director who receives any direct compensation from Lilly other than the director’s normal director compensation, or whose immediate family member receives more than $100,000 per year in direct compensation from Lilly other than for service as a non-executive employee.

•	a director who is employed (or whose immediate family member is employed as an executive officer) by another company where any Lilly executive officer serves on the compensation committee of that company’s board.

•	a director who is employed by, who is a 10 percent shareholder of, or whose immediate family member is an executive officer of a company that makes payments to or receives payments from Lilly for property or services that exceed the greater of $1 million or 2 percent of that company’s gross revenues in a single fiscal year.

•	a director who is an executive officer of a nonprofit organization that receives grants or contributions from Lilly in a single fiscal year exceeding the greater of $1 million or 2 percent of that organization’s gross revenues in a single fiscal year.
     Members of the audit, compensation, and directors and corporate governance committees must meet all applicable independence tests of the New York Stock Exchange, Securities and Exchange Commission, and Internal Revenue Service.
     In February 2008, the directors and corporate governance committee reviewed directors’ responses to a questionnaire asking about their relationships with the company (and those of their immediate family members) and other potential conflicts of interest, as well as material provided by management related to transactions, relationships, or arrangements between the company and the directors or parties related to the directors. The committee determined that all 11 nonemployee directors listed below are independent, and that the members of the audit, compensation, and directors and corporate governance committees also meet the independence tests referenced above. The committee recommended this conclusion to the board and explained the basis for its decision, and this conclusion was adopted by the full board. The committee and the board determined that none of the 11 directors listed below has had during the last three years (i) any of the relationships listed above or (ii) any other material relationship with the company that would compromise his or her independence. The table below includes a description of categories or types of transactions, relationships, or arrangements considered by the board (in addition to those listed above) in reaching its determination that the directors are independent. All of these relationships and transactions were entered into at arm’s length in the normal course of business and, to the extent they are commercial relationships, have standard commercial terms. None of these relationships or transactions exceeded the thresholds described above or otherwise compromise the independence of the named director.

Name	Independent	Transactions/Relationships/Arrangements
Sir Winfried Bischoff	Yes	Commercial banking, capital markets, and indenture trustee relationships between Lilly and various Citigroup banks—immaterial
Mr. Cook	Yes	None
Mr. Eskew	Yes	Lilly’s purchase of shipping, courier, and post office box services from UPS—immaterial
Dr. Feldstein	Yes	Lilly grants and contributions to Harvard University and the National Bureau of Economic Research—immaterial
Mr. Fisher	Yes	None
Mr. Fyrwald	Yes	Lilly’s purchase of DuPont products and services—immaterial
Dr. Gilman	Yes	Lilly grants and contributions to the University of Texas Southwestern Medical Center—immaterial
Ms. Horn	Yes	None
Ms. Marram	Yes	None
Dr. Prendergast	Yes	Lilly grants and contributions to Mayo Clinic and Mayo Foundation—immaterial
Ms. Seifert	Yes	None

Director Tenure
Subject to the company’s charter documents, the governance guidelines establish the following expectations for director tenure:
•	A company officer-director, including the chief executive officer, will resign from the board at the time he or she retires or otherwise ceases to be an active employee of the company. Mr. Taurel will remain an employee and continue his service on the board through the end of 2008.

•	Nonemployee directors will retire from the board not later than the annual meeting of shareholders that follows their seventy-second birthday.

•	Directors may stand for reelection even though the board’s retirement policy would prevent them from completing a full three-year term.

•	A nonemployee director who retires or changes principal job responsibilities will offer to resign from the board. The directors and corporate governance committee will assess the situation and recommend to the board whether to accept the resignation.
Voting for Directors
In an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “majority withheld vote”) shall promptly tender his or her resignation following certification of the shareholder vote. The directors and corporate governance committee will consider the resignation offer and recommend to the board whether to accept it. The board will act on the committee’s recommendation within 90 days following certification of the shareholder vote. Board action on the matter will require the approval of a majority of the independent directors.
     The company will disclose the board’s decision on a Form 8-K furnished to the Securities and Exchange Commission within four business days after the decision, including a full explanation of the process by which the decision was reached and, if applicable, the reasons why the board rejected the director’s resignation. If the resignation is accepted, the directors and corporate governance committee will recommend to the board whether to fill the vacancy or reduce the size of the board.
     Any director who tenders his or her resignation under this provision will not participate in the committee or board deliberations regarding whether to accept the resignation offer. If each member of the directors and corporate governance committee receives a majority withheld vote at the same election, then the independent directors who did not receive a majority withheld vote will appoint a committee amongst themselves to consider the resignation offers and recommend to the board whether to accept them.
     See Item 4 for management’s proposal to provide for the election of directors by a true majority vote.
III. Director Compensation and Equity Ownership
The directors and corporate governance committee annually reviews board compensation. Any recommendations for changes are made to the full board by the committee.
     Directors should hold meaningful equity ownership positions in the company; accordingly, a significant portion of overall director compensation is in the form of company equity. Directors are required to hold Lilly stock valued at a minimum of five times their annual cash retainer; new directors are allowed five years to reach this ownership level.
IV. Key Responsibilities of the Board
Selection of Chairman and Chief Executive Officer; Succession Planning
The board customarily combines the roles of chairman and chief executive officer, believing this generally provides the most efficient and effective leadership model for the company. The board anticipates that, in certain circumstances, and particularly during relatively short periods of leadership transition, these roles may be assigned to two different persons. The presiding director recommends to the board an appropriate process by which a new chairman and chief executive officer will be selected.
     The independent directors are responsible for overseeing succession and management development programs for senior leadership. The chief executive officer develops and maintains a process for advising the board on succession planning for the chief executive officer and other key leadership positions. He or she reviews this plan with the independent directors at least annually.
Evaluation of Chief Executive Officer
The presiding director leads the independent directors annually in assessing the performance of the chief executive officer. The results of this review are discussed with the chief executive officer and considered by the compensation committee in establishing his or her compensation for the next year.
Corporate Strategy
Once each year, the board devotes an extended meeting to an update from management regarding the strategic issues and opportunities facing the company, allowing the board an opportunity to provide direction for the corporate strategic plan. Throughout the year, significant corporate strategy decisions are brought to the board for approval.
Code of Ethics
The board approved the company’s code of ethics, which complies with the requirements of the New York Stock Exchange and the Securities and Exchange Commission. This code is set out in:
•	The Red Book, a comprehensive code of ethical and legal business conduct applicable to all employees worldwide and to our board of directors

•	the company’s Code of Ethical Conduct for Lilly Financial Management, a supplemental code for our chief executive officer, chief operating officer, and all members of financial management that recognizes the unique responsibilities of those individuals in assuring proper accounting, financial reporting, internal controls, and financial stewardship.
     Both documents are available online at http://investor.lilly.com/code_business_conduct.cfm or in paper form upon request to the company’s corporate secretary.
     The audit committee and public policy and compliance committee assist in the board’s oversight of compliance programs with respect to matters covered in the code of ethics.
V. Functioning of the Board
Executive Session of Directors
The independent directors meet alone in executive session at every regularly scheduled board meeting. In addition, at least twice a year, the independent directors meet in executive session with the chief executive officer.
Presiding Director
The board appoints a presiding director from among the independent directors (currently Ms. Horn). The presiding director:
•	leads the board’s process for selecting and evaluating the chief executive officer;

•	presides at all meetings of the board at which the chairman is not present, including executive sessions of the independent directors unless the directors decide that, due to the subject matter of the session, another independent director should preside;

•	serves as a liaison between the chairman and the independent directors;

•	approves meeting agendas and schedules and generally approves information sent to the board; and

•	has the authority to call meetings of the independent directors.
Conflicts of Interest
Occasionally a director’s business or personal relationships may give rise to an interest that conflicts, or appears to conflict, with the interests of the company. Directors must disclose to the company all relationships that create a conflict or an appearance of a conflict. The board, after consultation with counsel, takes appropriate steps to ensure that all directors voting on an issue are disinterested. In appropriate cases, the affected director will be excused from discussions on the issue.
     To avoid any conflict or appearance of a conflict, board decisions on certain matters of corporate governance are made solely by the independent directors. These include executive compensation and the selection, evaluation, and removal of the chief executive officer.
Review and Approval of Transactions with Related Persons
The board has adopted a written policy and written procedures for review, approval, and monitoring of transactions involving the company and “related persons” (directors and executive officers, their immediate family members, or shareholders owning five percent or greater of the company’s outstanding stock). The policy covers any related-person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).
Policy
•	Related-person transactions must be approved by the board or by a committee of the board consisting solely of independent directors, who will approve the transaction only if they determine that it is in the best interests of the company. In considering the transaction, the board or committee will consider all relevant factors, including as applicable (i) the company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related-person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to the company.

•	The board or relevant committee will periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable for the company to amend or terminate the transaction.
Procedures
•	Management or the affected director or executive officer will bring the matter to the attention of the chairman, the presiding director, the chair of the directors and corporate governance committee, or the secretary.
•	The chairman and the presiding director shall jointly determine (or, if either is involved in the transaction, the other shall determine in consultation with the chair of the directors and corporate governance committee) whether the matter should be considered by the board or by one of its existing committees consisting only of independent directors.

•	If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction.

•	The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable.

•	The board or relevant committee will review the transaction annually to determine whether it continues to be in the company’s best interests.
     Currently the only related-person transaction is the time-share arrangement for Mr. Taurel’s personal use of the corporate aircraft, as described on pages 42-43. The compensation committee approved and continues to monitor this arrangement consistent with the above policy.
Orientation and Continuing Education
A comprehensive orientation process is in place for new directors. In addition, directors receive ongoing continuing education through educational sessions at meetings, the annual strategy retreat, and periodic mailings between meetings. We hold periodic mandatory training sessions for the audit committee, to which other directors and executive officers are invited. We also afford directors the opportunity to attend external director education programs.
Director Access to Management and Independent Advisers
Independent directors have direct access to members of management whenever they deem it necessary. The independent directors and the committees are also free to retain their own independent advisers, at company expense, whenever they feel it would be desirable to do so. In accordance with New York Stock Exchange listing standards, the audit, compensation, and directors and corporate governance committees have sole authority to retain independent advisers to their respective committees.
Assessment of Board Processes and Performance
The directors and corporate governance committee annually assesses the performance of the board, its committees, and board processes based on inputs from all directors. The committee also considers the contributions of individual directors at least every three years when considering whether to recommend nominating the director to a new three-year term.
VI. Board Committees
Number, Structure, and Independence
The duties and membership of the six board-appointed committees are described below. Only independent directors may serve on the audit, compensation, directors and corporate governance, and public policy and compliance committees. Only independent directors may chair any committee.
     Committee membership and selection of committee chairs are recommended to the board by the directors and corporate governance committee after consulting the chairman of the board and after considering the desires of the board members.
Functioning of Committees
Each committee reviews and approves its own charter annually, and the directors and corporate governance committee reviews and approves all committee charters annually. The board may form new committees or disband a current committee (except the audit, compensation, and directors and corporate governance committees) as it deems appropriate. The chair of each committee determines the frequency and agenda of committee meetings. In addition, the audit and compensation committees meet alone in executive session on a regular basis; all other committees meet in executive session as needed.
     All six committee charters are available online at http://investor.lilly.com/board-committees.cfm or in paper form upon request to the company’s corporate secretary.

Committees of the Board of Directors
Audit Committee
The duties of the audit committee are described in the audit committee report found on page 20.
Directors and Corporate Governance Committee
The duties of the directors and corporate governance committee are described on page 19.
Compensation Committee
The duties of the compensation committee are described on page 22, and the compensation committee report is shown on pages 32-33.
Public Policy and Compliance Committee
•	oversees the processes by which the company conducts its business so that the company will do so in a manner that complies with laws and regulations and reflects the highest standards of integrity

•	reviews and makes recommendations regarding policies, practices, and procedures of the company that relate to public policy and social, political, and economic issues that may affect the company.
Finance Committee
•	reviews and makes recommendations regarding capital structure and strategies, including dividends, stock repurchases, capital expenditures, financings and borrowings, and significant business development projects.
Science and Technology Committee
•	reviews and makes recommendations regarding the company’s strategic research goals and objectives

•	reviews new developments, technologies, and trends in pharmaceutical research and development.
Membership and Meetings of the Board and Its Committees
In 2007, each director attended more than 88 percent of the total number of meetings of the board and the committees on which he or she serves. In addition, all board members are expected to attend the annual meeting of shareholders, and all attended in 2007. Current committee membership and the number of meetings of the full board and each committee in 2007 are shown in the table below.

				Directors and		Public
				Corporate		Policy and	Science and
Name	Board	Audit	Compensation	Governance	Finance	Compliance	Technology
Sir Winfried Bischoff	Member			Member	Chair
Mr. Cook	Member	Chair			Member
Mr. Eskew	Member	Member	Member
Dr. Feldstein	Member	Member			Member	Chair
Mr. Fisher	Member		Member	Member
Mr. Fyrwald	Member		Member				Member
Dr. Gilman	Member					Member	Chair
Ms. Horn	Member		Chair	Member
Dr. Lechleiter	Member						Member
Ms. Marram	Member		Member	Chair
Dr. Prendergast	Member	Member				Member	Member
Ms. Seifert	Member	Member			Member	Member
Mr. Taurel	Chair
Number of 2007 Meetings	7	8	6	4	5	5	5

Directors’ Compensation
Directors who are employees receive no additional compensation for serving on the board or its committees. In 2007, we provided the following annual compensation to directors who are not employees:

	Fees Earned	Stock Awards	Stock Option Awards	All Other Compensation	Total
Name	or Paid in Cash ($)[1]	($)[2]	($)[3]	($)[4]	($)[5]
Sir Winfried Bischoff	$95,000	$145,000	$4,074	$3,067	$247,141
Mr. Cook	$120,000	$145,000	0	$29,124	$294,124
Dr. Feldstein	$110,000	$145,000	$4,074	$29,000	$288,074
Mr. Fisher	$93,000	$145,000	$4,074	$30,610	$272,684
Mr. Fyrwald	$103,000	$145,000	0	$1,185	$249,185
Dr. Gilman	$100,000	$145,000	$4,074	$32,374	$281,448
Ms. Horn	$122,000	$145,000	$4,074	$4,202	$275,276
Ms. Marram	$95,000	$145,000	$4,074	$34,878	$278,952
Dr. Prendergast	$98,000	$145,000	$4,074	$555	$247,629
Ms. Seifert	$100,000	$145,000	$4,074	$75,000	$324,074

[1]	The following directors deferred 2007 cash compensation into their deferred share account under the Lilly Directors’ Deferral Plan (further described below):

Name	2007 Cash Deferred	Shares
Mr. Fisher	$46,500	839
Mr. Fyrwald	$103,000	1,854

[2]	Each nonemployee director received an award of stock with a grant date fair value of $145,000 (2,840 shares). This stock award and all prior stock awards are fully vested in that they are not subject to forfeiture; however, the shares are not issued until the director ends his or her service on the board, as further described below under “Lilly Directors’ Deferral Plan.” The table shows the expense recognized by the company for each director’s stock award.

[3]	No stock options were granted in 2007, as the stock option program for directors was discontinued in 2005. The amounts in this column reflect the expenses related to options granted in 2004 recognized in our 2007 financial statements. A discussion of the assumption used in calculating these values may be found in Note 7 to our 2007 audited financial statements on pages 43-44 of our annual report. Aggregate total numbers of stock option awards outstanding are shown below in the Directors’ Outstanding Stock Options table. All outstanding options were vested as of February 17, 2007. Stock option grants were established using the same procedure for timing and price as is used for employees.

[4]	This column includes amounts donated by the Eli Lilly and Company Foundation, Inc. under its matching gift program, which is generally available to U.S. employees as well as the outside directors. Under this program, the foundation matches 100 percent of charitable donations over $25 made to eligible charities, up to a maximum of $90,000 per year for each individual. For all directors, the amounts in this column also include tax reimbursements for income imputed to him or her for use of the corporate aircraft, or for commercial flights, by his or her spouse to attend board functions that included spouse participation. For Mr. Fyrwald, this amount includes tax reimbursement for income imputed to him for child care during a board function that included spouse participation.

The foundation matched the following donations of more than $10,000 for outside directors in 2007 via payments made directly to the recipient charity:

Name	Amount of Matching Donation
Mr. Cook	$27,000
Dr. Feldstein	$29,000
Mr. Fisher	$30,000
Dr. Gilman	$31,500
Ms. Marram	$34,500
Ms. Seifert	$75,000

[5]	Directors do not participate in a Lilly pension plan or non-equity incentive plan.

Directors’ Outstanding Stock Options

				Outstanding Stock Options
Name	Grant Date	Expiration Date	Exercise Price	(Exercisable)

	2/20/2001	2/18/2011	$73.98	2,800
Sir Winfried Bischoff	2/19/2002	2/17/2012	$75.92	2,800
	2/18/2003	2/18/2013	$57.85	2,800
	2/17/2004	2/17/2014	$73.11	2,800

Mr. Cook	—	—	—	0

Mr. Eskew	—	—	—	0

	2/19/2002	2/17/2012	$75.92	2,800
Dr. Feldstein	2/18/2003	2/18/2013	$57.85	2,800
	2/17/2004	2/17/2014	$73.11	2,800

	2/20/2001	2/18/2011	$73.98	2,800
Mr. Fisher	2/19/2002	2/17/2012	$75.92	2,800
	2/18/2003	2/18/2013	$57.85	2,800
	2/17/2004	2/17/2014	$73.11	2,800

Mr. Fyrwald	—	—	—	0

	4/20/2000	4/19/2010	$75.94	2,800
	2/20/2001	2/18/2011	$73.98	2,800
Dr. Gilman	2/19/2002	2/17/2012	$75.92	2,800
	2/18/2003	2/18/2013	$57.85	2,800
	2/17/2004	2/17/2014	$73.11	2,800

	4/20/2000	4/19/2010	$75.94	2,800
	2/20/2001	2/18/2011	$73.98	2,800
Ms. Horn	2/19/2002	2/17/2012	$75.92	2,800
	2/18/2003	2/18/2013	$57.85	2,800
	2/17/2004	2/17/2014	$73.11	2,800

Ms. Marram	2/18/2003	2/18/2013	$57.85	2,800
	2/17/2004	2/17/2014	$73.11	2,800

	4/20/2000	4/19/2010	$75.94	2,800
	2/20/2001	2/18/2011	$73.98	2,800
Dr. Prendergast	2/19/2002	2/17/2012	$75.92	2,800
	2/18/2003	2/18/2013	$57.85	2,800
	2/17/2004	2/17/2014	$73.11	2,800

	4/20/2000	4/19/2010	$75.94	2,800
	2/20/2001	2/18/2011	$73.98	2,800
Ms. Seifert	2/19/2002	2/17/2012	$75.92	2,800
	2/18/2003	2/18/2013	$57.85	2,800
	2/17/2004	2/17/2014	$73.11	2,800

Cash Compensation
The company provides directors the following cash compensation:
•	retainer of $80,000 per year (payable monthly)

•	$1,000 for each committee meeting attended

•	$2,000 to the committee chairpersons for each committee meeting conducted as compensation for the chairperson’s preparation time

•	retainer of $20,000 per year to the presiding director

•	reimbursement for customary and usual travel expenses.
Stock Compensation
Stock compensation for directors consists of:
•	shares of Lilly stock equaling $145,000, deposited annually in a deferred share account in the Lilly Directors’ Deferral Plan (as described below), payable after service on the board has ended.
Lilly Directors’ Deferral Plan
This plan allows directors to defer receipt of all or part of their retainer and meeting fees until after their service on the board has ended. Each director can choose to invest the funds in either of two accounts:
•	Deferred Share Account. This account allows the director, in effect, to invest his or her deferred cash compensation in Lilly stock. In addition, the annual award of shares to each director noted above (2,840 shares in 2007) is credited to this account on a pre-set annual date. Funds in this account are credited as hypothetical shares of Lilly stock based on the market price of the stock at the time the compensation would otherwise have been earned. Hypothetical dividends are “reinvested” in additional shares based on the market price of the stock on the date dividends are paid. All shares in the deferred share accounts are hypothetical and are not issued or transferred until the director ends his or her service on the board.

•	Deferred Compensation Account. Funds in this account earn interest each year at a rate of 120 percent of the applicable federal long-term rate, compounded monthly, as established the preceding December by the U.S. Treasury Department under Section 1274(d) of the Internal Revenue Code. The rate for 2008 is 5.5 percent. The aggregate amount of interest that accrued in 2007 for the participating directors was $188,706, at a rate of 5.7 percent.
     Both accounts may be paid in a lump sum or in annual installments for up to 10 years. Amounts in the deferred share account are paid in shares of Lilly stock.
Directors and Corporate Governance Committee Matters
Overview
The directors and corporate governance committee recommends candidates for membership on the board and board committees. The committee also oversees matters of corporate governance, director independence, director compensation, and board performance. The committee’s charter is available online at http://investor.lilly. com/board-committees.cfm or in paper form upon request to the company’s corporate secretary.
     All committee members are independent as defined in the New York Stock Exchange listing requirements.
Director Nomination Process
The board seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the board’s deliberations and decisions. Candidates shall have substantial experience with one or more publicly traded national or multinational companies or shall have achieved a high level of distinction in their chosen fields.
     Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender, and ethnicity. The board is particularly interested in maintaining a mix that includes the following backgrounds:
•	active or retired chief executive officers and senior executives, particularly those with experience in operations, finance or banking, and marketing or sales

•	international business

•	medicine and science

•	government and public policy

•	health care environment

•	information technology.
     The board delegates the screening process to the directors and corporate governance committee, which receives direct input from other board members. Potential candidates are identified by recommendations from several sources, including:
•	incumbent directors

•	management

•	shareholders

•	an independent executive search firm retained by the committee to assist in locating candidates meeting the board’s selection criteria.
     The committee employs the same process for evaluating all candidates, including those submitted by shareholders. The committee initially evaluates the candidate based on publicly available information and any additional information supplied by the party recommending the candidate. If the candidate appears to satisfy the selection criteria and the committee’s initial evaluation is favorable, the committee, assisted by management, gathers additional data on the candidate’s qualifications, availability, probable level of interest, and any potential conflicts of interest. If the committee’s subsequent evaluation continues to be favorable, the candidate is contacted by the chairman of the board and one or more of the independent directors for direct discussions to determine the mutual levels of interest in pursuing the candidacy. If these discussions are favorable, the committee makes a final recommendation to the board to nominate the candidate for election by the shareholders (or to select the candidate to fill a vacancy, as applicable). Mr. Eskew, who is standing for election, was referred to the committee by Mr. Taurel.
Process for Submitting Recommendations and Nominations
A shareholder who wishes to recommend a director candidate for evaluation by the committee pursuant to this process should forward the candidate’s name and information about the candidate’s qualifications to the chairman of the directors and corporate governance committee, in care of the corporate secretary, at Lilly Corporate Center, Indianapolis, Indiana 46285. The candidate must meet the selection criteria described above and must be willing and expressly interested in serving on the board.
     Under Section 1.9 of the company’s bylaws, a shareholder who wishes to directly nominate a director candidate at the 2009 annual meeting (i.e., to propose a candidate for election who is not otherwise nominated by the board through the recommendation process described above) must give the company written notice by November 10, 2008. The notice should be addressed to the corporate secretary at Lilly Corporate Center, Indianapolis, Indiana 46285. The notice must contain prescribed information about the candidate and about the shareholder proposing the candidate as described in more detail in Section 1.9 of the bylaws. A copy of the bylaws is available online at http://investor.lilly.com/bylaws.cfm. The bylaws will also be provided by mail without charge upon request to the corporate secretary.
Audit Committee Matters
Audit Committee Membership
All members of the audit committee are independent as defined in the New York Stock Exchange listing standards applicable to audit committee members. The board of directors has determined that Mr. J. Michael Cook is an audit committee financial expert as defined in the rules of the Securities and Exchange Commission.
Audit Committee Report
The audit committee (“we” or “the committee”) reviews the company’s financial reporting process on behalf of the board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls. In this context, we have met and held discussions with management and the independent auditors. Management represented to us that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we have reviewed and discussed the audited financial statements and related disclosures with management and the independent auditors, including a review of the significant management judgments underlying the financial statements and disclosures.
     The independent auditors report to us. We have sole authority to appoint (subject to shareholder ratification) and to terminate the engagement of the independent auditors.
     We have discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addition, we have received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and have discussed with the independent auditors the auditors’ independence from the company and its management. In concluding that the auditors are independent, we determined, among other things, that the nonaudit services provided by Ernst & Young LLP (as described below) were compatible with their independence. Consistent with the requirements of the Sarbanes-Oxley Act of 2002, we have adopted policies to avoid compromising the independence of the independent auditors, such as prior committee approval of nonaudit services and required audit partner rotation.
     We discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits including internal control testing under Section 404 of the Sarbanes-Oxley Act. We periodically meet with the internal and independent auditors, with and without management present, and in private sessions with members of senior management (such as the chief financial officer and the chief accounting officer) to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting. We also periodically meet in executive session.
     In reliance on the reviews and discussions referred to above, we recommended to the board (and the board subsequently approved the recommendation) that the audited financial statements be included in the company’s annual report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission. We have also appointed the company’s independent auditors, subject to shareholder ratification, for 2008.
Audit Committee
J. Michael Cook, Chair
Martin S. Feldstein, Ph.D.
Franklyn G. Prendergast, M.D., Ph.D.
Kathi P. Seifert

Services Performed by the Independent Auditor
The audit committee preapproves all services performed by the independent auditor, in part to assess whether the provision of such services might impair the auditor’s independence. The committee’s policy and procedures are as follows:
•	The committee approves the annual audit services engagement and, if necessary, any changes in terms, conditions, and fees resulting from changes in audit scope, company structure, or other matters. The committee may also preapprove other audit services, which are those services that only the independent auditor reasonably can provide. Since 2004, audit services have included internal controls attestation work under Section 404 of the Sarbanes-Oxley Act.

•	Audit-related services are assurance and related services that are reasonably related to the performance of the audit, and that are traditionally performed by the independent auditor. The committee believes that the provision of these services does not impair the independence of the auditor.

•	Tax services. The committee believes that, in appropriate cases, the independent auditor can provide tax compliance services, tax planning, and tax advice without impairing the auditor’s independence.

•	The committee may approve other services to be provided by the independent auditor if (i) the services are permissible under SEC and Public Company Accounting Oversight Board rules, (ii) the committee believes the provision of the services would not impair the independence of the auditor, and (iii) management believes that the auditor is the best choice to provide the services.

•	Process. At the beginning of each audit year, management requests prior committee approval of the annual audit, statutory audits, and quarterly reviews for the upcoming audit year as well as any other engagements known at that time. Management will also present at that time an estimate of all fees for the upcoming audit year. As specific engagements are identified thereafter, they are brought forward to the committee for approval. To the extent approvals are required between regularly scheduled committee meetings, preapproval authority is delegated to the committee chair.
     For each engagement, management provides the committee with information about the services and fees sufficiently detailed to allow the committee to make an informed judgment about the nature and scope of the services and the potential for the services to impair the independence of the auditor.
     After the end of the audit year, management provides the committee with a summary of the actual fees incurred for the completed audit year.
Independent Auditor Fees
The following table shows the fees incurred for services rendered on a worldwide basis by Ernst & Young LLP, the company’s independent auditor, in 2007 and 2006. All such services were preapproved by the committee in accordance with the preapproval policy.

	2007	2006
	(millions)	(millions)

Audit Fees	$7.0	$5.8
• Annual audit of consolidated and subsidiary financial statements, including Sarbanes-Oxley 404 attestation
• Reviews of quarterly financial statements
• Other services normally provided by the auditor in connection with statutory and regulatory filings

Audit-Related Fees	$0.4	$0.4
• Assurance and related services reasonably related to the performance of the audit or reviews of the financial statements
—2007 and 2006: primarily related to employee benefit plan and other ancillary audits, and due diligence services on possible acquisition in 2007

Tax Fees	$1.4	$1.5
• 2007 and 2006: primarily related to compliance services outside the U.S.

All Other Fees	$0.1	$0.1
• 2007 and 2006: primarily related to compliance services outside the U.S.

Total	$8.9	$7.8

Compensation Committee Matters
Scope of Authority
The compensation committee oversees the company’s global compensation philosophy and establishes the compensation of executive officers. The committee also acts as the oversight committee with respect to the company’s deferred compensation plans, management stock plans, and bonus plans covering executives. In overseeing those plans, the committee may delegate authority to company officers for day-to-day plan administration and interpretation, including selecting participants, determining award levels within plan parameters, and approving award documents. However, the committee may not delegate any authority for matters affecting the executive officers.
The Committee’s Processes and Procedures
The committee’s primary processes for establishing and overseeing executive compensation can be found in the Compensation Discussion and Analysis section under “The Committee’s Processes and Analyses” on pages 23-24. Additional processes and procedures include:
•	Meetings. The committee meets several times each year (six times in 2007). Committee agendas are established in consultation with the committee chair and the committee’s independent compensation consultant. The committee meets in executive session after each meeting.

•	Role of Independent Consultant. The committee has retained Frederic W. Cook and his firm, Frederic W. Cook & Co., as its independent compensation consultant to assist the committee in evaluating executive compensation programs and in setting executive officers’ compensation. Mr. Cook reports directly to the committee, and neither he nor his firm is permitted to perform any services for management. The consultant’s duties include the following:
•	Review committee agendas and supporting materials in advance of each meeting and raise questions with the company’s global compensation group and the committee chair as appropriate

•	Review the company’s total compensation philosophy, peer group, and target competitive positioning for reasonableness and appropriateness

•	Review the company’s total executive compensation program and advise the committee of plans or practices that might be changed to better reflect evolving best practices

•	Provide independent analyses and recommendations to the committee on the CEO’s pay

•	Review draft Compensation Discussion and Analysis report and related tables for proxy statement

•	Proactively advise committee on best practices ideas for board governance of executive compensation

•	Undertake special projects at the request of the committee chair.
The consultant interacts directly with members of Lilly management only on matters under the committee’s oversight and with the knowledge and permission of the committee chairperson.
•	Role of Executive Officers and Management. With the oversight of the CEO, chief operating officer, and the senior vice president of human resources, the company’s global compensation group formulates recommendations on matters of compensation philosophy, plan design, and the specific compensation recommendations for executive officers (other than the CEO as noted below). The CEO gives the committee a performance assessment and compensation recommendation for each of the other named executive officers. Those recommendations are then considered by the committee with the assistance of its compensation consultant. The CEO, the senior vice president of human resources, and, less frequently, the COO attend committee meetings but are not present for the executive sessions or for any discussion of their own compensation. (Only nonemployee directors and the committee’s consultant attend executive sessions.)
     The CEO does not participate in the formulation or discussion of his pay recommendations and has no prior knowledge of the recommendations that the consultant makes to the committee.
Compensation Committee Interlocks and Insider Participation
None of the compensation committee members:
•	has ever been an officer or employee of the company

•	is or was a participant in a related-person transaction in 2007 (see page 14 for a description of our policy on related-person transactions)

•	is an executive officer of another entity, at which one of our executive officers serves on the board of directors.

Executive Compensation
Compensation Discussion and Analysis
2007 Summary
Executive compensation for 2007 aligned well with the objectives of our compensation philosophy and with our performance, driven by these factors:
•	Strong operating results yield strong incentive compensation payouts. In 2007, Lilly performed in the top tier of its peer group in sales growth and adjusted earnings per share growth; this strong top- and bottom-line growth led to cash and equity incentive compensation payouts substantially above target.

•	Equity design changes improve cost-effectiveness. We lowered the overall cost of our equity program in 2007—while maintaining its competitiveness and motivational impact—by eliminating stock options in favor of shareholder value awards and by lowering total equity grant values for most positions.

•	A balanced program fosters employee achievement, retention, and engagement. We delivered a balance of salary, performance-based cash and equity incentives, and a strong employee benefit program. Together, these elements reinforced pay-for-performance incentives and encouraged employee retention and engagement.
     For more detail, please see the remainder of this Compensation Discussion and Analysis section and the compensation tables.
Executive Compensation Philosophy
Our success depends on our ability to discover, develop, and market a stream of innovative medicines that address important medical needs. In addition, we must continually improve productivity in all that we do. To achieve these goals, we seek to attract, engage, and retain highly talented individuals who are committed to the company’s core values of excellence, integrity, and respect for people. Our compensation and benefit programs are based on these objectives:
•	Compensation should reflect individual and company performance. We link all employees’ pay to individual and company performance.
•	As employees assume greater responsibilities, more of their pay is linked to company performance and shareholder returns.

•	We seek to deliver top-tier compensation given top-tier individual and company performance, but lower-tier compensation where individual performance falls short of expectations and/or company performance lags the industry.

•	We design our programs to be simple and clear, so that employees can easily understand how their efforts affect their pay.

•	We balance the objectives of pay-for-performance and employee retention. Even during downturns in company performance, the programs should continue to motivate and engage successful, high-achieving employees.
•	Compensation should foster a long-term focus. A long-term focus is critical to success in our industry. As employees progress to higher levels of the organization, a greater portion of compensation is tied to our longer-term performance.

•	Compensation should be based on the level of job responsibility. We seek internal pay relativity, meaning that pay differences among jobs should be commensurate with differences in the levels of responsibility and impact of the jobs.

•	Compensation should reflect the marketplace for talent. We aim to remain competitive with the pay of other premier employers with which we compete for talent.

•	Compensation and benefit programs should attract employees who are interested in a career at Lilly. Our employee benefit programs provide a competitive advantage by helping us attract and retain highly talented employees who are looking for the opportunity to build careers.

•	Compensation should be efficient. To deliver superior long-term shareholder returns, we must deliver value to employees in a cost-effective manner.

•	Compensation and benefit programs should be egalitarian. While compensation will always reflect differences in job responsibilities, geographies, and marketplace considerations, the overall structure of compensation and benefit programs should be broadly similar across the organization.
The Committee’s Processes and Analyses
The compensation committee uses several tools to help it structure compensation programs that meet company objectives. Among those are:
•	Assessment of Company Performance. The committee uses company performance measures in two ways:
•	In establishing total compensation ranges, the committee compares the performance of Lilly and its peer group with respect to sales, earnings per share, return on assets, return on equity, and total shareholder return. The committee uses this data as a reference point rather than applying a formula.

•	The committee establishes specific company performance measures that determine payouts under the company’s cash and equity formula-based incentive programs.
•	Assessment of Individual Performance. Individual performance has a strong impact on compensation. The independent directors, under the direction of the presiding director, meet with the CEO in executive session at the beginning of the year to agree upon the CEO’s performance objectives for the year. At the end of the year, the independent directors again meet in executive session to review the performance of the CEO based on his or her achievement of the agreed-upon objectives, contribution to the company’s performance, and other leadership accomplishments. This evaluation is shared with the CEO by the presiding director and is provided to the compensation committee for its consideration in setting the CEO’s compensation.
     For the other named executive officers, the committee receives a performance assessment and compensation recommendation from the CEO and also exercises its judgment based on the board’s interactions with the executive officer. As with the CEO, the executive’s performance evaluation is based on the executive’s achievement of objectives established between the executive and his or her supervisor, the executive’s contribution to the company’s performance, and other leadership accomplishments.
•	Peer Group Analysis. The committee compares the company’s programs with a peer group of global pharmaceutical companies. Pharmaceutical companies’ needs for scientific and sales/marketing talent are unique to the industry and as such, Lilly must compete with these companies for talent: Abbott Laboratories; Amgen; Bristol-Myers Squibb Company; GlaxoSmithKline; Johnson & Johnson; Merck & Co.; Pfizer, Inc.; Schering-Plough Corporation; and Wyeth Laboratories. The committee uses the peer group data in two ways:
•	Overall competitiveness. The committee uses aggregated data as a reference point to ensure that the executive compensation program as a whole is competitive, meaning within the broad middle range of comparative pay of the peer group companies when the company achieves the targeted performance levels. The committee does not target a specific position within the range.

•	Individual competitiveness. The committee compares the overall pay of individual executives, if the jobs are sufficiently similar to make the comparison meaningful. The individual’s pay is driven primarily by individual and company performance and internal relativity rather than the peer group data; the peer group data is used as a “market check” to ensure that individual pay remains within the broad middle range of peer group pay. Again, the committee does not target a specific position within the range.
•	CEO Compensation. To provide further assurance of independence, the compensation recommendation for the CEO is developed by the independent consultant (Frederic W. Cook and his firm, Frederic W. Cook & Co.) without the input or knowledge of the CEO and with limited support from company staff. The Cook firm prepares analyses showing median CEO compensation among the peer group in terms of base salary, target annual incentive award, most recent equity grant value, and resulting total direct compensation. Mr. Cook develops a range of recommendations for any change in the CEO’s base salary, annual incentive target, and equity grant value and mix. Mr. Cook’s recommendations for target CEO pay take into account the peer competitive pay analysis and, importantly, the position of the CEO in relation to other senior company executives and proposed pay actions for all key employees of the company. The range allows for the committee to exercise its discretion based on the CEO’s individual performance. The CEO has no prior knowledge of the recommendations and takes no part in the recommendations, committee discussions, or decisions.
Executive Compensation for 2007
Overview—Establishment of Overall Pay
In making its pay decisions for 2007, the committee reviewed 2006 company performance data and peer group data as discussed above, and also considered expected competitive trends in executive pay. That review showed:
•	Company performance. In 2006, Lilly performed in the upper tier of the peer group in adjusted earnings per share growth, return on assets, and return on equity; in the middle tier in sales growth; and in the lower tier in total shareholder return.

•	Pay relative to peer group. For the one- and three-year periods ended 2006, Lilly’s total pay to executive officers was in the broad middle range.

The committee determined the following:
•	Program elements. The 2007 program consisted of base salary, a cash incentive bonus award, and two forms of performance-based equity grants—performance awards and shareholder value awards (SVAs). Executives also received the company employee benefit package. This program balances the mix of cash and equity compensation, the mix of current and longer-term compensation, and the security of foundational benefits in a way that furthers the compensation objectives discussed above.

•	Pay ranges and mix of pay elements. To manage the overall costs of the program while remaining competitive with expected peer group compensation, 2007 target pay ranges were reduced in the aggregate across the management and executive ranks, and the mix of pay was shifted. This was accomplished by:
•	eliminating stock options in favor of SVAs, which provide greater retention and motivation value to employees at a lower cost to shareholders

•	reducing the target values for equity awards for most positions by up to 15 percent

•	increasing base salaries modestly, consistent with the corporate merit budget

•	maintaining cash bonus targets at 2006 levels.
            The committee believes that these changes resulted in a more cost-effective program that:
•	reduces overall costs to the company

•	strengthens the incentives for retention and employee engagement by delivering a competitive cash component and the new SVA program

•	maintains a strong link to company performance and shareholder returns through a balanced equity incentive program

•	maintains appropriate internal pay relativity

•	provides opportunity for total pay within the broad middle range of expected peer group pay given company performance comparable to that of our peers.
Base Salary
In setting base salaries for 2007, the committee considered the following:
•	The corporate “merit budget,” the company’s overall budget for base salary increases. The corporate merit budget was established based on company performance for 2006, planned performance for 2007, and a reference to general external merit trends. The objective of the merit budget is to allow salary increases to retain, motivate, and reward successful performers while maintaining affordability within the company’s business plan. Individual pay increases can be more or less than the budget amount depending on individual performance, but aggregate increases must stay within the budget. The aggregate increases for all executive officers were within the corporate merit budget.

•	Individual performance. As described above under “The Committee’s Processes and Analyses,” base salary increases were driven largely by individual performance assessments.
•	The independent directors assessed Mr. Taurel’s 2006 performance. They considered the company’s and Mr. Taurel’s accomplishment of objectives that had been established at the beginning of the year and its own subjective assessment of his performance. They noted that under Mr. Taurel’s leadership, in 2006 the company exceeded its earnings targets through sales growth and productivity improvements, drove progress in refining and implementing the long-term strategy, met aggressive Six Sigma goals, strengthened its diversity programs, and enhanced its brand image and reputation. In recognition of his continued strong leadership in 2006, the committee increased Mr. Taurel’s annual salary by 4 percent, which was within the range recommended by the committee’s consultant.

•	The committee reviewed similar considerations for each of the other named executives. In addition, with regard to Dr. Lechleiter’s performance, the committee considered his leadership in increasing employee productivity and implementation of strategic initiatives. The committee increased Dr. Lechleiter’s annual salary by 4 percent.

•	With regard to Dr. Paul, the committee gave particular weight to his leadership of the company’s research and development efforts, noting that Lilly Research Laboratories improved productivity in several phases of discovery and development, increased the percentage of pipeline molecules currently in clinical trials, and forged stronger links between research and the sales and marketing organizations. The committee increased Dr. Paul’s annual salary by 5 percent.

•	In establishing Mr. Armitage’s annual salary (a 5 percent increase), the committee noted his leadership in implementing successful litigation strategies, leading the company’s efforts to influence the legal and regulatory environment to support innovation, and improving productivity within the law division.

•	Mr. Rice’s annual salary was increased 6 percent in recognition of strong internal controls and an improved financial planning process, as well as his strong leadership of, and development of talent within, the financial component and his outstanding contributions to the management of the company.
•	Internal relativity, meaning the relative pay differences for different job levels.

•	Peer group data specific to certain positions in which the jobs were viewed as comparable in content and importance to the company. We used the peer group data not to target a specific position in range, but instead as a market check for reasonableness and competitiveness. The salaries as determined by the other factors were within the broad middle range of expected competitive pay and, therefore, no further adjustments were necessary for competitiveness.
Cash Incentive Bonuses
The company’s annual cash bonus programs align employees’ goals with the company’s sales and earnings growth objectives for the current year. Cash incentive bonuses for all management employees worldwide, as well as most nonmanagement employees in the U.S., are determined under the Eli Lilly and Company Bonus Plan. Under the plan, the company sets target bonus amounts (a percentage of base salary) for all participants at the beginning of each year. Bonus payouts range from zero to 200 percent of target depending on the company’s financial results relative to predetermined performance measures. At the end of the performance period, the committee has discretion to adjust an award payout downward, but not upward, from the amount yielded by the formula.
The committee considered the following when establishing the 2007 awards:
•	Target bonus sizes. Bonus targets (expressed as a percentage of base salary) were based on job responsibilities, internal relativity, and peer group data. Consistent with our compensation objectives, as executives assume greater responsibilities, more of their pay is linked to company performance. For 2007, the committee maintained the same bonus targets as in 2006. The committee determined that these targets appropriately reflected internal relativity. In addition, the peer group data suggested that the 2006 targets would maintain cash compensation within the broad middle range of expected competitive pay given median peer performance, so no adjustments were necessary. The 2007 targets for the named executives were as follows:
•	Mr. Taurel — 125 percent

•	Dr. Lechleiter — 100 percent

•	Dr. Paul — 85 percent

•	Mr. Armitage — 75 percent

•	Mr. Rice — 75 percent.
•	Company performance measures. The committee established 2007 company performance measures with a 25 percent weighting on sales growth and a 75 percent weighting on growth in adjusted EPS (reported earnings per share adjusted as described below under “Adjustments for Certain Items”). This mix of performance measures focuses employees appropriately on improving both top-line sales and bottom-line earnings, with special emphasis on earnings in order to tie rewards directly to productivity improvements. The measures are also effective motivators because they are easy for employees to track and understand.
     In establishing the 2007 target growth rates, the committee considered the expected 2007 performance of our peer group, based on published investment analyst estimates. The target growth rates of 5 percent for sales and 8 percent for adjusted EPS represented approximately the median expected growth rates for our peer group. These targets are consistent with our compensation objectives because they result in above-target payouts if Lilly outperforms the peer group and below-target payouts if Lilly performance lags the peer group. Payouts were determined by this formula:
(0.25 x sales multiple) + (0.75 x adjusted EPS multiple) = bonus multiple
Bonus multiple X target bonus X base salary earnings = payout

2007 sales and adjusted EPS multiples are illustrated by these charts:
2007 pro forma sales growth of 13.6 percent resulted in a sales multiple of 1.861.
2007 pro forma adjusted EPS growth of 16.8 percent resulted in an adjusted EPS multiple of 1.883.
Together, the sales multiple and the adjusted EPS multiple yielded a bonus multiple of 1.88:
(0.25 x 1.861) + (0.75 x 1.883) = 1.88 bonus multiple
See page 29 for a reconciliation of 2007 reported and pro forma sales and reported and pro forma adjusted EPS.
Equity Incentives – Total Equity Program
In 2007, we employed two forms of equity incentives granted under the 2002 Lilly Stock Plan: performance awards and shareholder value awards. These incentives ensure that our leaders are properly focused on long-term shareholder value.
•	Target grant values. For 2007, the committee reduced aggregate grant values for management and executives in order to manage overall compensation costs. The committee did not “make up” for the equity reductions by significantly increasing other elements of compensation. The specific reductions at different job levels were determined by internal relativity. Consistent with the company’s compensation objectives, individuals at higher levels received a greater proportion of total pay in the form of equity. The committee determined that a 50/50 split for executives between performance awards and shareholder value awards appropriately balances the shorter- and longer-term incentives of the two programs. This is consistent with the 2006 grants, which were split 50/50 between performance awards and stock options.
Target values for 2007 equity grants for the named executives were as follows:

	Performance	Shareholder Value
Name	Awards	Awards
Mr. Taurel	$3,600,000	$3,600,000
Dr. Lechleiter	$1,989,000	$1,989,000
Dr. Paul	$1,200,000	$1,200,000
Mr. Armitage	$ 855,000	$ 855,000
Mr. Rice	$ 450,000	$ 450,000

Two named executive officers did not receive reductions in their target equity values. Dr. Paul’s 2007 value remained the same as in 2006 to preserve competitiveness within peer company pay and to recognize the strategic importance of the chief scientific officer role. Mr. Rice’s 2007 value increased due to his promotion in May 2006.
Equity Incentives—Performance Awards
Performance awards provide employees with shares of Lilly stock if certain company performance goals are achieved, aligning employees with shareholder interests and providing an ownership stake in the company. The awards are structured as a schedule of shares of Lilly stock based on the company’s achievement of specific adjusted earnings per share (adjusted EPS) levels over specified time periods of one or more years. Possible payouts range from zero to 200 percent of the target amount, depending on adjusted EPS growth over the period. No dividends are paid on the awards during the performance period. At the end of the performance period, the committee has discretion to adjust an award payout downward, but not upward, from the amount yielded by the formula. For the 2007 grants, the committee took into consideration the following:
•	Target grant values. As described above, the committee reduced target grant values for most job levels and established a 50/50 split for executives between performance awards and SVAs.

•	Company performance measure. The committee established the performance measure as adjusted EPS growth (reported EPS adjusted as described below under “Adjustments for Certain Items”) over a one-year period, with a one-year holding period, thus creating a two-year award. The committee believes adjusted EPS growth is an effective motivator because it is closely linked to shareholder value, is broadly communicated to the public, and is easily understood by employees. In setting the target growth percentage of 8 percent, the committee considered the expected earnings performance of companies in our peer group over a one-year period, based on published investment analyst estimates. Eight percent represented approximately the median expected growth for our peer group; accordingly, consistent with our compensation objectives, Lilly performance exceeding the peer group median would result in above-target payouts while Lilly performance lagging the peer group median would result in below-target payouts. Payouts were determined according to this schedule:

Adjusted 2007 EPS Growth	Up to 2.99%	3.00 – 4.99%	5.00 – 6.99%	7.00 – 8.99%	9.00 – 10.99%	11.00 – 12.99%	13.00 – 15.99%	16.00% +
Percent of Target	0	50%	75%	100%	125%	150%	175%	200%
Pro forma adjusted EPS growth of 16.8 percent resulted in a 2007 performance award payout at 200 percent of target. See page 29 for a reconciliation of 2007 reported and pro forma adjusted EPS.
Equity Incentives—Shareholder Value Awards
Beginning in 2007, the company implemented a new equity program, the shareholder value award (SVA), which replaced our stock option program. The SVA pays out shares of Lilly stock based on the performance of the company’s stock over a three-year period. No dividends are paid on the awards during the performance period. Payouts range from zero to 140 percent of the target amount, depending on stock price performance over the period. The SVA program delivers equity compensation that is strongly linked to longer-term shareholder returns. It is more cost-effective than the stock option program it replaces because the SVA program delivers, at a lower cost to the company, an equity incentive that is equally or more effective in aligning employee interests with long-term shareholder return. For the 2007 grants, the committee considered the following:
•	Target grant size. As described above, the committee reduced target grant sizes for most job levels and established a 50/50 split between performance awards and SVAs.

•	Company performance measure. The SVA is designed to pay above target if Lilly’s stock price outperforms an expected compounded annual rate of return for large-cap companies and below target if Lilly stock underperforms that rate of return. The expected rate of return used in this calculation was determined considering total return that a reasonable investor would consider appropriate for investing in the stock of a large-cap U.S. company, based on input from external money managers, less Lilly’s current dividend yield. Executive officers receive no payout if the stock price (less three years of dividends at the current rate) does not grow over the three-year performance period—in other words, if total shareholder return for the three-year period is zero or negative.
     The starting price for the 2007 SVAs was $54.01 per share, representing the average of the closing prices of Lilly stock for all trading days in November and December 2006. The ending price to determine payouts will be the average of the closing prices of Lilly stock for all trading days in November and December 2009.

Payouts will be determined by this grid:

Ending Stock Price	Up to $48.72	$48.72 – $53.85	$53.86 – $58.99	$59.00 – $62.99	$63.00 – $66.99	$67.00 – $70.99	$71.00 +

Percent of Target	0	40%	60%	80%	100%	120%	140%

Adjustments for Certain Items
Consistent with past practice, the committee adjusted the results on which 2007 bonuses and performance awards were determined to eliminate the effect of certain unusual income or expense items. The adjustments are intended to:
•	align award payments with the underlying growth of the core business

•	avoid volatile, artificial inflation or deflation of awards due to the unusual items either in the award year or the previous (comparator) year

•	eliminate certain counterproductive short-term incentives—for example, incentives to refrain from acquiring new technologies or to defer disposing of underutilized assets or settling legacy litigation in order to protect current bonus payments.
To assure the integrity of the adjustments, the committee establishes adjustment guidelines at the beginning of the year. These guidelines are consistent with the company guidelines for reporting adjusted earnings to the investment community, which are reviewed by the audit committee of the board. The adjustments apply equally to income and expense items and must exceed a materiality threshold. The committee reviews all adjustments and retains “downward discretion“—i.e., discretion to reduce compensation below the amounts that are yielded by the adjustment guidelines.
     For the 2007 awards calculation, the committee adjusted EPS to eliminate the effect in 2007 of accounting charges for the acquisition of in-process research and development (IPR&D), and in both 2006 and 2007 of major product liability charges, major asset impairments, restructuring, and other special charges. In addition, to eliminate the distorting effect of the acquisition of ICOS Corporation (which was completed in January 2007) on year-over-year growth rates, the committee adjusted sales and EPS for both 2006 and 2007 on a pro forma basis as if the acquisition had been completed at the beginning of 2006.
     The adjustments were intended to align award payments more closely to underlying business growth trends and eliminate volatile swings (up or down) caused by the unusual items. This is demonstrated by the 2006 and 2007 adjustments:
     Reconciliations of the adjustments to our reported sales and earnings per share are below. The shaded numbers were used for calculating growth percentages for the compensation programs.

			% Growth		% Growth
	2007	2006	2007 vs. 2006	2005	2006 vs. 2005
Sales as reported ($ millions)	$18,633.5	$15,691.0	19%	$14,645.3	7%
pro forma ICOS adjustment	$72.7	$755.2		N/A

Sales—pro forma adjusted	$18,706.2	$16,446.2	14%	N/A	N/A

EPS as reported	$2.71	$2.45	11%	$1.81	35%
Eliminate IPR&D charges for acquisitions and in-licensing transactions	$.63	—		—
Eliminate asset impairments, restructuring and other special charges (including product liability charges)	$.21	$.73		$1.04
Eliminate cumulative effect of change in accounting principle	—	—		$.02

EPS—adjusted	$3.55	$3.18		$2.87	11%

pro forma ICOS adjustment	$(.01)	$(.15)		N/A

EPS—pro forma adjusted	$3.54	$3.03	17%	N/A	N/A

Equity Incentive Grant Mechanics and Timing
The committee approves target grant values for equity incentives prior to the grant date. On the grant date, those values are converted to shares based on:
•	the closing price of Lilly stock on the grant date

•	the same valuation methodology the company uses to determine the accounting expense of the grants under Statement of Financial Accounting Standards (SFAS) 123R.
     The committee’s procedure for timing of equity grants assures that grant timing is not being manipulated for employee gain. The annual equity grant date for all eligible employees is in mid-February. This date is established by the committee well in advance—typically at the committee’s October meeting. The mid-February grant date timing is driven by these considerations:
•	It coincides with the company’s calendar-year-based performance management cycle, allowing supervisors to deliver the equity awards close in time to performance appraisals, which increases the impact of the awards by strengthening the link between pay and performance.

•	It follows the annual earnings release by approximately two weeks, so that the stock price at that time can reasonably be expected to fairly represent the market’s collective view of our then-current results and prospects.
     Grants to new hires and other off-cycle grants are effective on the first trading day of the following month.
Employee and Post-Employment Benefits
The company offers core employee benefits coverage in order to:
•	provide our global workforce with a reasonable level of financial support in the event of illness or injury

•	enhance productivity and job satisfaction through programs that focus on work/life balance.
     The benefits available are the same for all U.S. employees and include medical and dental coverage, disability insurance, and life insurance.
     In addition, the Lilly 401(k) Plan and the Lilly Retirement Plan provide a reasonable level of retirement income reflecting employees’ careers with the company. U.S. employees are eligible to participate in these plans. To the extent that any employee’s retirement benefit exceeds IRS limits for amounts that can be paid through a qualified plan, Lilly also offers a nonqualified retirement plan and a nonqualified savings plan. These plans provide only the difference between the calculated benefits and the IRS limits, and the formula is the same for all U.S. employees.
     The cost of both employee and post-employment benefits is partially borne by the employee, including each executive officer.
Perquisites
The company does not provide significant perquisites to executive officers, except that the company aircraft is made available for the personal use of Mr. Taurel and Dr. Lechleiter, where the committee believes the security and efficiency benefits to the company clearly outweigh the expense. The company aircraft is also made available to other executive officers for travel to outside board meetings. In addition, depending on seat availability, family members of executive officers may travel on the company aircraft to accompany executives who are traveling on business. There is no incremental cost to the company for these trips.
     Mr. Taurel’s primary use of the corporate aircraft for personal flights in 2007 was to attend outside board meetings for the two public companies at which he serves as an independent director. The committee believes that Mr. Taurel’s service on these boards, and his ability to conduct Lilly business while traveling to board meetings, provides clear benefits to the company. As described on pages 42-43, Mr. Taurel has entered into a time-share arrangement for the corporate aircraft under which he pays the company a lease fee for personal use, other than for attending outside board meetings. This amount offsets part of the company’s incremental cost of providing the aircraft. Dr. Lechleiter did not use the corporate aircraft for personal flights during 2007.
Deferred Compensation Program
Executives may defer receipt of part or all of their cash compensation under the company’s deferred compensation program. The program allows executives to save for retirement in a tax-effective way at minimal cost to the company. Under this unfunded program, amounts deferred by the executive are credited at an interest rate of 120 percent of the applicable federal long-term rate, as described in more detail following the Nonqualified Deferred Compensation in 2007 table on page 39.

Severance Benefits
Except in the case of a change in control of the company, the company is not obligated to pay severance to named executive officers upon termination of their employment.
     The company has adopted a change-in-control severance pay program for nearly all employees of the company, including the executive officers. The program is intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control of the company. In addition, for executives, the program is intended to align executive and shareholder interests by enabling executives to consider corporate transactions that are in the best interests of the shareholders and other constituents of the company without undue concern over whether the transactions may jeopardize the executives’ own employment. Because this program is guided by different objectives than the regular compensation program, decisions made under this program do not affect the regular compensation program.
     Although there are some differences in benefit levels depending on the employee’s job level and seniority, the basic elements of the program are comparable for all employees:
•	Double trigger. Unlike “single trigger” plans that pay out immediately upon a change in control, the Lilly program generally requires a “double trigger"—a change in control followed by an involuntary loss of employment within two years thereafter. This is consistent with the purpose of the program, which is to provide employees with a guaranteed level of financial protection upon loss of employment. A partial exception is made for performance awards, a portion of which would be paid out upon a change in control, based on time worked up to the change in control and the target or forecasted payout level at the time of the change in control. The committee believes this partial payment is appropriate because of the difficulties in converting the Lilly EPS targets into an award based on the surviving company’s EPS. Likewise, if Lilly is not the surviving entity, a portion of the shareholder value awards are paid out, based on time worked up to the change in control and the merger price for Lilly stock.

•	Covered terminations. Employees are eligible for payments if, within two years of the change in control, their employment is terminated (i) without cause by the company or (ii) for good reason by the employee, each as is defined in the program. See pages 40-42 for a more detailed discussion, including a discussion of what constitutes a change in control.

•	Two-year protections. Employees who suffer a covered termination receive up to two years of pay and benefit protection. The purpose of these provisions is to assure employees a reasonable period of protection of their income and core employee benefits upon which they depend for financial security.
•	Severance payment. Eligible terminated employees would receive a severance payment ranging from six months’ to two years’ base salary. Executives are all eligible for two years’ base salary plus cash bonus (with bonus established as the higher of the then-current year’s target bonus or the last bonus paid prior to the change in control).

•	Benefit continuation. Basic employee benefits such as health and life insurance would be continued for up to two years following termination of employment. All executives, including named executive officers, are entitled to two years’ benefit continuation.

•	Pension supplement. Under the portion of the program covering executives, a terminated employee would be entitled to a supplement of two years of age credit and two years of service credit for purposes of calculating eligibility and benefit levels under the company’s defined benefit pension plan.
•	Accelerated vesting of equity awards. Any unvested equity awards at the time of termination of employment would become vested.

•	Excise tax. In some circumstances, the payments or other benefits received by the employee in connection with a change in control may exceed certain limits established under Section 280G of the Internal Revenue Code. The employee would then be subject to an excise tax on top of normal federal income tax. Because of the way the excise tax is calculated, it can impose a large burden on some employees while similarly compensated employees will not be subject to the tax. The costs of this excise tax—but not the regular income tax—would be borne by the company. To avoid triggering the excise tax, payments that would otherwise be due under the program that are up to 3 percent over the IRS limit will be cut back to the IRS limit.
Share Ownership and Retention Guidelines; Hedging Prohibition
Share ownership and retention guidelines help to foster a focus on long-term growth. The committee has adopted a guideline requiring the CEO to own Lilly stock valued at least five times his or her annual base salary, and other executive officers to own at least three times their annual base salary. A phase-in of up to five years is provided for newly hired or promoted executive officers. Lilly executives have a long history of maintaining extensive holdings in Lilly stock, and all executive officers already meet or exceed the guideline, or in the case of new executive officers, are on track to meet or exceed the guideline within the phase-in period. Currently Mr. Taurel and Dr. Lechleiter hold shares valued at 35 and 10 times their respective annual salaries.
     Executive officers are required to retain all shares received from the company equity programs, net of acquisition costs and taxes, for at least one year. In addition, any executive officer who does not meet the stock ownership guideline must retain all net shares until the requisite ownership level is achieved.
     Employees are not permitted to hedge their economic exposures to the Lilly stock that they own through short sales or derivative transactions.
Tax Deductibility Cap on Executive Compensation
U.S. federal income tax law prohibits the company from taking a tax deduction for certain compensation paid in excess of $1,000,000 to certain executive officers. However, performance-based compensation is fully deductible if the programs are approved by shareholders and meet other requirements. Our policy is to qualify our incentive compensation programs for full corporate deductibility to the extent feasible and consistent with our overall compensation objectives.
     We have taken steps to qualify cash bonus compensation, performance awards, and SVAs for full deductibility as “performance-based compensation.” The committee may make payments that are not fully deductible if, in its judgment, such payments are necessary to achieve the company’s compensation objectives and to protect shareholder interests. For 2007, the non-deductible compensation under this law was essentially equal to the portion of Mr. Taurel’s and Dr. Lechleiter’s base salary that exceeded $1,000,000 as shown in the Summary Compensation Table.
Executive Compensation Recovery Policy
Any incentive awards, including SVAs, are subject to forfeiture prior to payment for termination of employment or disciplinary reasons. In addition, the committee has adopted an executive compensation recovery policy applicable to executive officers. Under this policy, the company may recover incentive compensation (cash or equity) that was based on achievement of financial results that were subsequently the subject of a restatement if an executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement and the effect of the wrongdoing was to increase the amount of bonus or incentive compensation. This policy covers income related to cash bonuses and performance awards. SVAs are not covered due to the difficulty in attributing stock price movements to specific causes.
2008 Compensation Decisions—CEO Transition
Mr. Taurel will retire as CEO effective March 31, 2008 and as chairman of the board effective December 31, 2008. Dr. Lechleiter has been elected CEO effective April 1, 2008. The committee has approved revised cash compensation for Mr. Taurel and Dr. Lechleiter in their new roles.
•	Mr. Taurel. As chairman, Mr. Taurel will remain an employee of the company until his retirement on December 31, 2008. Effective April 1, 2008, his base salary will be reduced by half. Under the terms of the Eli Lilly and Company Bonus Plan, his non-equity incentive award opportunity is calculated as a percentage of base salary earnings, and therefore his incentive award for the period of April through December 2008 will also be reduced by half. Thus, effective April 1, 2008, Mr. Taurel will receive the following annualized base salary and target non-equity incentive plan compensation (both figures are shown as if they were paid for a full year, but will actually be paid for only the nine months from April through December 2008):
•	Annualized base salary—$864,250

•	Annualized target non-equity incentive plan compensation—$1,209,950*
•	Dr. Lechleiter. Effective April 1, 2008, Dr. Lechleiter will receive the following annualized base salary and target non-equity incentive plan compensation (both figures are shown as if they were paid for a full year, but will actually be paid for only the nine months from April through December 2008):
•	Annualized base salary—$1,400,000

•	Annualized target non-equity incentive plan compensation—$1,960,000*

*	These amounts represent the target bonus under the Eli Lilly and Company Bonus Plan, assuming the annualized base salary was paid for the entire calendar year. Actual bonuses paid for a given calendar year will be calculated on actual base salary earnings for the year, and may vary from target depending on company performance in 2008. See pages 26-27 for a description of the Bonus Plan.
Compensation Committee Report
The compensation committee (“we” or “the committee”) evaluates and establishes compensation for executive officers and oversees the deferred compensation plan, the company’s management stock plans, and other management incentive, benefit, and perquisite programs. Management has the primary responsibility for the company’s financial statements and reporting process, including the disclosure of executive compensation. With this in mind, we have reviewed and discussed with management the Compensation Discussion and Analysis found on pages 23-32 of this proxy statement. The committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the committee with regard to executive compensation. We recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.
Compensation Committee
Karen N. Horn, Ph.D., Chair
George M.C. Fisher
J. Erik Fyrwald
Ellen R. Marram
Summary Compensation Table 1

					Non-Equity	Change in
			Stock	Option	Incentive Plan	Pension	All Other	Total
Name and Principal		Salary	Awards[2]	Awards[2]	Compensation[3]	Value[4]	Compensation[5]	Compensation
Position	Year	($)	($)	($)	($)	($)	($)	($)

Sidney Taurel Chairman of the Board and	2007	$1,717,417	$6,443,000	$600,000	$4,035,929	0	$215,044	$13,011,390
Chief Executive Officer	2006	$1,650,333	$5,400,000	$3,805,333	$2,764,308	$1,417,434	$192,409	$15,229,817

John C. Lechleiter, Ph.D. President and Chief	2007	$1,149,083	$4,641,000	$390,000	$2,160,277	$921,394	$70,761	$9,332,515
Operating Officer	2006	$1,112,000	$3,510,000	$3,967,976	$1,490,080	$1,156,247	$68,790	$11,305,093

Steven M. Paul, M.D. Executive Vice President,	2007	$960,333	$2,852,671	$200,000	$1,534,613	$396,687	$13,500	$5,957,804
Science and Technology	2006	$916,167	$1,864,460	$1,240,000	$1,043,514	$607,463	$55,789	$5,727,393

Robert A. Armitage Senior Vice President and	2007	$741,667	$1,995,000	$716,400	$1,045,750	$232,697	$45,551	$4,777,065
General Counsel	2006	$701,657	$1,394,053	$1,339,911	$705,165	$231,862	$42,691	$4,415,339

Derica W. Rice Senior Vice President and	2007	$747,583	$1,995,000	$473,675	$1,054,093	$194,469	$78,787	$4,543,607
Chief Financial Officer	2006	$615,000	$675,000	$590,928	$580,466	$168,627	$37,722	$2,667,743

[1]	No bonus was paid to a named executive officer except as part of a non-equity incentive plan.

[2]	No stock options were granted in 2007. A discussion of the assumptions used in calculating these values may be found in Note 7 to our 2007 audited financial statements on pages 43-44 of our annual report.

[3]	Payment for 2007 performance made in March 2008 under the Eli Lilly and Company Bonus Plan.

[4]	The amounts in this column are the change in pension value for each individual. No named executive officer received preferential or above-market earnings on deferred compensation.

[5]	The table below shows the components of this column for 2007, which include the company match for each individual’s savings plan contributions, tax reimbursements, and perquisites.

		Savings
		Plan	Tax						Total “All Other
Name	Year	Match	Reimbursements		Perquisites		Other		Compensation”

Mr. Taurel	2007	$103,045	$2,731	[1]	$109,268	[4]	0		$215,044
	2006	$99,020	$1,382	[1]	$92,007	[4]	0		$192,409

Dr. Lechleiter	2007	$68,945	$1,816	[2]	0		0		$70,761
	2006	$66,720	$2,070	[2]	0		0		$68,790

Dr. Paul	2007	$13,500	0		0		0		$13,500
	2006	$54,970	$819	[2]	0		0		$55,789

Mr. Armitage	2007	$44,500	$1,051	[2]	0		0		$45,551
	2006	$42,099	$592	[2]	0		0		$42,691

Mr. Rice	2007	$44,855	$15,030	[2,3]	0		$18,902	[5]	$78,787
	2006	$36,900	$822	[2]	0		0		$37,722

[1]	Tax reimbursements on income imputed to Mr. Taurel for his use of the corporate aircraft to attend outside board meetings and for travel by his wife on the corporate aircraft to attend certain company functions involving spouse participation.

[2]	Tax reimbursements for travel by the executives’ spouses on the corporate aircraft to attend certain company functions involving spouse participation.

[3]	For Mr. Rice, this amount includes $13,051 in tax reimbursements for the payment described in footnote 5 below.

[4]	These amounts include the incremental cost to the company of use of the corporate aircraft to attend outside board meetings and one personal trip in 2007, offset by Mr. Taurel’s reimbursement under the time-share agreement. The incremental cost of Mr. Taurel’s use of the corporate aircraft was $107,105 in 2007 and $91,069 in 2006. The amounts in this column also include Mrs. Taurel’s expenses to attend board functions that included spouse participation. In addition, Mr. Taurel’s family members have occasionally accompanied him on business trips, at no incremental cost to the company. We calculate the incremental cost to the company of any personal use of the corporate aircraft based on the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar and parking costs, and smaller variable costs, offset by any time-share lease payments by the executive. Since the company-owned aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries, the purchase costs of the company-owned aircraft and the cost of maintenance not related to trips.

[5]	Reimbursement for an over-withholding of taxes by the company in a prior year when Mr. Rice was on an overseas assignment.
     We have no employment agreements with our named executive officers. See, however, the description of additional years of service that may be credited to certain named executive officers upon retirement (pages 38-39).
     The compensation plans under which the grants in the following table were made are generally described in the Compensation Discussion and Analysis, beginning on page 23, and include the Eli Lilly and Company Bonus Plan, a non-equity incentive plan, and the 2002 Lilly Stock Plan, which provides for performance awards, shareholder value awards, stock options, restricted stock grants, and stock units.
Grants of Plan-Based Awards During 2007

										All Other
										Option
				Estimated Possible Payouts			Estimated Possible and Future			Awards:
				Under Non-Equity			Payouts Under Equity			Number of	Grant Date
			Compensation	Incentive Plan Awards[1]			Incentive Plan Awards[2]			Securities	Fair Value
			Committee	Threshold	Target	Maximum	Threshold	Target	Maximum	Underlying	of Equity
Name	Grant Date		Action Date	($)	($)	($)	(# shares)	(# shares)	(# shares)	Options[3]	Awards
Mr. Taurel	—		—	0	$2,146,771	$4,293,542
	2/9/2007	[4]	12/18/2006				0	56,426	100,000		$3,060,000
	2/9/2007	[5]	12/18/2006				0	68,426	95,796		$3,060,000
										0

Dr. Lechleiter	—		—	0	$1,149,083	$2,298,166
	2/9/2007	[4]	12/18/2006				0	36,677	73,354		$1,989,000
	2/9/2007	[5]	12/18/2006				0	44,477	62,268		$1,989,000
										0

Dr. Paul	—		—	0	$816,283	$1,632,566
	2/9/2007	[4]	12/18/2006				0	22,128	44,256		$1,200,000
	2/9/2007	[5]	12/18/2006				0	26,834	37,568		$1,200,000
										0

Mr. Armitage	—		—	0	$556,250	$1,112,500
	2/9/2007	[4]	12/18/2006				0	15,766	31,532		$855,000
	2/9/2007	[5]	12/18/2006				0	19,119	26,767		$855,000
										0

Mr. Rice	—		—	0	$560,688	$1,121,376
	2/9/2007	[4]	12/18/2006				0	15,766	31,532		$855,000
	2/9/2007	[5]	12/18/2006				0	19,119	26,767		$855,000
										0

[1]	These columns show the range of payouts targeted for 2007 performance under the Eli Lilly and Company Bonus Plan as described in the section titled “Cash Incentive Bonuses” in the Compensation Discussion and Analysis. The 2008 bonus payment for 2007 performance has been made based on the metrics described, at 188 percent of target, and is shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

[2]	These columns show the range of payouts targeted for 2007 performance under the 2002 Lilly Stock Plan as described in the sections titled “Equity Incentives—Performance Awards” and “Equity Incentives—Shareholder

Value Awards” in the Compensation Discussion and Analysis.

[3]	No stock options were granted to named executive officers in 2007.

[4]	These rows show performance award grants. The dollar amount recognized by the company for these performance awards is shown in the Summary Compensation Table in the column titled “Stock Awards” and their valuation assumptions are referenced in footnote 2 to that table. The 2007 performance award payout was made in January 2008 and is shown in more detail below.

[5]	These rows show shareholder value award grants. The payout for the 2007 shareholder value award will be determined in January 2010.
     Our performance awards granted in 2007 paid out in January 2008, and the named executive officers received the following shares:

		Value on
Name	Performance Awards	December 31, 2007
Mr. Taurel	100,000	$5,339,000
Dr. Lechleiter	73,354	$3,916,370
Dr. Paul	44,256	$2,362,828
Mr. Armitage	31,532	$1,683,493
Mr. Rice	31,532	$1,683,493

     For 2007 performance, payouts were 200 percent of target. In order to receive a performance award payout, a participant must have remained employed with the company through December 31, 2007 (except in the case of death, disability, or retirement). In addition, an executive who was an executive officer at the time of grant and at the time of payout received payment in shares of restricted stock. Non-preferential dividends are paid during the one-year restriction period. Each executive was awarded the shares identified above, and the shares will remain restricted (and subject to forfeiture if the executive resigns) until the earlier of February 2009 or the executive’s retirement. Mr. Taurel’s shares will vest upon his retirement from the company on December 31, 2008.
     Our shareholder value awards granted in 2007 will pay out at the end of the three-year performance period according to the grid as shown on page 29 of the Compensation Discussion and Analysis. At the end of 2007, the award was on track to pay out at 40 percent of target.

Outstanding Equity Awards at December 31, 2007

	Option Awards				Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan Awards:
								Plan Awards:	Market or
								Number of	Payout Value
					Number of			Unearned	of Unearned
	Number of	Number of			Shares		Market Value	Shares, Units	Shares, Units
	Securities	Securities			or Units of		of Shares or	or Other	or Other
	Underlying	Underlying	Option		Stock That		Units	Rights That	Rights That
	Unexercised	Unexercised	Exercise	Option	Have Not		of Stock That	Have Not	Have Not
	Options (#)[1]	Options (#)[1]	Price	Expiration	Vested[2]		Have Not Vested[2]	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)		($)	(#)	($)

Mr. Taurel								68,426 [3]	$3,653,264
					100,000	[4]	$5,339,000
					96,120	[5]	$5,131,846
		216,867	$56.18	2/09/2016
		255,621	55.65	2/10/2015
	400,000		73.11	2/14/2014
	350,000		57.85	2/15/2013
	350,000 [6]		75.92	2/17/2012
	175,000		79.28	10/04/2011
	350,000		88.41	12/17/2010
	350,000		66.38	10/16/2009
	240,000		74.28	10/17/2008
	50,000		61.22	5/30/2008

Dr. Lechleiter								44,477 [3]	$2,374,627
					73,354	[4]	$3,916,370
					62,478	[5]	$3,335,700
		140,964	$56.18	2/09/2016
		127,811	55.65	2/10/2015
	200,000		73.11	2/14/2014
	120,000		57.85	2/15/2013
	120,000 [7]		75.92	2/17/2012
	60,000		79.28	10/04/2011
	10,000		88.41	12/17/2010
	100,000		88.41	12/17/2010
	80,000		66.38	10/16/2009
	50,000		74.28	10/17/2008

Dr. Paul								26,834 [3]	$1,432,667
					44,256	[4]	$2,362,828
					5,000	[8]	$266,950
					32,040	[5]	$1,710,616
		72,289	$56.18	2/09/2016
		85,207	55.65	2/10/2015
	120,000		73.11	2/14/2014
	50,000		57.85	2/15/2013
	46,000		75.92	2/17/2012
	23,000		79.28	10/04/2011
	75,900		73.98	2/18/2011
	25,000 [9]		88.41	12/17/2010
		50,000 [9]	88.41	12/17/2010
		25,000 [9]	88.41	12/17/2010
	46,000		66.38	10/16/2009
	25,000		74.28	10/17/2008

Mr. Armitage								19,119 [3]	$1,020,763
					31,532	[4]	$1,683,493
					24,030	[5]	$1,282,962
		54,217	$56.18	2/09/2016
		53,254	55.65	2/10/2015
	80,000		73.11	2/14/2014
	80,000		57.85	2/15/2013
	23,800		75.92	2/17/2012
	7,000		79.28	10/04/2011
	23,100		73.98	2/18/2011
	14,000		66.38	10/16/2009

Mr. Rice								19,119 [3]	$1,020,763
					31,532	[4]	$1,683.493
		30,000	$52.54	4/29/2016
		27,108	56.18	2/09/2016
		23,077	55.65	2/10/2015
	25,000		73.11	2/14/2014
	11,200		57.85	2/15/2013
	10,000		75.92	2/17/2012
	5,000		79.28	10/04/2011
	12,000		73.98	2/18/2011
	10,000		66.38	10/16/2009
	5,700		74.28	10/17/2008

[1]	The vesting date of each option is listed in the table below by expiration date:

Expiration Date	Vesting Date	Expiration Date	Vesting Date
04/29/2016	05/01/2009	10/04/2011	10/03/2003
02/09/2016	02/10/2009	02/18/2011	02/20/2004
02/10/2015	02/11/2008	12/17/2010	12/18/2003
02/14/2014	02/19/2007	10/16/2009	10/18/2002
02/15/2013	02/17/2006	10/17/2008	10/19/2001
02/17/2012	02/18/2005	05/30/2008	06/04/2001

[2]	These two columns show performance award shares paid in restricted shares with a holding period of one year. The restricted stock shares pay dividends during the restriction period, but the dividends are not preferential.

[3]	Shares granted under the company’s Shareholder Value Award plan that will vest December 31, 2009. The number of shares reported in the table reflects the target payout amount, which will be made if the average stock price in November and December 2009 is between $63.00 and $66.99. Actual payouts may vary from zero to 140 percent of target. Had the performance period ended at year end, the payout would have been 40 percent of target.

[4]	Shares paid out in January 2008 for 2007 performance. These shares vest in February 2009.

[5]	Shares paid out in January 2007 for 2006 performance. These shares vested in February 2008.

[6]	Mr. Taurel transferred 348,683 shares of this option to a trust for the benefit of his children, and these shares vested on April 30, 2002. 149,172 shares of this option are held in trust for the benefit of Mr. Taurel’s children, and the remainder have been transferred back to Mr. Taurel.

[7]	Dr. Lechleiter transferred 118,683 shares of this option to a trust for the benefit of his children, and these shares vested on April 30, 2002. 50,734 shares of this option are held in trust for the benefit of Dr. Lechleiter’s children, and the remainder have been transferred back to Dr. Lechleiter.

[8]	These shares will vest December 20, 2010.

[9]	These options were granted outside of the normal annual cycle and vest in three installments, as follows: 25 percent on December 19, 2005; 25 percent on December 18, 2008; and 50 percent on November 2, 2009.
Options Exercised and Stock Vested in 2007

	Option Awards		Stock Awards[2]
	Number of Shares Acquired	Value Realized	Number of Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)[1]	on Vesting (#)	on Vesting ($)
Mr. Taurel	0	0	64,690	$3,501,023
Dr. Lechleiter	0	0	32,345	$1,750,511
Dr. Paul	100,000	$480,020	24,564	$1,342,904
Mr. Armitage	0	0	13,478	$729,429
Mr. Rice	0	0	0	0

[1]	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.

[2]	Amounts reflect the market value of the stock on the day the stock vested. These shares represent performance awards issued in January 2006 for company performance in 2005, which were subject to forfeiture for one year following issuance. For Dr. Paul, these columns include 3,000 shares of restricted stock, which vested on June 1, 2007.
Retirement Benefits
We maintain two programs to provide retirement income to all eligible U.S. employees, including executive officers:
•	The Lilly Employee 401(k) Plan, a defined contribution plan qualified under sections 401(a) and 401(k) of the Internal Revenue Code. Eligible employees may elect to contribute a portion of their salary to the plan, and the company provides matching contributions on the employees’ contributions up to 6 percent of base salary. The matching contributions are in the form of Lilly stock. The employee contributions, company contributions, and earnings thereon are paid out in accordance with elections made by the participant. See the Summary Compensation Table on page 33 for information about company contributions to the named executive officers.

•	The Lilly Retirement Plan (the retirement plan), a tax-qualified defined benefit plan that provides monthly retirement benefits to eligible employees. See the Summary Compensation Table on page 33 for additional information about the value of these pension benefits.
     Section 415 of the Internal Revenue Code generally places a limit on the amount of annual pension that can be paid from a tax-qualified plan ($180,000 in 2007) as well as on the amount of annual earnings that can be used to calculate a pension benefit ($225,000). However, since 1975 the company has maintained a non-tax-qualified retirement plan that pays eligible employees the difference between the amount payable under the tax-qualified plan and the amount they would have received without the qualified plan’s limit. The nonqualified retirement plan is unfunded and subject to forfeiture in the event of bankruptcy.
     The following table shows benefits that named executive officers are entitled to under the retirement plan.
Pension Benefits in 2007

		Number of Years of		Present Value of	Payment During
Name	Plan	Credited Service		Accumulated Benefit ($)[1]	Last Fiscal Year ($)
Mr. Taurel[2]	tax-qualified plan	35		$1,169,470
	nonqualified plan	35		$29,237,439

	total			$30,406,909	0
Dr. Lechleiter[3]	tax-qualified plan	28		$733,909
	nonqualified plan	28		$6,563,736

	total			$7,297,645	0
Dr. Paul[4]	tax-qualified plan	15		$252,137
	nonqualified plan	15	[5]	$3,037,525

	total			$3,289,662	0
Mr. Armitage	tax-qualified plan	9		$184,031
	nonqualified plan	9	[6]	$795,456

	total			$979,487	0
Mr. Rice	tax-qualified plan	18		$231,424
	nonqualified plan	18		$571,961

	total			$803,385	0

[1]	The calculation of present value of accumulated benefit assumes a discount rate of 6.75 percent, mortality RP 2000CH (post-retirement decrement only), and joint and survivor benefit of 25 percent.

[2]	Mr. Taurel is currently eligible for full retirement benefits.

[3]	Dr. Lechleiter is currently eligible for early retirement. He qualifies for approximately 11 percent less than his full retirement benefit. Early retirement benefits are further described below.

[4]	Dr. Paul is currently eligible for early retirement because he is over 55 years old and has more than 10 years of service. He qualifies for approximately 27 percent less than his full retirement benefit. Early retirement benefits are further described below.

[5]	Dr. Paul will be eligible for an additional 10 years of service, if he is employed by the company past age 60. This potential additional service credit increased the present value of his nonqualified pension benefit shown above by $1,174,879.

[6]	Mr. Armitage will be credited with approximately one year of service when he reaches age 60, making him eligible to receive a reduced retirement benefit under the company’s retirement program. Since this arrangement only applies toward his eligibility for a benefit, it does not change the present value of his nonqualified pension benefit.
     The retirement plan benefits shown in the table are net present values. The benefits are not payable as a lump sum; they are generally paid as a monthly annuity for the life of the retiree. The annual benefit under the plan is calculated using the average of the annual earnings for the highest five out of the last 10 years of service (average annual earnings). Annual earnings covered by the retirement plan consist of salary and bonus (amounts disclosed in the company’s proxy statements for the relevant years) calculated for the amount of bonus paid (rather than credited) and for the year in which earnings are paid (rather than earned or credited). In addition, for years prior to 2003, the calculation includes performance award payouts. The amount of the benefit also depends on the retiree’s age and years of service at the time of retirement. Benefit calculations are based on “points,” with an employee’s points equaling the sum of his or her age plus years of service. Employees who retire (i) at age 65 with at least five years of service, (ii) at age 62 with at least 80 points, or (iii) with 90 or more points receive an unreduced benefit. Employees may elect early retirement with reduced benefits under either of the following two options:
•	Employees with between 80 and 90 points may retire with a benefit that is reduced by three percent for each year that the employee has left to reach 90 points or age 62.

•	Employees who have less than 80 points, but who have reached age 55 and have at least 10 years of service, may retire with a benefit that is reduced as described above and is further reduced by six percent for each year that the employee has left to reach 80 points or age 65.
     All U.S. retirees are entitled to medical insurance under the company’s plans. Retirees with spouses or unmarried dependents may elect that, upon the retiree’s death, the plan will pay survivor annuity benefits at either 25 or 50 percent of the retiree’s annuity benefit. Election of the higher survivor benefit will result in a lower annuity payment during the retiree’s life.
     Dr. Paul joined the company in 1993. Dr. Paul will receive 10 years of additional service credit if he remains employed by the company past age 60, or is involuntarily terminated before he turns 60. When Mr. Armitage joined the company in 1999, the company agreed to provide him with a retirement benefit based on his actual years of service and earnings at age 60. When Mr. Armitage reaches age 60 with 9.75 years of service, he will be treated as though he has, for eligibility purposes only, 20 years of service. The additional service credits will make him eligible to begin reduced benefits nine months earlier, but will not change the timing or amount of his unreduced benefits (shown in the Pension Benefits in 2007 table on page 38). A grant of additional years of service credit to any employee must be approved by the compensation committee of the board of directors.
Nonqualified Deferred Compensation in 2007

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions in	Contributions in	Earnings in	Distributions in	Balance at Last
		Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Fiscal Year End
Name	Plan	($)[1]	($)[2]	($)	($)	($)[3]
Mr. Taurel	nonqualified savings	$89,545	$89,545	$149,079		$2,924,791
	deferred compensation	—	—	$464,186		$8,551,063

	total	$89,545	$89,545	$613,265	0	$11,475,854

Dr. Lechleiter	nonqualified savings	$55,445	$55,445	$42,801		$866,467
	deferred compensation	$372,520	—	$154,615		$2,917,168

	total	$427,965	$55,445	$197,416	0	$3,783,635

Dr. Paul	nonqualified savings	—	—	$38,821		$689,318
	deferred compensation	—	—	—		—

	total	0	0	$38,821	0	$689,318

Mr. Armitage	nonqualified savings	$31,000	$31,000	$18,646		$370,254
	deferred compensation	$690,703	—	$123,219		$2,397,663

	total	$721,703	$31,000	$141,865	0	$2,767,917

Mr. Rice	nonqualified savings	$31,355	$31,355	$7,670		$185,495
	deferred compensation	—	—	—		—

	total	$31,355	$31,355	$7,670	0	$185,495

[1]	The amounts in this column are also included in the Summary Compensation Table on page 33, in the “Salary” column (nonqualified savings) or the “Non-Equity Incentive Plan Compensation” column (deferred compensation).

[2]	The amounts in this column are also included in the Summary Compensation Table on page 33, in the “All Other Compensation” column as a portion of the savings plan match.

[3]	Of the totals in this column, the following amounts have previously been reported in the Summary Compensation Table for this year and for previous years:

Name	2007 ($)	Previous Years ($)	Total ($)
Mr. Taurel	$179,090	$3,341,875	$3,520,965
Dr. Lechleiter	$483,410	$2,182,887	$2,666,297
Dr. Paul	0	$218,711	$218,711
Mr. Armitage	$752,703	$1,867,372	$2,620,075
Mr. Rice	$62,710	$47,400	$110,110

     The Nonqualified Deferred Compensation in 2007 table above shows information about two company programs: a nonqualified savings plan and a deferred compensation plan. The nonqualified savings plan is designed to allow each executive to contribute up to 6 percent of his or her base salary, and receive a company match, beyond the contribution limits prescribed by the IRS with regard to 401(k) plans. This plan is administered in the same manner as the company 401(k) Plan, with the same participation and investment elections, and all employees are eligible to participate. Executive officers and other executives may also defer receipt of all or part of their cash compensation under the company’s deferred compensation plan. Amounts deferred by executives under this program are credited with interest at 120 percent of the applicable federal long-term rate as established for the preceding December by the U.S. Treasury Department under Section 1274(d) of the Internal Revenue Code with monthly compounding, which was 5.7 percent for 2007 and is 5.5 percent for 2008. Participants may elect to receive the funds in a lump sum or in up to 10 annual installments following retirement, but may not make withdrawals during their employment, except in the event of hardship as approved by the compensation committee. All deferral elections and associated distribution schedules are irrevocable. Both plans are unfunded and subject to forfeiture in the event of bankruptcy.
Potential Payments Upon Termination or Change in Control
The following table describes the potential payments and benefits under the company’s compensation and benefit plans and arrangements to which the named executive officers would be entitled upon termination of employment. Except for (i) certain terminations following a change in control of the company, as described below, and (ii) certain pension arrangements as shown below and described under “Retirement Benefits” above, there are no agreements, arrangements, or plans that entitle named executive officers to severance, perquisites, or other enhanced benefits upon termination of their employment. Any agreement to provide such payments or benefits to a terminating executive officer (other than following a change in control) would be at the discretion of the compensation committee.
Potential Payments Upon Termination of Employment

				Acceleration
				and
				Continuation of
		Incremental	Continuation of	Equity Awards
	Cash	Pension	Medical/Welfare	(unamortized		Total
	Severance	Benefit	Benefits	expense as of	Excise Tax	Termination
	Payment	(present value)	(present value)	12/31/07)	Gross-Up	Benefits
Mr. Taurel
• Voluntary retirement	0	0	0	0	0	0

• Involuntary termination	0	0	0	0	0	0

• Involuntary or good reason termination after change in control (CIC)	$11,580,950	0 [1]	$24,000 [2]	$487,102	0	$12,092,052
Dr. Lechleiter
• Voluntary retirement	0	0	0	0	0	0

• Involuntary termination	0	0	0	0	0	0

• Involuntary or good reason termination after CIC	$6,661,440	$1,347,065	$24,000	$316,617	$3,301,506	$11,650,628
Dr. Paul
• Voluntary retirement	0	0	0	0	0	0

• Involuntary termination	0	$3,141,258 [3]	$89,577 [3]	0	0	$3,230,835

• Involuntary or good reason termination after CIC	$5,029,728	$4,108,206 [3]	$113,577 [3]	$457,972	$3,888,845	$13,598,328
Mr. Armitage
• Voluntary termination	0	0	0	0	0	0

• Involuntary termination	0	0	0	0	0	0

• Involuntary or good reason termination after CIC	$3,603,432	$720,138	$242,082	$3,102,557	$2,171,275	$9,839,484
Mr. Rice
• Voluntary termination	0	0	0	0	0	0

• Involuntary termination	0	0	0	0	0	0

• Involuntary or good reason termination after CIC	$3,637,654	$104,298	$24,000	$1,845,095	$1,697,147	$7,308,194

[1]	See “Change-in-Control Severance Pay Program—Incremental pension benefit” on page 42.

[2]	See “Accrued Pay and Regular Retirement Benefits” and “Change-in-Control Severance Pay Program—Continuation of medical and welfare benefits” on pages 41-42.

[3]	These amounts reflect an additional 10 years of service credit that would be credited to Dr. Paul upon an involuntary termination, other than for cause, should it occur before he reaches age 60 (see pages 38-39 for more information about Dr. Paul’s retirement benefits).

Accrued Pay and Regular Retirement Benefits. The amounts shown in the previous table do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:
•	Accrued salary and vacation pay.

•	Regular pension benefits under the Lilly Retirement Plan and the nonqualified retirement plan. See “Retirement Benefits” on pages 37-39. The amounts shown in the table above as “Incremental Pension Benefit” are explained below.

•	Welfare benefits provided to all U.S. retirees, including retiree medical and dental insurance. The amounts shown in the table above as “Continuation of Medical / Welfare Benefits” are explained below.

•	Distributions of plan balances under the Lilly 401(k) Plan and the nonqualified savings plan. See the narrative following the Nonqualified Deferred Compensation in 2007 table on pages 39-40 for information about the 401(k) plan, the deferred compensation plan, and the nonqualified savings plan.

•	The value of accelerated vesting of certain unvested equity grants upon retirement. Under the company’s stock plans, employees who terminate employment while retirement-eligible receive accelerated vesting of unvested stock options (except for options granted in the 12 months before retirement, which are forfeited), outstanding performance awards and shareholder value awards (which are paid on a reduced basis for time worked during the award period), and restricted stock awarded in payment of previous performance awards.

•	The value of option continuation upon retirement. When an employee terminates prior to retirement, his or her stock options are terminated 30 days thereafter. However, when a retirement-eligible employee terminates, his or her options remain in force until the earlier of five years after retirement or the option’s normal expiration date.
Deferred Compensation. The amounts shown in the table do not include distributions of plan balances under the Lilly deferred compensation plan. Those amounts are shown in the Nonqualified Deferred Compensation in 2007 table on page 39.
Death and Disability. A termination of employment due to death or disability does not entitle the named executive officers to any payments or benefits that are not available to salaried employees generally.
Change-in-Control Severance Pay Program. As described in the Compensation Discussion and Analysis under “Severance Benefits” on page 31, the company maintains a change-in-control severance pay program for nearly all employees, including the named executive officers (the “CIC Program”). The CIC Program defines a change in control very specifically, but generally the term includes the occurrence of, or entry into an agreement to do one of the following: (a) acquisition of 15 percent or more of the company’s stock; (b) replacement by the shareholders of one third or more of the board of directors; (c) consummation of a merger, share exchange, or consolidation of the company; or (d) liquidation of the company or sale or disposition of all or substantially all of its assets. The amounts shown in the table for “involuntary or good reason termination” following a change in control are based on the following assumptions and plan provisions:
•	Covered terminations. The table assumes a termination of employment that is eligible for severance under the terms of the current plan, based on the named executive’s compensation, benefits, age, and service credit at December 31, 2007. Eligible terminations include an involuntary termination for reasons other than cause, or a voluntary termination by the executive for good reason, within two years following the change in control.
•	A termination of an executive officer by the company is for cause if it is for any of the following reasons: (i) the employee’s willful and continued refusal to perform, without legal cause, his or her material duties, resulting in demonstrable economic harm to the company; (ii) any act of fraud, dishonesty, or gross misconduct resulting in significant economic harm or other significant harm to the business reputation of the company; or (iii) conviction of or the entering of a plea of guilty or nolo contendere to a felony.

•	A termination by the executive officer is for good reason if it results from (i) a material diminution in the nature or status of the executive’s position, title, reporting relationship, duties, responsibilities or authority, or the assignment to him or her of additional responsibilities that materially increase his or her workload; (ii) any reduction in the executive’s then-current base salary; (iii) a material reduction in the executive’s opportunities to earn incentive bonuses below those in effect for the year prior to the change in control; (iv) a material reduction in the executive’s employee benefits from the benefit levels in effect immediately prior to the change in control; (v) the failure to grant to the executive stock options, stock units, performance shares, or similar incentive rights during each twelve (12) month period following the change in control on the basis of a number of shares or units and all other material terms at least as favorable to the executive as those rights granted to him or her on an annualized average basis for the three (3) year period immediately prior to the change in control; or (vi) relocation of the executive by more than fifty (50) miles.

•	Cash severance payment. Represents the CIC Program benefit of two times the 2007 annual base salary plus two times cash bonus for 2007 under the Eli Lilly and Company Bonus Plan.

•	Incremental pension benefit. Represents the present value of an incremental nonqualified pension benefit of two years of age credit and two years of service credit that is provided under the CIC Program. The following standard actuarial assumptions were used to calculate each individual’s incremental pension benefit:

Discount rate:	6.75 percent

Mortality (post-retirement only):	RP 2000CH

Joint & survivor benefit:	25% of pension

Because Mr. Taurel already qualifies for a full pension benefit, the additional age credit and service credit do not increase his benefit. For Dr. Paul, the amounts in the table above reflect the 10 years of additional service credit described on pages 38-39.

•	Continuation of medical and welfare benefits. Represents the present value of the CIC Plan’s guarantee for two years following a covered termination of continued coverage equivalent to the company’s current active employee medical, dental, life, and long-term disability insurance. For two of the three retirement-eligible employees, Mr. Taurel and Dr. Lechleiter, there is limited incremental benefit under the CIC Plan because they would be entitled to equivalent medical and dental coverage in the ordinary course as retirees regardless of the reason for termination. For Dr. Paul, the amounts in the table reflect the 10 years of additional service credit described on pages 38-39. The same actuarial assumptions were used to calculate continuation of medical and welfare benefits as were used to calculate incremental pension benefits, with the addition of an assumed COBRA rate of $12,000 per year.
•	Acceleration and continuation of equity awards. Under the CIC Plan, upon a covered termination, any unvested stock options, restricted stock, or other equity awards would vest, and options would be exercisable for up to three years following termination. Payment of the Shareholder Value Award is accelerated in the case of a change in control in which Lilly is not the surviving entity. For the three retirement-eligible employees, Mr. Taurel and Drs. Lechleiter and Paul, the only other equity award receiving accelerated vesting and term extension because of the CIC Plan would be 5,000 shares of restricted stock held by Dr. Paul; all other unvested equity awards (with the exception of the SVA) automatically vest upon retirement regardless of reason. The amounts in this column represent the previously unamortized expense that would be recognized in connection with the acceleration of unvested equity grants. In addition, the two named executive officers who are not retirement-eligible, Messrs. Armitage and Rice, would receive the benefit under the CIC Plan of continuation of their outstanding stock options for up to three years following termination of employment. There would be no incremental expense to the company for this continuation because the option would already have been fully expensed.
•	Excise tax gross-up. Upon a change in control, employees may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. The company has agreed to reimburse the affected employees for those excise taxes as well as any income and excise taxes payable by the executive as a result of the reimbursement. The amounts in the table are based on a 280G excise tax rate of 20 percent and a 40 percent federal, state, and local income tax rate.
Payments Upon Change in Control Alone. The CIC Program is a “double trigger” program, meaning payments are made only if the employee suffers a covered termination of employment within two years following the change in control. Employees do not receive payments upon a change in control alone, except that upon consummation of a change in control a partial payment of outstanding performance awards would be made, reduced to reflect only the portion of the year worked prior to the change in control. For example, if a change in control occurred on June 30, the employee would receive one-half of the value of the performance award, calculated based on the company’s then-current financial forecast for the year. Likewise, in the case of a change in control in which Lilly is not the surviving entity, the SVA will pay out based on the change-in-control stock price and prorated for the portion of the three-year performance period elapsed.
Related-Person Transaction
As noted above, under board policy, for security reasons the company aircraft is made available to Mr. Taurel for all travel. The company has entered into a time-share arrangement with Mr. Taurel in connection with his personal use of company aircraft. Under the time-share agreement, Mr. Taurel leases the company aircraft, including crew and flight services, for personal flights. He pays a time-share fee based on the company’s cost of the flight but capped at the greater of (i) an amount equivalent to first-class airfare for the relevant flight (if commercially available) and (ii) the Standard Industry Fare Levels as established by the Internal Revenue Service for purposes of determining taxable fringe benefits.
Ownership of Company Stock
Common Stock Ownership by Directors and Executive Officers
The following table sets forth the number of shares of company common stock beneficially owned by the directors, the named executive officers, and all directors and executive officers as a group, as of February 4, 2008.
     The table shows shares held by named executives in the Lilly Employee 401(k) Plan, shares credited to the accounts of outside directors in the Lilly Directors’ Deferral Plan, and total shares beneficially owned by each individual, including the shares in the respective plans. In addition, the table shows shares that may be purchased pursuant to stock options that are exercisable within 60 days of February 4, 2008.

					Stock Options
					Exercisable Within
		Directors’ Deferral	Total Shares Owned		60 Days of
Name	401(k) Plan Shares	Plan Shares [1]	Beneficially [2]		February 4, 2008

Robert A. Armitage	1,383	—	73,317		281,154

Sir Winfried Bischoff	—	11,232	13,232		11,200

J. Michael Cook	—	10,702	12,502		—

Michael L. Eskew	—	0	0		—

Martin S. Feldstein, Ph.D.	—	9,596	10,596		8,400

George M.C. Fisher	—	18,536	28,536		11,200

J. Erik Fyrwald	—	9,268	9,368		—

Alfred G. Gilman, M.D., Ph.D.	—	17,159	17,159		14,000

Karen N. Horn, Ph.D.	—	29,944	29,944		14,000

John C. Lechleiter, Ph.D.	13,040	—	236,445	[3]	867,811

Ellen R. Marram	—	9,596	10,596		5,600

Steven M. Paul, M.D.	47	—	58,435		496,107

Franklyn G. Prendergast, M.D., Ph.D.	—	22,804	22,804		14,000

Derica W. Rice	4,850	—	69,207		101,977

Kathi P. Seifert	—	18,837	22,370		14,000

Sidney Taurel	16,981	—	1,108,586	[4]	2,520,621

All directors and executive officers as a group (22 people):			2,074,960

[1]	See description of the Lilly Directors’ Deferral Plan, pages 18-19.

[2]	Unless otherwise indicated in a footnote, each person listed in the table possesses sole voting and sole investment power with respect to the shares shown in the table to be owned by that person. No person listed in the table owns more than 0.10 percent of the outstanding common stock of the company. All directors and executive officers as a group own 0.18 percent of the outstanding common stock of the company. 1,800 of Mr. Cook’s shares were on deposit in a margin account as of February 4, 2008.

[3]	The shares shown for Dr. Lechleiter include 13,470 shares that are owned by a family foundation for which he is a director. Dr. Lechleiter has shared voting power and shared investment power over the shares held by the foundation.

[4]	The shares shown for Mr. Taurel include 18,545 shares that are owned by a family foundation for which he is a director. Mr. Taurel has shared voting power and shared investment power over the shares held by the foundation.

Principal Holders of Stock
To the best of the company’s knowledge, the only beneficial owners of more than 5 percent of the outstanding shares of the company’s common stock are the shareholders listed below:

	Number of Shares	Percent of
Name and Address	Beneficially Owned	Class

Lilly Endowment, Inc. (the “Endowment”)	137,505,804	12.1%
2801 North Meridian Street	(as of 2/4/08)
Indianapolis, Indiana 46208

Capital World Investors	80,085,190	7.1%
333 South Hope Street	(as of 12/31/07)
Los Angeles, California 90071

Wellington Management Company, LLP	67,709,168	6.0%
75 State Street	(as of 12/31/07)
Boston, Massachusetts 02109
The Endowment has sole voting and sole investment power with respect to its shares. The board of directors of the Endowment is composed of Mr. Thomas M. Lofton, chairman; Mr. N. Clay Robbins, president; Mrs. Mary K. Lisher; Drs. Otis R. Bowen and William G. Enright; and Messrs. Daniel P. Carmichael, Eli Lilly II, and Eugene F. Ratliff (Emeritus Director). Each of the directors is, either directly or indirectly, a shareholder of the company.
     Capital World Investors is a division of Capital Research and Management Company. It has sole voting power with respect to 4,350,000 shares (approximately 0.38 percent of shares outstanding) and sole investment power with respect to all of its shares.
     Wellington Management Company, LLP acts as investment advisor to various clients. It has shared voting power with respect to 21,625,613 shares (approximately 1.9 percent of shares outstanding) and shared investment power with respect to all of its shares.
Items of Business to Be Acted Upon at the Meeting
Item 1. Election of Directors
Under the company’s articles of incorporation, the board is divided into three classes with approximately one-third of the directors standing for election each year. The term for directors elected this year will expire at the annual meeting of shareholders held in 2011. Each of the nominees listed below has agreed to serve that term. If any director is unable to stand for election, the board may, by resolution, provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute director.
The board recommends that you vote FOR each of the following nominees:
•	Michael L. Eskew

•	Alfred G. Gilman, M.D., Ph.D.

•	Karen N. Horn, Ph.D.

•	John C. Lechleiter, Ph.D.
Biographical information about these nominees may be found on pages 7-8 of this proxy statement. Information about certain legal matters may be found on page 57.
Item 2. Proposal to Ratify the Appointment of Principal Independent Auditors
The audit committee has appointed the firm of Ernst & Young LLP as principal independent auditors for the company for the year 2008. In accordance with the bylaws, this appointment is being submitted to the shareholders for ratification. Ernst & Young served as the principal independent auditors for the company in 2007. Representatives of Ernst & Young are expected to be present at the annual meeting and will be available to respond to questions. Those representatives will have the opportunity to make a statement if they wish to do so.

The board recommends that you vote FOR ratifying the appointment of Ernst & Young LLP as principal independent auditors for 2008.
Item 3. Proposal to Amend the Company’s Articles of Incorporation to Provide for Annual Election of Directors
The company’s Amended Articles of Incorporation currently provide that the board of directors is divided into three classes, with each class elected every three years. In December 2006, on the recommendation of the directors and corporate governance committee, the board unanimously adopted resolutions approving, and recommending to the shareholders for approval, amendments to provide for the annual election of directors. This proposal was brought before shareholders at the company’s annual meeting of shareholders in April 2007, and received the vote of over 75 percent of the outstanding shares; however, the proposal required the vote of 80 percent of the outstanding shares to pass. In December 2007, the board again unanimously adopted resolutions recommending these amendments to shareholders for approval.
     If approved, this proposal will become effective upon the filing of Amended and Restated Articles of Incorporation containing these amendments with the Secretary of State of Indiana, which the company intends to do promptly after shareholder approval is obtained. Directors elected prior to the effectiveness of the amendments will stand for election for one-year terms once their then-current terms expire. This means that directors whose terms expire at the 2009 and 2010 annual meetings of shareholders would be elected for one-year terms, and beginning with the 2011 annual meeting, all directors would be elected for one-year terms at each annual meeting. In addition, in the case of any vacancy on the board occurring after the 2008 annual meeting, including a vacancy created by an increase in the number of directors, the vacancy would be filled by interim election of the board, with the new director to serve a term ending at the next annual meeting. At all times, directors are elected to serve for their respective terms and until their successors have been elected and qualified. This proposal would not change the present number of directors, and it would not change the board’s authority to change that number and to fill any vacancies or newly created directorships.
     Article 9(b) of the company’s Amended Articles of Incorporation contains the provisions that will be affected if this proposal is adopted. This article, set forth in Appendix A to this proxy statement, shows the proposed changes with deletions indicated by strike-outs and additions indicated by underlining. The board has also adopted conforming amendments to the company’s bylaws, to be effective immediately upon the effectiveness of the amendments to the Amended Articles of Incorporation.
Background of Proposal
The proposal is a result of ongoing review of corporate governance matters by the board. The board, assisted by the directors and corporate governance committee, considered the advantages and disadvantages of maintaining the classified board structure. The board considered the view of some shareholders who believe that classified boards have the effect of reducing the accountability of directors to shareholders because classified boards limit the ability of shareholders to evaluate and elect all directors on an annual basis. The election of directors is the primary means for shareholders to influence corporate governance policies. The board gave considerable weight to the approval at the 2006 annual meeting of a shareholder proposal requesting that the board take all necessary steps to elect the directors annually, and to the 75 percent favorable vote for management’s proposal in 2007.
     The board also considered benefits of retaining the classified board structure, which has a long history in corporate law. Proponents of a classified structure believe it provides continuity and stability in the management of the business and affairs of a company because a majority of directors always have prior experience as directors of the company. Proponents also assert that classified boards may enhance shareholder value by forcing an entity seeking control of a target company to initiate arms-length discussions with the board of that company, because the entity cannot replace the entire board in a single election. While the board recognizes those potential benefits, it also notes that even without a classified board, the company has other means to compel a takeover bidder to negotiate with the board, including certain “supermajority” vote requirements in its Amended Articles of Incorporation (as described in the company’s response to Item 8 on pages 54-55), other provisions of its articles and bylaws, and certain provisions of Indiana law. In addition, the company has a shareholder rights plan. However, the plan will expire in July 2008, and the board does not intend to renew it.
     The directors and corporate governance committee and the board heard advice from outside governance and legal experts on the annual election of directors. On the recommendation of the committee, the board approved the amendments, and determined to recommend that shareholders approve the amendments to the company’s Amended Articles of Incorporation to provide for the annual election of directors. Although this proposal did not pass in 2007, the board continues to support this change and believes that by taking this action, it can provide shareholders further assurance that the directors are accountable to shareholders while maintaining appropriate defenses to respond to inadequate takeover bids.
Vote Required
The affirmative vote of at least 80 percent of the outstanding common shares is needed to pass this proposal.
The board recommends that you vote FOR amending the company’s articles of incorporation to provide for annual election of directors.
Item 4. Proposal to Amend the Company’s Articles of Incorporation to Provide for Election of Directors by Majority Vote
On the recommendation of the directors and corporate governance committee, the board has unanimously adopted resolutions approving, and recommending to the shareholders for approval, amendments to the Amended Articles of Incorporation to change the standard of election in uncontested elections of directors to a majority of votes cast. Please see Appendix A to this proxy statement for the text of the proposed new Article 15.
Background of Proposal
Indiana law provides that, unless otherwise specified by the Articles of Incorporation, directors are elected by a plurality of votes cast. Lilly’s Amended Articles of Incorporation do not specify otherwise; therefore, directors are elected by a plurality. Under this standard, director nominees with the most votes cast in their favor are elected to the board, notwithstanding the number of votes withheld against a director nominee. Thus, a director can be elected even though a majority of shares voted oppose his or her election.
     The plurality standard has been the norm for U.S. corporations for many years. Recently, however, many shareholders have called for changes in the director election standards to make director elections more meaningful. In 2005, Lilly and several other leading companies addressed this concern by adopting a director resignation policy, which calls for any director who fails to receive a majority of favorable votes to tender his or her resignation, subject to a determination by the board whether to accept the resignation. The board believes that now is the right time to take the next step in assuring that shareholders have a clear voice in electing directors by moving to a majority vote standard for uncontested elections.
     Under Indiana law, directors are elected to serve for their respective terms and until their successors have been elected and qualified. Thus, under a majority vote standard, an incumbent director who fails to receive a majority of votes cast would not be elected, but would continue to serve as a “holdover” director. However, under amendments to the company’s Bylaws which the board has adopted subject to shareholder approval of this Item 4, the unelected director would be required to offer to resign immediately. The board, with the advice of the directors and corporate governance committee, would determine the appropriate responsive action and communicate its decision, and its underlying rationale, to shareholders within 90 days of certification of the election results. If the resignation is accepted, the board may decide to fill any resulting vacancy or decrease the number of directors.
     The amendments provide that in a contested election—an election in which the number of nominees exceeds the number of directors to be elected—the plurality standard will continue to apply.
Effective Time
If approved, the Amended and Restated Articles of Incorporation will be effective upon filing with the State of Indiana, which the company intends to do promptly after shareholder approval is obtained.
Vote Requirement
The amendments will be adopted if the votes cast for the amendment exceed the votes cast against the amendment.
The board recommends that you vote FOR amending the company’s articles of incorporation to provide for election of directors by majority vote.
Item 5. Amendment of the 2002 Lilly Stock Plan
Stock incentive plans have been an integral part of the company’s compensation programs for more than 50 years. These plans enable the company to attract and retain top talent and focus employees on creating and sustaining shareholder value through increased employee stock ownership. In 2002, the board and the shareholders adopted the 2002 Lilly Stock Plan (“Plan”). The board now recommends that the shareholders approve certain amendments to the Plan, primarily to extend its termination date and add additional shares that may be granted under the Plan.
Overview of Plan
Under the Plan all employees of the company are eligible to participate. The Compensation Committee of the board (the “Committee”) may make grants to officers and employees at its discretion. The Plan authorizes the grant of up to 80,000,000 shares plus unused shares under prior shareholder-approved stock plans.
     The Committee may grant stock options, stock appreciation rights, performance awards, including shareholder value awards, restricted stock grants and stock units to employees. The Board may grant stock options under the Plan to nonemployee directors. The Plan is designed to maximize the deductibility of stock options and performance awards under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
Overview of Amendments
The board has approved, and recommends that the shareholders approve, the following changes to the Plan:
•	extend the term of the Plan by eight years (from 2012 to 2020)

•	increase the number of shares that may be granted during the life of the Plan by 39,000,000

•	clarify the circumstances under which unused shares from expired or terminated grants may be added back to the Plan for future grants

•	eliminate or decrease share limits on certain types of grants that may be made under the Plan in the aggregate

•	raise share limits on certain types of grants that may be made to individuals

•	eliminate dollar-denominated performance awards

•	allow stock units to be paid in cash

•	miscellaneous clarifications to Plan language.
     All proposed changes to the Plan are shown in Appendix B to this proxy statement, with new language indicated by underlining and deleted language indicated by strike-outs. In addition, the most significant changes are described in more detail below.
Shares Subject to Plan
The maximum number of shares of Lilly stock that may be issued or transferred for grants under the Plan is the sum of:
•	80,000,000 shares;

•	5,243,448 shares that were available under the previous shareholder-approved plan (the 1998 Lilly Stock Plan) at the time that plan terminated in April 2002;

•	any shares subject to grants under the Plan or prior shareholder-approved stock plans (the 1989, 1994, and 1998 Lilly Stock Plans) that are not issued or transferred due to termination, lapse, or forfeiture of the grant; and

•	any shares exchanged by grantees as payment to the company of the exercise price of stock options granted under the Plan or prior shareholder approved stock plans.
     The maximum number is subject to adjustment for stock splits, stock dividends, spin offs, reclassifications, or other relevant changes affecting Lilly stock. There are currently approximately 46,577,743 shares available for issue or transfer.
     Proposed Amendments:
•	Increase the maximum number of shares to 119,000,000, an increase of 39,000,000 shares. We anticipate that this will provide sufficient shares for several years of grants.

•	Allow the add-back of shares withheld by the company for taxes upon the exercise of stock options or the vesting of other grants. The number of shares that would be added back under this provision is not expected to be material.
Grants Under the Plan
Under the Plan all employees of the company, including officers, and all members of the board are eligible to participate. Currently approximately 40,500 employees, including all 10 executive officers, are eligible to participate. The number of eligible employees and grantees will vary from year to year. There are currently 11 nonemployee directors.
     Stock Options and Stock Appreciation Rights. The Committee may grant nonqualified options, incentive stock options, or other tax favored stock options under the Code. The Committee establishes the option price, which may not be less than 100 percent of the fair market value of the stock on the date of grant. Options may not be repriced. The Committee also establishes the vesting date and the term of the option.
     The Committee may also grant stock appreciation rights (“SARs”)—the right to receive an amount based on appreciation in the fair market value of shares of Lilly stock over a base price. If granted without a related stock option, the committee establishes the base price of the SARs, which may not be less than 100 percent of the fair market value of the stock on the date of grant, and the settlement or exercise date, which may not be more than eleven years after the grant date. If granted in connection with a stock option, the holder of SARs may, upon exercise, surrender the related options and receive payment, in the form of Lilly stock, equal to the excess of the the fair market value of Lilly stock over the exercise price in the date of exercise multiplied by the number of shares exercised. The price and term of the SARs mirror those of the related stock option, and the SARs automatically terminate to the extent the related options are exercised. Effectively, these awards give the holder the benefit of the related stock options (in the form of shares of Lilly stock) without requiring payment of the exercise price.
     A maximum of 60,000,000 shares may be issued under the Plan in the form of incentive stock options. No grantee may receive options and SARs, considered together, for more than 2,500,000 shares under the Plan in any period of three consecutive calendar years.
     Proposed Amendments:
•	Decrease the incentive stock option limit to 30,000,000 shares.

•	Increase the individual limit to 3,500,000 shares in any period of three consecutive calendar years.
The incentive stock option limit is being reduced in light of expected grant patterns. The increase in the individual limit will increase flexibility of plan administration.
     Performance Awards. The Committee may grant performance awards under which payment is made in shares of Lilly stock, cash, or both if the financial performance of the company or a subsidiary, division, or other business unit of the company selected by the Committee meets certain performance goals during an award period. The Committee establishes the performance goals at the beginning of the award period based on one or more performance goals specified in the Plan. The material terms of those performance goals are:
•	earnings per share

•	net income

•	divisional income

•	corporate or divisional net sales

•	EVA® (after-tax operating profit less the annual total cost of capital)

•	Market Value Added (the difference between a company’s fair market value, as reflected primarily in its stock price, and the economic book value of capital employed)

•	any of the foregoing goals before the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges

•	total shareholder return

•	other Lilly stock price goals.
     The Committee also establishes the award period (four or more consecutive fiscal quarters), the threshold, target and maximum performance levels, and the number of shares or dollar amounts payable at various performance levels from the threshold to the maximum. In order to receive payment, a grantee must generally remain employed by the company to the end of the award period. The Committee may impose additional conditions on a grantee’s entitlement to receive payment under a performance award.
     At any time prior to payment, the Committee can adjust awards for the effect of unforeseen events that have a substantial effect on the performance goals and would otherwise make application of the performance goals unfair. However, the Committee may not increase the amount that would otherwise be payable to individuals who are subject to Section 162(m) of the Code.
     A maximum of 18,000,000 shares may be issued under the Plan in the form of performance awards. Awards may be denominated either in shares of Lilly stock (“Stock Performance Awards”) or in dollar amounts (“Dollar Performance Awards”). The maximum number of shares that may be received by an individual in payment of Stock Performance Awards in any calendar year is 100,000. As to Dollar Performance Awards, the maximum payment to an individual in any calendar year is $8,000,000. The Committee can elect to pay cash in lieu of part or all of the shares of Lilly stock payable under a Stock Performance Award, and such cash payment is counted as a payment of shares (based on the market value of Lilly stock on the payment date) for purposes of determining compliance with the 100,000-share limit for Stock Performance Awards.

     Proposed Amendments:
•	Eliminate the 18,000,000-share limit. This limit was adopted at a time when performance awards created a greater accounting expense to the company than stock options. With changes in accounting rules, the expense of the different types of grants is comparable, and therefore the limit no longer serves its intended purpose of minimizing the accounting cost of the Plan.

•	Raise the individual limit from 100,000 to 600,000 shares annually. This change is also necessary to allow the grant of both traditional performance awards and SVAs under the current program design.

•	Eliminate Dollar Performance Awards. We have not granted Dollar Performance Awards for many years and do not contemplate granting them in the future.
     Restricted Stock Grants or Stock Units. The Committee may also issue or transfer shares under a restricted stock grant. The grant will set forth a restriction period during which the shares may not be transferred. If the grantee’s employment terminates during the restriction period, the grant terminates and the shares are returned to the company. However, the Committee can provide complete or partial exceptions to that requirement as it deems equitable. If the grantee remains employed beyond the end of the restriction period, the restrictions lapse and the shares become freely transferable.
     The Committee may grant stock unit awards subject to vesting and transfer restrictions and conditions of payment determined by the Committee. The value of each stock unit equals the fair market value of Lilly stock and may include the right to receive the equivalent of dividends on the shares granted. Payment is made in the form of Lilly stock.
     A maximum of 3,000,000 shares of Lilly stock may be issued or transferred under the Plan in the form of restricted stock grants or stock unit awards, considered together.
     Proposed Amendments:
•	Eliminate the 3,000,000-share maximum. This limit was adopted at a time when stock grants created a greater accounting expense to the company than stock options. With changes in accounting rules, the expense of the different kinds of grants is comparable, and therefore the limit no longer serves its intended purpose of minimizing the accounting cost of the Plan.

•	Allow stock grants to be paid in cash to facilitate making stock grants in certain foreign countries.
Authority of Committee
The Plan is administered and interpreted by the Committee, each member of which must be a “nonemployee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and an “outside director” within the meaning of Section 162(m) of the Code. As to grants to employees, the Committee selects persons to receive grants from among the eligible employees, determines the type of grants and number of shares to be awarded, and sets the terms and conditions of the grants. The Committee may establish rules for administration of the Plan and may delegate authority to others for plan administration, subject to limitations imposed by SEC and IRS rules and state law.
Other Information
The Plan remains effective until April 14, 2012, unless earlier terminated by the board. The board may amend the Plan as it deems advisable, except that shareholder approval is required for any amendment that would (i) allow the repricing of stock options below the original option price, (ii) allow the grant of stock options at an option price below fair market value of Lilly stock on the date of grant, (iii) increase the number of shares authorized for issuance or transfer, or (iv) increase any of the various maximum limits established for stock options, performance awards, and restricted stock.
     Proposed Amendment: Extend termination date of the Plan to April 20, 2020.
     The Committee may provide in the grant agreement, or by subsequent action, that the following shall occur in the event of a change in control (as defined in Article 12 of the Plan), in order to preserve all of the grantee’s rights: (i) any outstanding stock option not already vested shall become immediately exercisable; (ii) any restriction periods on restricted stock grants shall immediately lapse; and (iii) outstanding performance awards will be vested and paid out on a prorated basis, based on the maximum award opportunity and the number of months elapsed compared to the total number of months in the award period.
     The future amounts that will be received by grantees under the Plan are not determinable. For the 2007 award year, no stock options were granted to employees or directors, and employees received the following performance awards, shareholder value awards (which were granted under the Plan as a form of performance award), restricted stock grants and restricted stock units:

	Performance Awards	Shareholder Value Awards	Restricted Stock
Group	(Payout)	(Target)[1]	Grants / Units

Named Executive Officers	Footnote 2	Footnote 2	None

All Executive Officers as a group (10 employees)	391,218 shares	243,754 shares	None

All other employees	3,577,896 shares	726,194 shares	379,176 shares

[1]	For 2007-2009 award period. The actual number of shares paid may vary from zero to 140 percent of target for executive officers and from 40 to 140 percent of target for all other employees.

[2]	See page 35, narrative following Grants of Plan-Based Awards During 2007 table.
Securities Authorized for Issuance Under Equity Compensation Plans
The following table presents information as of December 31, 2007, regarding our compensation plans under which shares of Lilly common stock have been authorized for issuance.

			(c) Number of securities
	(a) Number of securities to		remaining available for
	be issued upon exercise of	(b) Weighted-average exercise	future issuance under equity
	outstanding options,	price of outstanding options,	compensation plans (excluding
Plan category	warrants, and rights	warrants, and rights	securities reflected in column (a))

Equity compensation plans approved by security holders	71,953,815	$68.78	46,577,743

Equity compensation plans not approved by security holders [1]	9,195,230	$75.77	320,555

Total	81,149,045	$69.57	46,898,298

[1]	Represents shares in the Lilly GlobalShares Stock Plan, which permits the company to grant stock options to non-management employees worldwide. The plan is administered by the senior vice president responsible for human resources. The stock options are nonqualified for U.S. tax purposes. The option price cannot be less than the fair market value at the time of grant. The options shall not exceed 11 years in duration and shall be subject to vesting schedules established by the plan administrator. There are provisions for early vesting and early termination of the options in the event of retirement, disability, and death. In the event of stock splits or other recapitalizations, the administrator may adjust the number of shares available for grant, the number of shares subject to outstanding grants, and the exercise price of outstanding grants.
The board recommends that you vote FOR amendment of the 2002 Lilly Stock Plan.
Item 6. Shareholder Proposal Regarding International Outsourcing of Animal Research
Meredith Page, 2231 Court Ave., Memphis, Tennessee 38104, on behalf of People for the Ethical Treatment of Animals (PeTA), 501 Front Street, Norfolk, Virginia 23510, and beneficial owner of approximately 105 shares, has submitted the following proposal:
Resolved, that the Board report to shareholders on the rationale for increasingly exporting the Company’s animal experimentation to countries which have either nonexistent or substandard animal welfare regulations and little or no enforcement. Further, the shareholders request that the report include information on the extent to which the Company requires adherence to U.S. animal welfare standards at facilities in foreign countries.
Supporting Statement: Eli Lilly has publicly committed to an “ethical and scientific obligation to ensure the responsible treatment of animals used in research, to minimize the number of animals involved, and to pursue the development of alternative test systems.”1
     However, the Company is currently relocating animal research and testing to countries known for having no or poor animal welfare standards and negligible oversight.

1	Policy statement at http://www.lilly.com/about/citizenship/key_issues/research/rd_animal.html.

     In January 2006, Business Week reported that “[i]ncreasingly, Lilly is moving its research and development, including clinical trials, to China, India, and the former Soviet bloc.”1 Then, the August 21, 2007 issue of The Wall Street Journal reported that Eli Lilly had entered into a partnership with a Shanghai Company known as Chi-Med by which “Lilly will hand over preclinical research and development on several compounds to the Chinese company,” and new agreements with Chi-Med’s Hutchison MediPharma were reported in October 2007.2
     As previously reported in Forbes magazine, the rationale for outsourcing animal testing to China is that “scientists are cheap, lab animals plentiful and pesky protesters held at bay.”3 Our Company now conducts a significant proportion of its research in foreign laboratories, with 20% of it based in China (its largest non-U.S.-based Research & Development team).4 Purposely re-locating research to regions with lower animal costs, easy animal availability, and lower welfare standards is in direct conflict with Lilly’s stated commitment to reducing, refining, and replacing animal use.
     As recent media reports of safety scandals and product recalls have made abundantly clear, standards for products exported from China to the U.S. are lacking. Shareholders deserve to understand why animal testing is being moved to foreign countries, such as China. Moreover, our Company should report on the steps that are being taken to assure shareholders that animal testing conducted in other countries is held to at least the same animal welfare standards as animal testing conducted in the U.S.
     Accordingly, we urge shareholders to support this socially and ethically responsible resolution.
Statement in Opposition to the Proposal Regarding the International Outsourcing of Animal Research
The public policy and compliance committee of the board has reviewed the proposal submitted on PeTA’s behalf and believes that Lilly’s current initiatives address the shareholder concerns and that additional reporting is an unnecessary use of company resources. Lilly’s current report on our use of animals can be found in our Corporate Citizenship Report on our website at www.lilly.com.
     Lilly maintains high standards of animal care and use in all our facilities. While efforts to minimize the use of animal testing have been underway for some time, the appropriate use of animals in research is essential to ensure that safe and efficacious medicines become available to patients. Furthermore, it is a requirement dictated by regulatory agencies around the world. Lilly fully recognizes the fundamental ethical obligation to treat animals used in research responsibly. We have both an ethical and a scientific interest in ensuring that standards are in place at company and third-party facilities to ensure both appropriate animal care and valid study results. Accordingly, all of the company’s sites are accredited by the Association for the Assessment and Accreditation of Laboratory Animal Care International (AAALAC). AAALAC accreditation is a voluntary process that includes a detailed, comprehensive review of research animal programs such as animal care and use policies and procedures, animal environment, housing and management, veterinary medical care, and physical plant operations.
     In an increasingly competitive and global economy, Lilly regularly evaluates and develops relationships with entities that can assist in meeting our productivity and core mission objectives; this includes select laboratory animal research and animal supply companies. Relocating research to regions with lower animal costs does not affect Lilly’s stated commitment to reducing, refining, and replacing animal use. Regardless of local variations, Lilly seeks to do business only with those companies that share our commitment to animal welfare. We also require the companies that we work with to comply with applicable local laws and treat animals in a humane manner.
     Lilly has been adding provisions to our contracts with third parties who do research on our behalf or supply laboratory animals to our facilities, requiring these parties to comply with the principles of Lilly’s Animal Care and Use Policy, and we will periodically assess their adherence to these expectations. We recently revised our Animal Care and Use policy to reflect this requirement.
     Lilly believes that international research efforts may facilitate the harmonization of global animal welfare standards. To this end, Lilly actively shares its views on the importance of animal welfare in the research context with international regulatory bodies and research scientists in other countries around the world, including China. Leading Lilly research scientists seek opportunities to present data on the care and use of laboratory animals at international scientific forums and to government officials. Lilly actively encourages animal research and animal supply companies, both inside and outside the United States, to obtain and maintain AAALAC accreditation. Through active engagement, Lilly is helping to raise the standards of animal care and use in countries that have not had such standards or enforced them.
The board recommends that you vote AGAINST this proposal.

1	“Lilly’s Labs Go Global”; Business Week (Jan. 30, 2006)

2	http://www.drugresearcher.com/news/ng.asp?n=80470&m=1DRGO10&c=iubqfdmlvoteibj,

3	“Comparative Advantage”; Forbes, p. 76 Vol. 178 No. 10 (Nov. 13, 2006)

4	See footnote 3.

Item 7. Shareholder Proposal Regarding Allowing Shareholders to Amend the Company’s Bylaws
California Public Employees’ Retirement System (CalPERS), P.O. Box 942707, Sacramento, California 94229-2707, beneficial owner of approximately 4.7 million shares, has submitted the following proposal:
RESOLVED, that the shareowners of Eli Lilly & Company (“Company”) urge the Company to take all steps necessary, in compliance with applicable law, to allow its shareowners to amend the Company’s bylaws by a majority vote. Currently, the Company does not allow shareowners to amend the Company’s bylaws.
Supporting Statement: The most important shareowner power is the power to vote. In most cases, in addition to having the power to vote to elect directors, shareowners are able to vote to amend a company’s bylaws. Approximately 95% of companies in the S&P 500 and the Russell 1000 allow shareowners to amend the bylaws. The Company is one of the very few companies in the S&P 500 that does not give shareowners this power.
     Bylaws typically contain corporate governance provisions of the utmost importance to shareowners, e.g., the ability to call a special meeting, the ability to remove directors, anti-takeover provisions, director election rules, among other provisions. Without a formal mechanism to impact a company’s governance through bylaw amendments, the shareowners of a company are disenfranchised. In fact, limiting shareowner ability to amend the bylaws has been found to be one of six entrenching mechanisms that are negatively correlated with company performance. See “What Matters in Corporate Governance?” Lucian Bebchuk, Alma Cohen & Allen Ferrell, Harvard Law School, Discussion Paper No. 491 (09/2004, revised 03/2005).
     This proposal asks for a majority vote standard to amend the bylaws of the Company since a supermajority vote can be almost impossible to obtain in light of abstentions and broker nonvotes. For example, a proposal to declassify the board of directors filed at Goodyear Tire & Rubber Company failed to pass by a majority of shares outstanding even though approximately 90 percent of votes cast were in favor of the proposal. While it is often stated by corporations that the purpose of supermajority requirements is to provide corporations the ability to protect minority shareowners, supermajority requirements are most often used, in CalPERS’ opinion, to block initiatives opposed by management and the board of directors but supported by most shareowners. At the Sara Lee Corporation, approximately 81% of shareowners agreed when it passed a proposal identical to this proposal.
     This is why CalPERS is sponsoring this proposal that, if passed and implemented, would make the Company more accountable to shareowners by allowing shareowners to amend the bylaws by majority vote. As a trust fund with more than 1.4 million participants, and as the owner of approximately 4.7 million shares of the Company’s common stock, CalPERS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. CalPERS also believes that shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. If the Company were to take steps to implement this proposal, it would be a strong statement that this Company is committed to good corporate governance and its long-term financial performance.
     Please vote FOR this proposal.
Statement in Opposition to the Proposal Regarding Amending the Company’s Bylaws
The board of directors believes that this proposal is not in the best long-term interests of the shareholders and recommends that you vote against it.
     The company’s bylaws establish a number of fundamental corporate governance operating principles, including rules for meetings of directors and shareholders, election and duties of directors and officers, authority to approve transactions, and procedures for stock issuance. Like many other Indiana corporations, Lilly has adopted the default provision under Indiana law, which states that unless the articles of incorporation provide otherwise, the bylaws may be amended only by the directors.
     The board of directors has fiduciary obligations to the company and all its shareholders, including large institutions, small institutions, and individual investors. The board believes that allowing the bylaws to be amended by a majority shareholder vote would expose the shareholders to the risk that a few large shareholders who wish to advance their own special interests—and who have no duties to the other shareholders—could adopt changes in these operating principles that could be detrimental to minority shareholders. Under the majority vote standard endorsed by the proponent (requiring only a majority of shares voted at the meeting), shareholders holding significantly less than half of the outstanding shares could adopt bylaw amendments to further their own special interests. The board, on the other hand, has fiduciary duties to consider and balance the interests of all shareholders when considering bylaw provisions, and is better positioned to ensure that any bylaw amendments are prudent and are designed to protect and maximize long-term value for all shareholders.

     The proponent suggests this proposal is necessary to foster good governance principles at the company and make the directors more accountable to the shareholders. On the contrary, the board has been for many years, and intends to remain, a leader in corporate governance. The company has adopted comprehensive corporate governance principles, consistent with best practices, that ensure the company remains fully transparent and accountable to shareholders. Further, the board is taking three major steps to demonstrate its continuing commitment to good corporate governance and accountability to shareholders:
•	In this proxy statement, the board is seeking shareholder approval to eliminate the classified board (see Item 3).

•	The board is also seeking shareholder approval to adopt a majority voting standard for uncontested director elections (see Item 4).

•	The board has determined that it will not renew the company’s shareholder rights plan when it expires in July 2008.
     The proponent also suggests that adopting this proposal will enhance company performance because companies with good corporate governance are more highly valued. We certainly agree that strong corporate governance practices benefit shareholders, but we do not believe that this particular proposal will improve the company’s corporate governance or lead to better performance. In fact, a 2004 study by Lawrence D. Brown and Marcus L. Caylor of Georgia State University1 found that companies that permit shareholders to amend the bylaws performed no better or worse than those who reserve that power to the directors. This is consistent with our view that adopting this proposal would not enhance our already strong corporate governance practices and instead would expose minority shareholders to actions detrimental to their best interests.
The board recommends that you vote AGAINST this proposal.
Item 8. Shareholder Proposal Regarding Adopting a Simple Majority Vote Standard
William Steiner, 112 Abbottsford Gate, Piermont, New York 10968, beneficial owner of approximately 1,700 shares, has submitted the following proposal:
8—Adopt Simple Majority Vote
RESOLVED, Shareowners urge our company to take all steps necessary, in compliance with applicable law, to fully adopt simple majority vote requirements in our Charter and Bylaws. This includes special solicitations.
     This shareholder proposal topic won our 62%-support at our 2007 annual meeting. Simple majority vote also won an impressive 72% yes-vote average at 24 major companies in 2007. The Council of Institutional Investors www.cii.org recommends adoption of simple majority vote and the adoption of shareholder proposals upon receiving their first majority vote.
     Hopefully our management is not headed for the same category as FirstEnergy (FE), a serial ignorer of majority shareholder votes. As a result each FirstEnergy director candidate received 27% to 39% in opposing votes at the 2007 FirstEnergy annual meeting.
     Currently a 1%-minority can frustrate the will of our 79%-shareholder majority under our 80% supermajority provision. Also our supermajority vote requirements can be almost impossible to obtain when one considers abstentions and broker nonvotes. For example, a Goodyear (GT) proposal failed to pass even though 90% of votes cast were yes-votes.
     Furthermore, our management said in its 2007 annual proxy that a supermajority provision is by no means insurmountable. Then our management promptly failed to obtain the 80% supermajority vote required to pass its own proposal for annual election of each director.
     Mr. Fisher, Chairman of our Governance Committee did not authorize a special solicitation filing in order to make a good effort to obtain the 80% vote. Because of this management failure, shareholders are now encouraged to submit an annual election shareholder proposal so that it will be adopted by our company.
     The merits of adopting this proposal should also be considered in the context of our company’s overall corporate governance structure and individual director performance. For instance in 2007 the following structure and performance issues were reported (and certain concerns are noted):
•	The Corporate Library http://www.thecorporatelibrary.com, an independent investment research firm, rated our company:
“D” in governance.
“High Governance Risk Assessment.”
“Very High Concern” in Takeover Defenses.

1	Brown, L.D. and M.L. Caylor. 2004. The Correlation between Corporate Governance and Company Performance. Institutional Shareholder Services White Paper.

“High Concern” in Executive Pay.
•	No shareholder right to:
1) Cumulative voting.
2) To act by written consent.
3) To call a special meeting.
•	Five of our directors were potentially conflicted:
Mr. Bischoff
Mr. Prendergast
Mr. Feldstein
Mr. Fyrwald
Mr. Gilman
Additionally:
•	Three directors were designated “Accelerated Vesting” directors by The Corporate Library—due to a director’s involvement with a board that accelerated stock option vesting in order to avoid recognizing the corresponding expense:
Mr. Cook
Mr. Feldstein
Ms. Marram
•	Poison pill with a 15% trigger.

•	We had no independent Chairman—Independent oversight concern.

•	Plus our lead director, Ms. Horn had 20-year tenure—Independence concern.
     The above concerns shows there is room for improvement and reinforces the reason to take one step forward now to encourage our board to respond positively to our 62%-support for this topic:
Adopt Simple Majority Vote—
Yes on 8
Statement in Opposition to the Proposal Regarding Adopting a Simple Majority Vote Standard
This proposal, which does not pertain to the election of directors, calls for the elimination of provisions in the company’s articles of incorporation that require more than a simple majority vote for certain actions to be approved. The board of directors believes that this would not be in the best long-term interest of the shareholders and recommends that you vote against it.
     Most proposals submitted to a vote of the company’s shareholders can already be adopted by a simple majority vote. However, in 1985 the company’s shareholders voted to increase the approval requirement for a few fundamental corporate actions. These actions, which require the approval of at least 80 percent of the outstanding shares of stock entitled to vote, relate to:
•	removal of directors

•	the amendment of the articles of incorporation’s provisions relating to the terms of office and removal of directors [1]

•	merger, consolidation, recapitalization, or certain other business combinations involving the company that are not approved by the board of directors

•	the amendment of the articles of incorporation’s provisions relating to such mergers and other business combinations.
     The board believes that in adopting these supermajority voting provisions, shareholders intended to preserve and maximize the value of Lilly stock for all shareholders by protecting against short-term, self-interested actions by one or a few large shareholders. These provisions help ensure that important corporate governance rules are not changed without the clear consensus of a substantial majority of stockholders that such change is prudent and in the best interests of the company.
     The board has a fiduciary duty under the law to act in a manner it believes to be in the best interests of the company and its shareholders. In the event of an unfriendly or unsolicited bid from one or a few large shareholders to take over or restructure the company, these supermajority voting provisions encourage bidders to negotiate with the board on behalf of all shareholders. In addition, they allow the board time and bargaining leverage to consider

1	Under Item 3, the board is recommending that the shareholders approve amendments to these provisions that would establish annual election of directors.

alternative proposals that maximize the value of the company for all shareholders, including large institutional investors as well as smaller institutions and individual shareholders.
     The board believes that these supermajority voting provisions protect all shareholders by making it more difficult for one or a few large shareholders to replace important corporate governance rules of the company to further a special interest, or to take control of the company, without negotiating with the board to assure that the best results are achieved for all shareholders.
The board recommends that you vote AGAINST this proposal.
Item 9. Shareholder Proposal Regarding Reporting on the Company’s Political Contributions
The American Federation of Labor and Congress of Industrial Organizations (AFL-CIO), 815 Sixteenth Street, N.W., Washington, D.C. 20006, beneficial owner of approximately 700 shares, has submitted the following proposal:
Resolved, that the shareholders of Eli Lilly and Company (the “Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:
1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under Section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under Section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:
a.	An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

c.	The internal guidelines or policies, if any, governing the Company’s political contributions and expenditures.
     The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the Company’s website to reduce costs to shareholders.
Supporting Statement: As long-term shareholders, we support policies that apply transparency and accountability to corporate spending on political activities. Absent a system of accountability, we believe that company assets can be used for political objectives that are not shared by and may be inimical to the interests of the Company and its shareholders. We are concerned that there is currently no single source of information that provides all of the information sought by this resolution.
     Data from the Federal Election Commission and the Internal Revenue Service provides an incomplete picture of our Company’s political donations. Although corporate contributions to political parties are prohibited at the federal level, companies can contribute to independent political committees, or 527s. In addition, payments can be made to trade associations, and the portion of those payments used for political activities do not have to be disclosed.
     Trade associations engage in political activity that may support or conflict with our Company’s positions on important issues like universal access to healthcare, biomedical research and women’s health choices.
     The recently enacted Honest Leadership and Open Government Act requires greater disclosure of trade association political and lobbying activity including the reporting of all contributions bundled by a trade association’s political action committee and the listing of all companies who contribute more than $5,000 in any quarterly period in support of a trade association’s lobbying activity. Company disclosure will help assure that trade associations are meeting their legal obligation in reporting political and lobbying activity and that those activities are consistent with the interests of our Company as a member of a trade association.
Statement in Opposition to the Proposal Regarding Reports on the Company’s Political Contributions
The public policy and compliance committee of the board has reviewed this proposal and recommends a vote against it as we currently publish most of the information requested by the shareholder. The additional reporting requirements are unnecessary, as the information requested is publicly available and this reporting would place an undue administrative burden on the company.
     Beginning in the first quarter of 2005, the company has published the following information on our website (www.lilly.com) for both direct company contributions and employee political action committee (PAC) contributions to support candidates for political office, political parties, officials, or committees in the United States:
•	policies and procedures for company and PAC contributions

•	contributions to candidates, including information about the candidate’s office (for example, state, local, or federal; House or Senate), party affiliation, state, and district

•	contributions to political organizations and Section 527 organizations reported by state.
     This information is updated annually. In addition to the information available on our website, detailed corporate contributions, PAC contribution data, and the company’s direct lobbying expenses are available to the public on the Federal Election Commission website (http://www.fec.gov/disclosure.shtml) and through individual states’ agencies.
     One way we participate in the political process is by maintaining memberships in trade associations specific to business and pharmaceutical industry interests, such as PhRMA (Pharmaceutical Research and Manufacturers Association), BIO (Biotech-
nology Association), Healthcare Leadership Conference, and Business Roundtable. In our 2007 Report of Political Financial Support, to be published by April 2008, we will report the names of the major U.S. trade associations to which Lilly belongs, where our annual membership dues exceed $50,000; we will also note where we have a board seat. These tax-exempt organizations are all required to disclose their lobbying expenditures under the Lobbying Act of 1995; they report their lobbying expenditures to the United States Senate (http://www.senate.gov/pagelayout/legislative/g_three_sections_with_teasers/lobbyingdisc.htm). As we do not control what portion of the organization’s budget is spent on lobbying, it is the fact of company membership and support for the trade association, and the trade association’s total lobbying expenditure, that reveals the most about Lilly’s political activities.
The board recommends that you vote AGAINST this proposal.

Other Matters
Section 16(a) Beneficial Ownership Reporting Compliance
Under Securities and Exchange Commission rules, our directors and executive officers are required to file with the Securities and Exchange Commission reports of holdings and changes in beneficial ownership of company stock. We have reviewed copies of reports provided to the company, as well as other records and information. Based on that review, we concluded that all reports were timely filed except that, due to administrative error, Mr. Rice filed one late report in connection with the receipt of performance award shares by his wife, a former Lilly employee. Upon discovery, this matter was promptly reported.
Certain Legal Matters
In April 2007, the company received demands from two shareholders that the board of directors cause the company to take legal action against current and former directors and others for allegedly causing damage to the company with respect to the allegedly improper marketing of Evista, Prozac, and Zyprexa. We received a similar demand in September related only to Zyprexa. In accordance with procedures established under the Indiana Business Corporation Law (Ind. Code §23-1-32), the board has appointed a committee of independent persons to consider the demands and determine what action, if any, the company should take in response. In January 2008, two of the three shareholders who had submitted the demands filed a derivative suit in the United States District Court for the Southern District of Indiana, nominally on behalf of the company, against various current and former directors and officers. The suit alleges that the board of directors constructively denied the shareholders’ prior demands by failing to take action on the demands sufficiently promptly. Each of the current directors, other than Mr. Eskew, is named in the suit. We believe this suit is without merit and are prepared to defend against it vigorously.
Other Information Regarding the Company’s Proxy Solicitation
We will pay all expenses in connection with our solicitation of proxies. We will pay brokers, nominees, fiduciaries, or other custodians their reasonable expenses for sending proxy material to and obtaining instructions from persons for whom they hold stock of the company. We expect to solicit proxies primarily by mail, but directors, officers, and other employees of the company may also solicit in person or by telephone, fax, or electronic mail. We have retained Georgeson Shareholder Communications Inc. to assist in the distribution and solicitation of proxies. Georgeson may solicit proxies by personal interview, telephone, fax, mail, and electronic mail. We expect that the fee for those services will not exceed $17,500 plus reimbursement of customary out-of-pocket expenses.
By order of the board of directors,
James B. Lootens
Secretary
March 10, 2008

Appendix A
Proposed Amendments to the Company’s Articles of Incorporation
Proposed changes to the company’s articles of incorporation are shown below related to Items 3 and 4, Items of Business to Be Acted Upon at the Meeting. The proposed changes to Article 9 relate to Item 3. The addition of a new Article 15 relates to Item 4. Additions are indicated by underlining and deletions are indicated by strike-outs.
. . . . .
9. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and it is expressly provided that the same are intended to be in furtherance and not in limitation or exclusion of the powers conferred by statute:
(a) The number of directors of the Corporation, exclusive of directors who may be elected by the holders of any one or more series of Preferred Stock pursuant to Article 7(b) (the “Preferred Stock Directors”), shall not be less than nine, the exact number to be fixed from time to time solely by resolution of the Board of Directors, acting by not less than a majority of the directors then in office.
(b) ~~The~~ Prior to the 2009 annual meeting of shareholders, the Board of Directors (exclusive of Preferred Stock Directors) ~~shall be~~ is divided into three classes, with the term of office of one class expiring each year. ~~At~~ Commencing with the annual meeting of shareholders in ~~1985, five~~ 2009, each class of directors ~~of the first class~~ whose term shall then or thereafter expire shall be elected to hold office for a one-year term expiring at the ~~1986~~ next annual meeting of~~, five directors of the second class shall be elected to hold office for a term expiring at the 1987 annual meeting, and six directors of the third class shall be elected to hold office for a term expiring at~~ shareholders. In the case of any vacancy on the Board of Directors occurring after the ~~1988~~ 2008 annual meeting~~. Commencing with the annual meeting of shareholders in 1986, each class of directors whose term shall then expire shall be elected to hold office for a three year term. In the case of any vacancy on the Board of Directors~~, including a vacancy created by an increase in the number of directors, the vacancy shall be filled by election of the Board of Directors with the director so elected to serve ~~for the remainder of the term of the director being replaced or, in the case of an additional director, for the remainder of the term of the class to which the director has been assigned.~~ until the next annual meeting of shareholders. All directors shall continue in office until the election and qualification of their respective successors in office. ~~When the number of directors is changed, any newly created directorships or any decrease in directorships shall be so assigned among the classes by a majority of the directors then in office, though less than a quorum, as to make all classes as nearly equal in number as possible.~~ No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Election of directors need not be by written ballot unless the By-laws so provide.
(c) Any director or directors (exclusive of Preferred Stock Directors) may be removed from office at any time, but only for cause and only by the affirmative vote of at least 80% of the votes entitled to be cast by holders of all the outstanding shares of Voting Stock (as defined in Article 13 hereof), voting together as a single class.
(d) Notwithstanding any other provision of these Amended Articles of Incorporation or of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class of Voting Stock required by law or these Amended Articles of Incorporation, the affirmative vote of at least 80% of the votes entitled to be cast by holders of all the outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article 9.
. . . . .
15. Subject to the rights of the holders of preferred stock to elect any directors voting separately as a class or series, at each annual meeting of shareholders, the directors to be elected at the meeting shall be chosen by the majority of the votes cast by the holders of shares entitled to vote in the election at the meeting, provided a quorum is present; provided, however, that if the number of nominees exceeds the number of directors to be elected, then directors shall be elected by the vote of a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. For purposes of this Article 15, a “majority of votes cast” shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election.

Appendix B
Proposed Amendments to the 2002 Lilly Stock Plan
Proposed changes to the company’s 2002 Lilly Stock Plan are shown below related to Item 5, Items of Business to Be Acted Upon at the Meeting. Additions are indicated by underlining and deletions are indicated by strike-outs.
2002
LILLY STOCK PLAN
As amended through ~~October 18, 2004~~ April 21, 2008
The 2002 Lilly Stock Plan (“2002 Plan”) authorizes the Board of Directors of Eli Lilly and Company (“Board”) and the Compensation Committee of the Board, as applicable, to provide officers and other employees of Eli Lilly and Company and its subsidiaries and nonemployee directors of Eli Lilly and Company (“Nonemployee Directors”) with certain rights to acquire shares of Eli Lilly and Company common stock (“Lilly Stock”). The Company believes that this incentive program will benefit the Company’s shareholders by allowing the Company to attract, motivate, and retain employees and directors and by providing those employees and directors stock-based incentives to strengthen the alignment of interests between those persons and the shareholders. For purposes of the 2002 Plan, the term “Company” shall mean Eli Lilly and Company and its subsidiaries, unless the context requires otherwise.
1. Administration.
(a)	Grants to Eligible Employees. With respect to Grants to Eligible Employees (as those terms are defined in Sections 2 and 3(a), respectively), the 2002 Plan shall be administered and interpreted by the Compensation Committee of the Board consisting of not less than two independent directors appointed by the Board from among its members. A person may serve on the Compensation Committee for purposes of administration and interpretation of the 2002 Plan only if he or she (i) is a “Non-employee Director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “1934 Act”), ~~and~~ (ii) satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and (iii) satisfies the New York Stock Exchange rules for independence. The Compensation Committee may, subject to the provisions of the 2002 Plan, from time to time establish such rules and regulations and delegate such authority to administer the 2002 Plan as it deems appropriate for the proper administration of the Plan, except that no such delegation shall be made in the case of awards intended to be qualified under Rule 16b-3 of the 1934 Act or Section 162(m) of the Code. The decisions of the Compensation Committee or its authorized designees (the “Committee”) shall be made in its sole discretion and shall be final, conclusive, and binding with respect to the interpretation and administration of the 2002 Plan and any Grant made under it.

(b)	Grants to Nonemployee Directors. With respect to Stock Option Grants made to Nonemployee Directors pursuant to Section 8, the Board shall serve to administer and interpret the 2002 Plan and any such Grants, and all duties, powers and authority given to the Committee in subsection (a) above or elsewhere in the 2002 Plan in connection with Grants to Eligible Employees shall be deemed to be given to the Board in its sole discretion in connection with Stock Option Grants to Nonemployee Directors.
2. Grants.
Incentives under the 2002 Plan shall consist of incentive stock options or other forms of tax-qualified stock options under the Code, nonqualified stock options, performance awards, stock appreciation rights, stock unit awards, and restricted stock grants (collectively, “Grants”). The Committee shall approve the form and provisions of each Grant to Eligible Employees and the Board shall approve the form and provisions of each Stock Option Grant to Nonemployee Directors. All Grants shall be subject to the terms and conditions set out herein and to such other terms and conditions consistent with the 2002 Plan as the Committee or Board, as applicable, deems appropriate. Grants under a particular section of the 2002 Plan need not be uniform and Grants under two or more sections may be combined in one instrument. The Committee shall determine the fair market value of Lilly Stock for purposes of the 2002 Plan.
3. Eligibility for Grants.
(a)	Grants to Eligible Employees. Grants may be made to any employee of the Company, including a person who is also a member of the Board of Directors (“Eligible Employee”). The Committee shall select the persons to receive Grants (“Grantees”) from among the Eligible Employees and determine the number of shares subject to any particular Grant.

(b)	Grants to Nonemployee Directors. Grants ~~of Stock Options~~ may be made to any member of the Board who is not an employee of the Company (a “Nonemployee Director”). The Board shall select the persons who will receive ~~Stock Options~~ Grants (“Grantees”) from among the Nonemployee Directors and determine the number of shares subject to any particular ~~Stock Option~~ Grant.
4. Shares Available for Grant.
(a)	Shares Subject to Issuance or Transfer. Subject to adjustment as provided in Section 4(b), the aggregate number of shares of Lilly Stock that may be issued or transferred under the 2002 Plan shall be the sum of the following amounts:
(i)	~~80,000,000~~ 119,000,000 shares;

(ii)	Any shares of Lilly Stock subject to an award hereunder or under the 1989, 1994 or 1998 Lilly Stock Plans (the “Prior Shareholder-Approved Plans”) which, after the effective date of the 2002 Plan~~,~~:
a.	~~are not purchased or awarded under a Stock Option or Performance Award due to termination, lapse, or forfeiture, or which are forfeited under a Restricted Stock Grant;~~ are not issued or transferred in connection with a Stock Option, Stock Appreciation Right or Stock Unit Award due to termination, lapse, surrender or forfeiture;

b.	are not issued or transferred in connection with the payment of a Performance Award due to termination, lapse, surrender, forfeiture, failure to achieve Performance Goals, or payment in cash in lieu of shares pursuant to Section 6(c); or

c.	are forfeited under a Restricted Stock Grant.
(iii)	Upon the termination or expiration of the 1998 Lilly Stock Plan, any shares of Lilly Stock that remained available for grant under that plan at the time of termination or expiration; and

(iv)	The number of shares of Lilly Stock exchanged by a Grantee as full or partial payment to the Company of the exercise price of a Stock Option that was granted hereunder or under a Prior Shareholder-Approved Plan or withheld for taxes under Sections 5(e), 7(c), 9(e) or 10(c).
The shares may be authorized but unissued shares or treasury shares.
(b)	Adjustment Provisions. If any subdivision or combination of shares of Lilly Stock or any stock dividend, reorganization, recapitalization, or consolidation or merger with Eli Lilly and Company as the surviving corporation occurs, or if additional shares or new or different shares or other securities of the Company or any other issuer are distributed with respect to the shares of Lilly Stock through a spin-off or other extraordinary distribution, the Committee shall make such adjustments as it determines appropriate in the number of shares of Lilly Stock that may be issued or transferred in the future under Sections 4(a), 5(f) and (g), 6(f), ~~7(e),~~ and 9(d)~~, and 10(c)~~. The Committee shall also adjust as it determines appropriate the number of shares and Option Price or base price as applicable in outstanding Grants made before the event.
5. Stock Option Grants to Eligible Employees.
The Committee may grant to Eligible Employees options qualifying as incentive stock options under the Code (“Incentive Stock Options”), other forms of tax-favored stock options under the Code, and nonqualified stock options (collectively, “Stock Options”). The Committee shall determine the terms and conditions applicable to Stock Options granted to Eligible Employees consistent with the following:
(a)	Option Price. The Committee shall determine the price or prices at which Lilly Stock may be purchased by the Grantee under a Stock Option (“Option Price”) which shall be not less than the fair market value of Lilly Stock on the date the Stock Option is granted (the “Grant Date”). In the Committee’s discretion, the Grant Date of a Stock Option may be established as the date on which Committee action approving the Stock Option is taken or any later date specified by the Committee. Once established, the Option Price may not be reduced except in the case of adjustments under Section 4(b).

(b)	Option Exercise Period. The Committee shall determine the option exercise period of each Stock Option. The period shall not exceed ten years from the Grant Date in the case of an Incentive Stock Option, and eleven years in the case of any other Stock Option.

(c)	Exercise of Option. A Stock Option will be deemed exercised by a Grantee upon delivery of (i) a notice of exercise to the Company or its representative as designated by the Committee, and (ii) accompanying payment of the Option Price if the Stock Option requires such payment at the time of exercise. The notice of exercise, once delivered, shall be irrevocable.

(d)	Satisfaction of Option Price. A Stock Option may require payment of the Option Price upon exercise or may specify a period not to exceed 30 days following exercise within which payment must be made (“Payment Period”). The Grantee shall pay or cause to be paid the Option Price in cash, or with the Committee’s permission, by delivering (or providing adequate evidence of ownership of) shares of Lilly Stock already owned by the Grantee and having a fair market value on the date of exercise equal to the Option Price, or a combination of cash and such shares. If the Grantee fails to pay the Option Price within the Payment Period, the Committee shall have the right to take whatever action it deems appropriate, including voiding the option exercise or voiding that part of the Stock Option for which payment was not timely received. The Company shall not deliver shares of Lilly Stock upon exercise of a Stock Option until the Option Price and any required withholding tax are fully paid.

(e)	Share Withholding. With respect to any Stock Option, the Committee may, in its discretion and subject to such rules as the Committee may adopt, permit or require the Grantee to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the exercise of the nonqualified option by having the Company withhold shares of Lilly Stock having a fair market value equal to the amount of the withholding tax.

(f)	Limits on Individual Grants. No individual Grantee may be granted Stock Options or Stock Appreciation Rights, considered together, under the 2002 Plan for more than ~~2,500,000~~ 3,500,000 shares of Lilly Stock in any period of three consecutive calendar years.

(g)	Limits on Incentive Stock Options. The aggregate fair market value of the stock covered by Incentive Stock Options granted under the 2002 Plan or any other stock option plan of the Company or any subsidiary or parent of the Company that become exercisable for the first time by any employee in any calendar year shall not exceed $100,000 (or such other limit as may be established by the Code). The aggregate fair market value for this purpose will be determined at the Grant Date. An Incentive Stock Option shall not be granted to any Eligible Employee who, on the Grant Date, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any subsidiary or parent of the Company. Not more than

3~~6~~0,000,000 shares of Lilly Stock may be issued or transferred under the 2002 Plan in the form of Incentive Stock Options.
6. Performance Awards to Eligible Employees.
The Committee may grant to Eligible Employees Performance Awards, which shall be denominated at the time of grant ~~either~~ in shares of Lilly Stock ~~(“Stock Performance Awards”) or in dollar amounts (“Dollar Performance Awards”)~~. Payment under a ~~Stock~~ Performance Award ~~or a Dollar Performance Award~~ shall be made, at the discretion of the Committee, in shares of Lilly Stock (“Performance Shares”), or in cash or in any combination thereof, if the financial or market performance of the Company or any subsidiary, division, or other unit of the Company (“Business Unit”) selected by the Committee meets certain ~~financial~~ goals established by the Committee for the Award Period. The following provisions are applicable to Performance Awards:
(a)	Award Period. The Committee shall determine and include in the Grant the period of time (which shall be four or more consecutive fiscal quarters) for which a Performance Award is made (“Award Period”). Grants of Performance Awards need not be uniform with respect to the length of the Award Period. Award Periods for different Grants may overlap. A Performance Award may not be granted for a given Award Period after one half (1/2) or more of such period has elapsed, or in the case of an Award intended to be qualified under Section 162(m) of the Code, after 90 days or more of such period has elapsed.

(b)	Performance Goals and Payment. Before a Grant is made, the Committee shall establish objectives (“Performance Goals”) that must be met by the Business Unit during the Award Period as a condition to payment being made under the Performance Award. The Performance Goals, which must be set out in the Grant, are limited to earnings per share; divisional income; net income; return on equity; sales; divisional sales; economic value added (EVA); market value added (MVA); any of the foregoing before the effect of acquisitions, divestitures, accounting changes, ~~and~~ restructuring and special charges, and other unusual gains or losses (determined according to criteria established by the Committee at or within 90 days after the time of grant); total shareholder return; or stock price goals. The Committee shall also set forth in the Grant the number of Performance Shares ~~or the amount of payment~~ to be made under a Performance Award if the Performance Goals are met or exceeded, including the fixing of a maximum payment (subject to Section 6(f)).

(c)	Computation of Payment. After an Award Period, the ~~financial~~ performance of the Business Unit during the period shall be measured against the Performance Goals. ~~If the minimum Performance Goals are not met, no payment shall be made under a Performance Award. If the minimum Performance Goals are met or exceeded, p~~ Prior to payment the Committee shall certify ~~that fact~~ in writing as to the performance achieved against the Performance Goals and certify the number of Performance Shares, if any, or the amount of payment, if any, to be made under a Performance Award in accordance with the grant for each Grantee. The Committee, in its sole discretion, may elect to pay part or all of the Performance Award in cash in lieu of issuing or transferring Performance Shares. The cash payment shall be based on the fair market value of Lilly Stock on the date of payment (subject to Section 6(f)). The Company shall promptly notify each Grantee of the number of Performance Shares and the amount of cash, if any, he or she is to receive.

(d)	Revisions for Significant Events. At any time before payment is made, the Committee may revise the Performance Goals and the computation of payment if unusual events occur during an Award Period which have a substantial effect on the Performance Goals and which in the judgment of the Committee make the application of the Performance Goals unfair unless a revision is made; provided, however, that no such revision shall be permissible with respect to a Performance Award intended to qualify for exemption under Section 162(m) of the Code, except that the Committee (i) may provide in the terms of any such Performance Award that revisions to the Performance Goals shall be made on a non-discretionary basis upon the occurrence of one or more specific objective events, the occurrence of which are substantially uncertain at the time of grant, and (ii) may in its discretion make a revision with respect to such Performance Award that results in a lesser payment than would have occurred without the revision or in no payment at all.

(e)	Requirement of Employment. To be entitled to receive payment under a Performance Award, a Grantee must remain in the employment of the Company to the end of the Award Period, except that the Committee may provide for partial or complete exceptions to this requirement as it deems equitable in its sole discretion, consistent with maintaining the exemption under Section 162(m) of the Code. The Committee may impose additional conditions on the Grantee’s entitlement to receive payment under a Performance Award.

(f)	Maximum Payments. ~~(i)~~ No individual may receive Performance Award payments in respect of ~~Stock~~ Performance Awards in excess of ~~100~~600,000 shares of Lilly Stock in any calendar year ~~or payments in respect of Dollar Performance Awards in excess of $8,000,000 in any calendar year~~. For purposes of determining the maximum payment under this subsection, payment in cash of all or part of a ~~Stock~~ Performance Award will be deemed an issuance of the number of shares with respect to which such cash payment is made. ~~No individual may receive both a Stock Performance Award and a Dollar Performance Award for the same Award Period.~~
~~(ii) Not more than 18,000,000 shares of Lilly Stock may be issued or transferred under the 2002 Plan in the form of Performance Awards.~~
7. Restricted Stock Grants to Eligible Employees.
The Committee may issue or transfer shares of Lilly Stock to an Eligible Employee under a Restricted Stock Grant. Upon the issuance or transfer, the Grantee shall be entitled to vote the shares and to receive any dividends paid. The following provisions are applicable to Restricted Stock Grants:
(a)	Requirement of Employment. If the Grantee’s employment terminates during the period designated in the Grant as the “Restriction Period,” the Restricted Stock Grant terminates and the shares immediately revert to the

Company. However, the Committee may provide for partial or complete exceptions to this requirement as it deems equitable.

(b)	Restrictions on Transfer. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge, or otherwise dispose of the shares of Lilly Stock except to a Successor Grantee under Section 13(a). Each certificate for shares issued or transferred under a Restricted Stock Grant shall be held in escrow by the Company until the expiration of the Restriction Period.

(c)	Withholding Tax. Before delivering the certificate for shares of Lilly Stock to the Grantee, Lilly may require the Grantee to pay to the Company any required withholding tax. The Committee may, in its discretion and subject to such rules as the Committee may adopt, permit or require the Grantee to satisfy, in whole or in part, any withholding tax requirement by having the Company withhold shares of Lilly Stock from the Grant having a fair market value equal to the amount of the withholding tax. In the event the Grantee fails to pay the withholding tax within the time period specified in the Grant, the Committee may take whatever action it deems appropriate, including withholding or selling sufficient shares from the Grant to pay the tax and assessing interest or late fees to the Grantee.

(d)	Lapse of Restrictions. All restrictions imposed under the Restricted Stock Grant shall lapse (i) upon the expiration of the Restriction Period if all conditions stated in Sections 7(a), (b) and (c) have been met or (ii) as provided under
Section 12(a)(ii). The Grantee shall then be entitled to delivery of the certificate.

~~(e)   Total Number of Shares Granted. Not more than 3,000,000 shares of Lilly Stock may be issued or transferred under the 2002 Plan in the form of Restricted Stock Grants and Stock Unit Awards, considered together.~~

8. Stock Option Grants to Nonemployee Directors
The Board may grant Stock Options to Nonemployee Directors and may determine the terms and conditions applicable to such Stock Options consistent with the following provisions:
(a)	Option Price. The Board shall determine the price or prices at which Lilly Stock may be purchased by the Nonemployee Director under a Stock Option (“Option Price”) which shall be not less than the fair market value of Lilly Stock on the date the Stock Option is granted (the “Grant Date”). In the Board’s discretion, the Grant Date of a Stock Option may be established as the date on which Board action approving the Stock Option is taken or any later date specified by the Board. Once established, the Option Price may not be reduced except in the case of adjustments under Section 4(b).

(b)	Option Exercise Period. The Board shall determine the option exercise period of each Stock Option. The period shall not exceed ten years from the Grant Date. Unless the Board shall otherwise expressly provide in a Stock Option agreement, in the event a Grantee’s service on the Board is terminated, any Stock Option held by such Grantee shall remain exercisable for five years after such termination (or until the end of the option exercise period, if earlier). In the event a Nonemployee Director is removed from the Board for “cause” (as determined in accordance with applicable state law and the Articles of Incorporation of Lilly), any Stock Option held by that Nonemployee Director shall terminate immediately.

(c)	Exercise of Option. A Stock Option will be deemed exercised by a Nonemployee Director upon delivery of (i) a notice of exercise to Lilly or its representative as designated by the Board, and (ii) accompanying payment of the Option Price if the Stock Option requires such payment at the time of exercise. The notice of exercise, once delivered, shall be irrevocable.

(d)	Satisfaction of Option Price. A Stock Option may require payment of the Option Price upon exercise or may specify a period not to exceed 30 days following exercise within which payment must be made (“Payment Period”). The Grantee shall pay or cause to be paid the Option Price in cash, or with the Board’s permission, by delivering (or providing adequate evidence of ownership of) shares of Lilly Stock already owned by the Grantee and having a fair market value on the date of exercise equal to the Option Price, or a combination of cash and such shares. If the Grantee fails to pay the Option Price within the Payment Period, the Board shall have the right to take whatever action it deems appropriate, including voiding the option exercise or voiding that part of the Stock Option for which payment was not timely received. Lilly shall not deliver shares of Lilly Stock upon exercise of a Stock Option until the Option Price and any required withholding tax are fully paid.
9. Stock Appreciation Rights to Eligible Employees.
The Committee may grant Stock Appreciation Rights to Eligible Employees. A Stock Appreciation Right is an award in the form of a right to receive, upon exercise or settlement of the right but without other payment, an amount based on appreciation in the fair market value of shares of Lilly Stock over a base price established for the Award. Stock Appreciation Rights shall be settled or exercisable at such time or times and upon conditions as may be approved by the Committee, provided that the Committee may accelerate the settlement or exercisability of a Stock Appreciation Right at any time. The following provisions are applicable to Stock Appreciation Rights:
(a)	Freestanding Stock Appreciation Rights. A Stock Appreciation Right may be granted without any related Stock Option, and in such case, will be settled or exercisable at such time or times as determined by the Committee, but in no event after eleven years from the Grant Date. The Committee shall determine the base price of a Stock Appreciation Right granted without any related Option, provided, however, that such base price per share shall not be less than the fair market value of Lilly Stock on the Grant Date.

(b)	Tandem Stock Appreciation Rights. A Stock Appreciation Right may be granted in connection with a Stock Option, either at the time of grant or at any time thereafter during the term of the Stock Option. A Stock Appreciation Right granted in connection with a Stock Option will entitle the holder, upon exercise, to surrender the Stock Option or any portion thereof to the extent unexercised, with respect to the number of shares as to which such Stock Appreciation Right is exercised, and to receive payment of an amount computed as described in Section 9(c).

The Stock Option will, to the extent and when surrendered, cease to be exercisable. A Stock Appreciation Right granted in connection with a Stock Option hereunder will have a base price per share equal to the per share exercise price of the Stock Option, will be exercisable at such time or times, and only to the extent, that the related Stock Option is exercisable, and will expire no later than the related Stock Option expires. If a related Stock Option is exercised in whole or in part, then the SAR related to the shares purchased terminates as of the date of such exercise.

(c)	Payment of Stock Appreciation Rights. A Stock Appreciation Right will entitle the holder, upon settlement or exercise, as applicable, to receive payment of an amount determined by multiplying: (i) the excess of the fair market value of a share of Lilly Stock on the date of settlement or exercise of the Stock Appreciation Right over the base price of the Stock Appreciation Right, by (ii) the number of shares as to which the Stock Appreciation Right is settled or exercised. Payment of the amount determined under the foregoing will be made in shares of Lilly Stock valued at their fair market value on the date of settlement or exercise, as applicable, subject to applicable tax withholding requirements.

(d)	Limits on Individual Grants. No individual Grantee may be granted Stock Options or Stock Appreciation Rights, considered together, under the 2002 Plan for more than ~~2,500,000~~ 3,500,000 shares of Lilly Stock in any period of three consecutive calendar years.

(e)	Share Withholding. With respect to any Stock Appreciation Right, the Committee may, in its discretion and subject to such rules as the Committee may adopt, permit or require the Grantee to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the exercise or settlement of the right by having the Company withhold shares of Lilly Stock having a fair market value equal to the amount of the withholding tax.
10. Stock Unit Awards to Eligible Employees.
The Committee may grant Stock Unit Awards to Eligible Employees. A Stock Unit Award is an award of a number of hypothetical share units with respect to shares of Lilly Stock that are granted subject to such vesting and transfer restrictions and conditions of payment as the Committee shall determine and set forth in an award agreement. The value of each unit under a Stock Unit Award is equal to the fair market value of the Lilly Stock on any applicable date of determination. A Stock Unit Award shall be subject to such restrictions and conditions as the Committee shall determine. A Stock Unit Award may be granted, at the discretion of the Committee, together with a dividend equivalent right with respect to the same number of shares of Lilly Stock. The following provisions are applicable to Stock Unit Awards:
(a)	Vesting of Stock Unit Awards. On the Grant Date, the Committee shall determine any vesting requirements with respect to a Stock Unit Award, which shall be set forth in the award agreement, provided that the Committee may accelerate the vesting of a Stock Unit Award at any time. Vesting requirements may be based on the continued employment of the Grantee with the Company for a specified time period or periods. Vesting requirements may also be based on the attainment of specified performance goals or measures established by the Committee. A Stock Unit Award may also be granted on a fully vested basis, with a deferred payment date.

(b)	Payment of Stock Unit Awards. A Stock Unit Award shall become payable to a Grantee at the time or times determined by the Committee and set forth in the award agreement, which may be upon or following the vesting of the award. The payment with respect to each share unit under a Stock Unit Award shall be determined by reference to the fair market value of Lilly Stock on each applicable payment date. Payment will be made in shares of Lilly Stock or cash at the discretion of the Committee~~, subject to applicable tax withholding requirements~~.

~~(c)   Total Number of Shares Granted. Not more than 3,000,000 shares of Lilly Stock may be issued or transferred under the 2002 Plan in the form of Restricted Stock Grants and Stock Unit Awards, considered together.~~

~~(d)~~   (c) Share Withholding. With respect to any Stock Unit Award, the Committee may, in its discretion and subject to such rules as the Committee may adopt, permit or require the Grantee to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the payment of the award by having the Company withhold shares of Lilly Stock having a fair market value equal to the amount of the withholding tax.

11. Amendment and Termination of the 2002 Plan.
(a)	Amendment. The Board may amend or terminate the 2002 Plan, but no amendment shall (i) allow the repricing of Stock Options or Stock Appreciation Rights at a price below the original Option Price or base price as applicable; (ii) allow the grant of Stock Options or Stock Appreciation Rights at an Option Price (or base price as applicable) below the fair market value of Lilly Stock on the Grant Date; (iii) increase the number of shares authorized for issuance or transfer pursuant to Section~~s~~ 4(a)~~, 6(f)(ii), 7(e), or 10(c)~~; or (iv) increase the maximum limitations on the number of shares subject to Grants imposed under Sections 5(f), 5(g), 6(f)~~(i)~~, or 9(d), unless in any case such amendment receives approval of the shareholders of the Company.

(b)	Termination of 2002 Plan; Resubmission to Shareholders. The 2002 Plan shall remain in effect until April ~~14~~20, 2020 ~~2012~~ or until earlier terminated by the Board. To the extent required under Section 162(m) of the Code, the material terms of the 2002 Plan will be submitted to the shareholders of the Company for reapproval not later than the annual meeting of shareholders that occurs in ~~2007~~ 2013 if the Plan has not been terminated at that time.

(c)	Termination and Amendment of Outstanding Grants. A termination or amendment of the 2002 Plan that occurs after a Grant is made shall not result in the termination or amendment of the Grant unless the Grantee consents or unless the Committee acts under Section 13(e). The termination of the 2002 Plan shall not impair the power and authority of the Committee with respect to outstanding Grants. Whether or not the 2002 Plan has terminated, an outstanding Grant may be terminated or amended under Section 13(e) or may be amended (i) by agreement of the Company and the Grantee consistent with the 2002 Plan or (ii) by action of the Committee provided that the amendment is consistent with the 2002 Plan and is found by the Committee not to impair the rights of the Grantee under the Grant.
12. Change in Control.
(a)	Effect on Grants. The Committee may provide in the agreement relating to a Grant or at any later date, that upon the occurrence of a Change in Control (as defined below) the following shall occur:
(i)	In the case of Stock Options, each outstanding Stock Option that is not then fully exercisable shall automatically become fully exercisable and shall remain so for the period permitted in the agreement relating to the Grant;

(ii)	The Restriction Period on all outstanding Restricted Stock Grants shall automatically expire and all restrictions imposed under such Restricted Stock Grants shall immediately lapse;

(iii)	Each Grantee of a Performance Award for an Award Period that has not been completed at the time of the Change in Control shall be deemed to have earned a minimum Performance Award equal to the product of (y) such Grantee’s maximum award opportunity for such Performance Award, and (z) a fraction, the numerator of which is the number of full and partial months that have elapsed since the beginning of such Award Period to the date on which the Change in Control occurs, and the denominator of which is the total number of months in such Award Period; provided, however, that nothing in this subsection shall prejudice the right of the Grantee to receive a larger payment under such Performance Award pursuant to the terms of the Award or under any other plan of the Company;

(iv)	Each outstanding Stock Appreciation Right that is not then fully exercisable shall automatically become fully exercisable and shall remain so for the period permitted in the agreement relating to the Grant; and

(v)	Each outstanding Stock Unit Award shall fully and immediately vest and become payable.
(b)	Change in Control. For purposes of the 2002 Plan, a Change in Control shall mean the happening of any of the following events:
(i)	The acquisition by any “person,” as that term is used in Sections 13(d) and 14(d) of the 1934 Act (other than (w) the Company, (x) any subsidiary of the Company, (y) any employee benefit plan or employee stock plan of the Company or a subsidiary of the Company or any trustee or fiduciary with respect to any such plan when acting in that capacity, or (z) Lilly Endowment, Inc.,) of “beneficial ownership,” as defined in Rule 13d-3 under the 1934 Act, directly or indirectly, of 15 percent or more of the shares of the Company’s capital stock the holders of which have general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of the Company (or which would have such voting power but for the application of the Indiana Control Share Statute) (“Voting Stock”); provided, however, that an acquisition of Voting Stock directly from the Company shall not constitute a Change in Control;

(ii)	The first day on which less than two-thirds of the total membership of the Board of Directors of the Company shall be Continuing Directors (as that term is defined in Article 13(f) of the Company’s Articles of Incorporation);

(iii)	Consummation of a merger, share exchange, or consolidation of the Company (a “Transaction”), other than a Transaction which would result in the Voting Stock of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50 percent of the Voting Stock of the Company or such surviving entity immediately after such Transaction; or

(iv)	A complete liquidation of the Company or a sale or disposition of all or substantially all the assets of the Company, other than a sale or disposition of assets to any subsidiary of the Company.
13. General Provisions.
(a)	Prohibitions Against Transfer. (i) Except as provided in part (ii) of this subparagraph, during a Grantee’s lifetime, only the Grantee or his or her authorized legal representative may exercise rights under a Grant. Such persons may not transfer those rights. The rights under a Grant may not be disposed of by transfer, alienation, pledge, encumbrance, assignment, or any other means, whether voluntary, involuntary, or by operation of law, and any such attempted disposition shall be void; provided, however, that when a Grantee dies, the personal representative or other person entitled under a Grant under the 2002 Plan to succeed to the rights of the Grantee (“Successor Grantee”) may exercise the rights. A Successor Grantee must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee’s will or under the applicable laws of descent and distribution.
(ii)	Notwithstanding the foregoing, the Committee may, in its discretion and subject to such limitations and conditions as the Committee deems appropriate, grant nonqualified stock options (or amend previously-granted options) on terms which permit the Grantee to transfer all or part of the stock option, for estate or tax planning purposes or for donative purposes, and without consideration, to a member of the Grantee’s immediate family (as defined by the Committee), a trust for the exclusive benefit of such immediate family members, or a partnership, corporation, limited liability company or similar entity the equity interests of which are owned exclusively by the Grantee and/or one or more members of his or her immediate family. No such stock option or any other Grant shall be transferable incident to divorce. Subsequent transfers of a stock option transferred under this part (ii) shall be prohibited except for transfers to a Successor Grantee upon the death of the transferee.

(b)	Substitute Grants. In the event of a business combination in which another corporation is combined with the Company by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation in which the Company is the surviving entity, the Committee may make Grants to individuals who are or were employees, directors, or consultants to such other corporation in substitution for stock options, performance awards, restricted stock grant, stock appreciation rights, or stock unit awards granted to such individuals by such other corporation that are outstanding at the time of the business combination (“Substituted Stock Incentives”). The terms and conditions of the substitute Grants may vary from the terms and conditions that would otherwise be required by the 2002 Plan and from those of the Substituted Stock Incentives. The Committee shall prescribe the exact provisions of the substitute Grants, preserving where practical the provisions of the Substituted Stock Incentives. The Committee shall also determine the number of shares of Lilly Stock to be taken into account under Section 4.

(c)	Subsidiaries. The term “subsidiary” means a corporation, limited liability company or similar form of entity of which Eli Lilly and Company owns directly or indirectly 50 percent or more of the voting power.

(d)	Fractional Shares. Fractional shares shall not be issued or transferred under a Grant, but the Committee may pay cash in lieu of a fraction or round the fraction.

(e)	Compliance with Law. The 2002 Plan, the exercise of Grants, and the obligations of the Company to issue or transfer shares of Lilly Stock under Grants shall be subject to all applicable laws and regulations and to approvals by any governmental or regulatory agency as may be required. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory law or government regulation. The Committee may also adopt rules regarding the withholding of taxes on payment to Grantees.

(f)	Ownership of Stock. A Grantee or Successor Grantee shall have no rights as a shareholder of the Company with respect to any shares of Lilly Stock covered by a Grant until the shares are issued or transferred to the Grantee or Successor Grantee on the Company’s books.

(g)	No Right to Employment or to Future Grants. The 2002 Plan and the Grants under it shall not confer upon any Eligible Employee or Grantee the right to continue in the employment of the Company or as a member of the Board or affect in any way (i) the right of the Company to terminate the employment of an Eligible Employee or Grantee at any time, with or without notice or cause, or (ii) any right of the Company or its shareholders to terminate the Grantee’s service on the Board. Neither the status of an individual as an Eligible Employee nor the receipt of one or more Grants by a Grantee shall confer upon the Eligible Employee or Grantee any rights to future Grants.

(h)	Foreign Jurisdictions. The Committee may adopt, amend, and terminate such arrangements and make such Grants, not inconsistent with the intent of the 2002 Plan, as it may deem necessary or desirable to make available tax or other benefits of the laws of foreign jurisdictions to Grantees who are subject to such laws. The terms and conditions of such foreign Grants may vary from the terms and conditions that would otherwise be required by the 2002 Plan.

(i)	Governing Law. The 2002 Plan and all Grants made under it shall be governed by and interpreted in accordance with the laws of the State of Indiana, regardless of the laws that might otherwise govern under applicable Indiana conflict-of-laws principles.

(j)	Effective Date of the Amended 2002 Plan. The amended 2002 Plan is effective upon its approval by the Company’s shareholders at the annual meeting to be held on April ~~15~~21, 2008~~2~~, or any adjournment of the meeting.
* * *

Annual Meeting Admission Ticket
Eli Lilly and Company 2008 Annual Meeting of Shareholders
Monday, April 21, 2008
11 a.m. EDT
Lilly Center Auditorium
Lilly Corporate Center
Indianapolis, Indiana 46285
The top portion of this page will be required for admission to the meeting.
Please write your name and address in the space provided below and present this ticket when you enter the Lilly Center.
A reception (beverages only) will be held from 10:00 a.m. to 10:45 a.m. in the Lilly Center.
Name

Address

City, State, and Zip Code

Detach here

Directions and Parking
From I-70 take Exit 79B; follow signs to McCarty Street. Turn right (east) on McCarty Street; go straight into Lilly Corporate Center. You will be directed to parking. Be sure to take the admission ticket (the top portion of this page) with you to the meeting and leave this parking pass on your dashboard.

Take the top portion of this page with you to the meeting. Detach here Eli Lilly and Company Annual Meeting of Shareholders April 21, 2008 Complimentary Parking Lilly Corporate Center Please place this identifier on the dashboard of your car as you enter Lilly Corporate Center so it can be clearly seen by security and parking personnel.

ELI LILLY AND COMPANY C/O IVS, P.O. BOX 17149 WILMINGTON, DE 19850
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT on Sunday, April 20, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and create an electronic voting instruction form.

VOTE BY PHONE - (1-800-690-6903)
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT on Sunday, April 20, 2008. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL
Mark, sign and date this proxy card and return it in the postage- paid envelope we have provided or return to Eli Lilly and Company, c/o IVS Associates, Inc., P.O. Box 17149, Wilmington, DE 19850.

Important Notice Regarding the Availability of Proxy Material for the Shareholder Meeting to be held April 21, 2008. The annual report and proxy statement are available at http:// www.lilly.com/investor/annual_report/lillyar2007.pdf.

THANK YOU FOR VOTING

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK; FOLD
ALONG THIS LINE AND RETURN IN ACCOMPANYING RETURN ENVELOPE.	ELILI1

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ELI LILLY AND COMPANY

The Board of Directors recommends to shareholders a vote “FOR” the following items (1, 2, 3, 4 and 5):

(1)	Election of Directors, each for a three-year term.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
(01) M. L. Eskew
(02) A. G. Gilman
(03) K. N. Horn
	(04) J. C. Lechleiter	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

(2)	Ratification of the appointment by the audit committee of the Board of Directors of Ernst & Young LLP as principal independent auditors for 2008	☐	☐	☐	(4)	Approve amendments to the articles of incorporation to provide for election of directors by majority vote	☐	☐	☐

(3)	Approve amendments to the articles of incorporation to provide for the declassification of the board	☐	☐	☐	(5)	Amending the Company’s stock plans	☐	☐	☐

The Board of Directors recommends to shareholders a vote “AGAINST” the following items (6, 7, 8, and 9):

		For	Against	Abstain			For	Against	Abstain

(6)	Proposal by shareholders on international outsourcing of animal research	☐	☐	☐	(9)	Proposal by shareholders on reporting Company’s political contributions	☐	☐	☐

(7)	Proposal by shareholders on allowing shareholders to amend the Company’s bylaws	☐	☐	☐

(8)	Proposal by shareholders on adopting a simple majority vote standard	☐	☐	☐
Please sign exactly as name appears hereon. One joint owner may sign on behalf of the others. When signing in a representative capacity, please clearly sate your capacity.

Signature(s) [PLEASE SIGN WITHIN BOX]	Date	Signature (s)	Date

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held April 21, 2008. The annual report and proxy statement are available at http://www.lilly.com/investor/annual_report/lillyar2007.pdf.

The undersigned hereby appoints Messrs. R. A. Armitage, D. W. Rice, and S. Taurel, and each of them, as proxies, each with full power to act without the others and with full power of substitution, to vote as indicated on the back of this card all the shares of common stock of ELI LILLY AND COMPANY in this account held in the name of the undersigned at the close of business on February 15, 2008, at the annual meeting of shareholders to be held on April 21, 2008, at 11:00 a.m. EDT, and at any adjournment thereof, with all the powers the undersigned would have if personally present.
If this card is properly executed and returned, the shares represented thereby will be voted. If a choice is specified by the shareholder, the shares will be voted accordingly. If not otherwise specified, the shares represented by this card will be voted for items 1 through 5, against items 6 through 9, and, in the discretion of the proxy holders, upon such other matters as may properly come before the meeting.
This proxy is solicited on behalf of the board of directors.

PLEASE MARK YOUR VOTES AND SIGN ON THE REVERSE SIDE OF THIS CARD.

NATIONAL CITY BANK, INDIANA, TRUSTEE C/O IVS, P.O. BOX 17149 WILMINGTON, DE 19850	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT on Sunday, April 20, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and create an electronic voting instruction form.

VOTE BY PHONE - (1-800-690-6903)
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT on Sunday, April 20, 2008. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL
Mark, sign and date this proxy card and return it in the postage- paid envelope we have provided or return to Eli Lilly and Company, c/o IVS Associates, Inc., P.O. Box 17149, Wilmington, DE 19850.

Important Notice Regarding the Availability of Proxy Material for the Shareholder Meeting to be held April 21, 2008. The annual report and proxy statement are available at http:// www.lilly.com/investor/annual_report/lillyar2007.pdf.

THANK YOU FOR VOTING

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK; FOLD ALONG THIS LINE AND RETURN IN ACCOMPANYING RETURN ENVELOPE.	ELILI5

PAYSOP	THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

ELI LILLY AND COMPANY

The Board of Directors recommends to shareholders a vote “FOR” the following items (1, 2, 3, 4 and 5):

(1)	Election of Directors, each for a three-year term.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
(01) M. L. Eskew
(02) A. G. Gilman
(03) K. N. Horn
	(04) J. C. Lechleiter	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

(2)	Ratification of the appointment by the audit committee of the Board of Directors of Ernst & Young LLP as principal independent auditors for 2008	☐	☐	☐	(4)	Approve amendments to the articles of incorporation to provide for election of directors by majority vote	☐	☐	☐

(3)	Approve amendments to the articles of incorporation to provide for the declassification of the board	☐	☐	☐	(5)	Amending the Company’s stock plans	☐	☐	☐

The Board of Directors recommends to shareholders a vote “AGAINST” the following items (6, 7, 8, and 9):

		For	Against	Abstain			For	Against	Abstain

(6)	Proposal by shareholders on international outsourcing of animal research	☐	☐	☐	(9)	Proposal by shareholders on reporting Company’s political contributions	☐	☐	☐

(7)	Proposal by shareholders on allowing shareholders to amend the Company’s bylaws	☐	☐	☐

(8)	Proposal by shareholders on adopting a simple majority vote standard	☐	☐	☐

Please sign exactly as name appears hereon. One joint owner may sign on behalf of the others. When signing in a representative capacity, please clearly state your capacity.

Signature(s) [PLEASE SIGN WITHIN BOX]	Date	Signature (s)	Date

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held April 21, 2008. The annual report and proxy statement are available at http://www.lilly.com/investor/annual_report/lillyar2007.pdf.

        PAYSOP

Lilly Employee 401(k) Plan
Confidential Voting Instructions
To National City Bank, Indiana, Trustee
By signing on the reverse side or by voting by phone or Internet, you direct the Trustee to vote (in person or in proxy) as indicated on the front of this card, the number of shares of Eli Lilly and Company Common Stock credited to this account under The Lilly Employee Savings Plan or an affiliated plan at the Annual Meeting of Shareholders to be held on April 21, 2008 at 11:00 a.m. EDT, and at any adjournment thereof.
Also, unless you decline by checking the box below, you direct the Trustee to apply this voting instruction pro rata (along with all other participants who provide voting instructions and do not decline as provided below) to all shares of Common Stock held in the plans for which the Trustee receives no voting instructions (the “undirected shares”), except that shares formerly held in The Lilly Employee Stock Ownership Plan (PAYSOP) may only be voted upon the express instruction of the participants to whose accounts the shares are credited. For more information on the voting of the undirected shares, see the Proxy Statement.
Check here only if you decline to have your vote applied pro rata to the undirected shares.      ☐
These confidential voting instructions will be seen only by authorized representatives of the Trustee.

PLEASE MARK YOUR VOTES AND SIGN ON THE REVERSE SIDE OF THIS CARD.

NATIONAL CITY BANK, INDIANA, TRUSTEE C/O IVS, P.O. BOX 17149 WILMINGTON, DE 19850
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT on Sunday, April 20, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and create an electronic voting instruction form.

VOTE BY PHONE - (1-800-690-6903)
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT on Sunday, April 20, 2008. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL
Mark, sign and date this proxy card and return it in the postage- paid envelope we have provided or return to Eli Lilly and Company, c/o IVS Associates, Inc., P.O. Box 17149, Wilmington, DE 19850.

Important Notice Regarding the Availability of Proxy Material for the Shareholder Meeting to be held April 21, 2008. The annual report and proxy statement are available at http:// www.lilly.com/investor/annual_report/lillyar2007.pdf.

THANK YOU FOR VOTING

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS; FOLD
ALONG THIS LINE AND RETURN IN ACCOMPANYING RETURN ENVELOPE.	ELILI3

ESOP	THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

ELI LILLY AND COMPANY

The Board of Directors recommends to shareholders a vote “FOR” the following items (1, 2, 3, 4 and 5):

(1)	Election of Directors, each for a three-year term.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
(01) M. L. Eskew
(02) A. G. Gilman
(03) K. N. Horn
	(04) J. C. Lechleiter	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

(2)	Ratification of the appointment by the audit committee of the Board of Directors of Ernst & Young LLP as principal independent auditors for 2008	☐	☐	☐	(4)	Approve amendments to the articles of incorporation to provide for election of directors by majority vote	☐	☐	☐

(3)	Approve amendments to the articles of incorporation to provide for the declassification of the board	☐	☐	☐	(5)	Amending the Company’s stock plans	☐	☐	☐

The Board of Directors recommends to shareholders a vote “AGAINST” the following items (6, 7, 8, and 9):

		For	Against	Abstain			For	Against	Abstain

(6)	Proposal by shareholders on international outsourcing of animal research	☐	☐	☐	(9)	Proposal by shareholders on reporting Company’s political contributions	☐	☐	☐

(7)	Proposal by shareholders on allowing shareholders to amend the Company’s bylaws	☐	☐	☐

(8)	Proposal by shareholders on adopting a simple majority vote standard	☐	☐	☐
Please sign exactly as name appears hereon. One joint owner may sign on behalf of the others. When signing in a representative capacity, please clearly state your capacity.

Signature(s) [PLEASE SIGN WITHIN BOX]	Date	Signature (s)	Date

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held April 21, 2008. The annual report and proxy statement are available at http://www.lilly.com/investor/annual_report/lillyar2007.pdf.

        ESOP

Lilly Employee 401(k) Plan
Confidential Voting Instructions
To National City Bank, Indiana, Trustee
By signing on the reverse side or by voting by phone or Internet, you direct the Trustee to vote (in person or in proxy) as indicated on the front of this card, the number of shares of Eli Lilly and Company Common Stock credited to this account under The Lilly Employee Savings Plan or an affiliated plan at the Annual Meeting of Shareholders to be held on April 21, 2008 at 11:00 a.m. EDT, and at any adjournment thereof.
Also, unless you decline by checking the box below, you direct the Trustee to apply this voting instruction pro rata (along with all other participants who provide voting instructions and do not decline as provided below) to all shares of Common Stock held in the plans for which the Trustee receives no voting instructions (the “undirected shares”), except that shares formerly held in The Lilly Employee Stock Ownership Plan (PAYSOP) may only be voted upon the express instruction of the participants to whose accounts the shares are credited. For more information on the voting of the undirected shares, see the Proxy Statement.
Check here only if you decline to have your vote applied pro rata to the undirected shares.      ☐
These confidential voting instructions will be seen only by authorized representatives of the Trustee.

PLEASE MARK YOUR VOTES AND SIGN ON THE REVERSE SIDE OF THIS CARD.